     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             SUN MICROSYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              3571                             94-2805249
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                              901 SAN ANTONIO ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 960-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                SCOTT G. MCNEALY
                                   PRESIDENT
                             SUN MICROSYSTEMS, INC.
                              901 SAN ANTONIO ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 960-1300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

           DAVID J. SEGRE                     MICHAEL H. MORRIS                 ROBERT V. GUNDERSON, JR.
           DANIEL R. MITZ                      LAURA A. FENNELL                      BROOKS STOUGH
  WILSON SONSINI GOODRICH & ROSATI          SUN MICROSYSTEMS, INC.        GUNDERSON DETTMER STOUGH VILLENEUVE
      PROFESSIONAL CORPORATION               901 SAN ANTONIO ROAD              FRANKLIN & HACHIGIAN, LLP
         650 PAGE MILL ROAD              PALO ALTO, CALIFORNIA 94303             155 CONSTITUTION AVE.
        PALO ALTO, CA 94304                     (650) 960-1300                    MENLO PARK, CA 94025
           (650) 493-9300                                                            (650) 321-2400

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of Apollo Acquisition Corp. with and into NetDynamics, Inc., as described in the Agreement and Plan of Reorganization, dated as of June 30, 1998, attached as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED
                                                                MAXIMUM           PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO           OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED           BE REGISTERED(1)        PER SHARE(2)            PRICE(2)          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.00067 par
  value...........................    5,000,000 shares            (2)                   (2)                  $1,319
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Represents an estimate of the maximum number of shares of the Common Stock of the Registrant which may be issued to former holders of shares of Common Stock and Preferred Stock of NetDynamics, Inc. ("NetDynamics") pursuant to the merger of Apollo Acquisition Corp. with and into NetDynamics (the "Merger") pursuant to the Agreement and Plan of Reorganization, dated as of June 30, 1998, among the Registrant, NetDynamics, Apollo Acquisition Corp. and certain shareholders of NetDynamics.

(2) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of one-third of the par value (as determined pursuant to Section 205 of the California General Corporation Law to be $1.00 per share) of the securities of NetDynamics, that would be canceled in the Merger if the closing date of the Merger was July 17, 1998, calculated to be $4,468,623 in the aggregate.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       [LETTERHEAD OF NETDYNAMICS, INC.]

                                                                   JULY --, 1998

Dear Shareholder:

     A Special Meeting of Shareholders of NetDynamics, Inc. ("NetDynamics") will be held on -- , 1998 at 9:00 a.m., local time, at NetDynamics' offices located at 185 Constitution Avenue, Menlo Park, CA 94025.

     At this Special Meeting, you will be asked to consider and vote upon a proposal to approve (i) the Merger (as defined below), (ii) the terms of an Agreement and Plan of Reorganization, dated as of June 30, 1998 (the "Merger Agreement"), entered into by and among Sun Microsystems, Inc., a Delaware corporation ("Sun"), Apollo Acquisition Corp., a newly-formed, wholly-owned subsidiary of Sun ("Merger Sub"), NetDynamics and certain shareholders of NetDynamics (the "Founders") and (iii) certain related matters. Pursuant to the Merger and the terms of the Merger Agreement, Merger Sub will merge with and into NetDynamics, with NetDynamics being the surviving corporation and becoming a wholly-owned subsidiary of Sun (the "Merger"), as more fully described in the accompanying Proxy Statement/Prospectus.

     At the effective time of the Merger ("Effective Time"), (i) each outstanding share of NetDynamics Common Stock and NetDynamics Series A, Series B and Series C Preferred Stock (collectively "NetDynamics Capital Stock") will be converted into shares of common stock of Sun ("Sun Common Stock") and (ii) each outstanding option to purchase NetDynamics Common Stock ("NetDynamics Stock Option") will be assumed by Sun and become an option to acquire Sun Common Stock. The aggregate number of shares of Sun Common Stock issued at the Effective Time upon conversion of NetDynamics Capital Stock and issuable upon exercise of NetDynamics Stock Options assumed by Sun at the Effective Time (collectively, the "Merger Consideration") will equal $160 million divided by the average of the closing price of Sun Common Stock for the ten (10) trading days ending three (3) business days prior to the closing date of the Merger ("Market Price"). As a result, the Merger Consideration will not be determined until immediately prior to the Effective Time. However, based upon NetDynamics' capitalization at June 30, 1998 and assuming a Market Price of $-- per share and that each share of NetDynamics Series A and Series C Preferred Stock is converted into NetDynamics Common Stock and that NetDynamics Series B Preferred Stock has not been converted into NetDynamics Common Stock, prior to the Effective Time, each holder of a share of (i) NetDynamics Common Stock would receive -- shares of Sun Common Stock with a value of $-- (based upon the closing sale price of the Sun Common Stock on --, 1998) and (ii) NetDynamics Series B Preferred Stock would receive -- shares of Sun Common Stock with a value of $-- (based upon the closing sale price of the Sun Common Stock on --, 1998). Based upon the respective liquidation preferences of the NetDynamics Series A, Series B and Series C Preferred Stock, NetDynamics' management believes that holders of NetDynamics' Series A and Series C Preferred Stock will receive more of the Merger Consideration by converting such Series A and Series C Preferred Stock into NetDynamics Common Stock on or before the Effective Time and that holders of NetDynamics Series B Preferred Stock will receive more of the Merger Consideration by not converting such Series B Preferred Stock into NetDynamics Common Stock. Ten percent (10%) of the Sun Common Stock to be issued at the Effective Time to holders of NetDynamics Capital Stock shall be placed in escrow for one (1) year after consummation of the Merger to compensate Sun for any potential losses it may suffer as a result of the breach of any representations, warranties or covenants in the Merger Agreement.

     NETDYNAMICS' BOARD OF DIRECTORS HAS UNANIMOUSLY RATIFIED AND APPROVED THE MERGER AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY AND CERTAIN RELATED MATTERS AND HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF NETDYNAMICS AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND CERTAIN RELATED MATTERS.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders and a Proxy Statement/Prospectus relating to the actions to be taken by NetDynamics shareholders at the Special Meeting and a Proxy Card. The Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Sun and NetDynamics.

     TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. You may revoke your proxy at any time before it has been voted, and if you attend the meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                      Sincerely,

                                  /s/ ZAH RINAT
                                      Zah Rinat
                                      President and Chief Executive Officer

                               NETDYNAMICS, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON --, 1998

TO THE SHAREHOLDERS OF NETDYNAMICS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (including any and all adjournments or postponements thereof, the "Special Meeting") of NetDynamics, Inc., a California corporation ("NetDynamics"), will be held on --, 1998 at 9:00 a.m., local time, at NetDynamics' offices located at 185 Constitution Avenue, Menlo Park, California 94025, for the following purposes:

          1. To consider and vote upon the approval of the (i) the Merger (as defined below) and (ii) the Agreement and Plan of Reorganization, dated as of June 30, 1998 (the "Merger Agreement"), entered into by and among Sun Microsystems, Inc., a Delaware corporation ("Sun"), Apollo Acquisition Corp., a newly-formed, wholly-owned subsidiary of Sun ("Merger Sub"), NetDynamics and certain shareholders of NetDynamics (the "Founders"), which provides for the merger of Merger Sub with and into NetDynamics, with NetDynamics being the surviving corporation and becoming a wholly-owned subsidiary of Sun (the "Merger"). At the effective time of the Merger ("Effective Time"), (i) each outstanding share of NetDynamics Common Stock and NetDynamics Series A, Series B and Series C Preferred Stock (collectively "NetDynamics Capital Stock") will be converted into shares of common stock of Sun ("Sun Common Stock") and (ii) each outstanding option to purchase NetDynamics Common Stock ("NetDynamics Stock Options") will be assumed by Sun and become an option to acquire Sun Common Stock. The aggregate number of shares of Sun Common Stock issued at the Effective Time upon conversion of NetDynamics Common Stock and issuable upon exercise of NetDynamics Stock Options assumed by Sun at the Effective Time (collectively, "Merger Consideration") will equal $160 million divided by the average of the closing price of Sun Common Stock for the ten (10) trading days ending three (3) business days prior to the closing date of the Merger. Consummation of the proposed Merger is conditioned upon, among other things, the receipt of government clearance and all required shareholder approvals.

          2. To consider and vote upon the approval of the acceleration of vesting of certain options to purchase shares of NetDynamics Common Stock held by Ronald A. Abelmann and James A. Dorrian, director of NetDynamics, and A. Brooke Seawell, the Executive Vice President and Chief Financial Officer of NetDynamics.

          3. To transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof.

     The Merger and related transactions are more fully described in the Proxy Statement/Prospectus and the annexes thereto, including the Merger Agreement, accompanying this Notice; PLEASE READ IT CAREFULLY.

     Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above or on any date to which the Special Meeting may properly be adjourned. ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON --, 1998 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to NetDynamics, by subsequently filing another proxy or by attending the Special Meeting and voting in person.

                                      By Order of the Board of Directors

                                  /s/ A. BROOKE SEAWELL
                                      A. Brooke Seawell
                                      Executive Vice President
                                      and Chief Financial Officer

Menlo Park, California
July --, 1998

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 22, 1998

                                PROXY STATEMENT
                                       OF
                               NETDYNAMICS, INC.
                            ------------------------

                                   PROSPECTUS
                                       OF
                             SUN MICROSYSTEMS, INC.
                            ------------------------

     This Proxy Statement of NetDynamics, Inc., a California corporation ("NetDynamics"), and Prospectus of Sun Microsystems, Inc., a Delaware corporation ("Sun"), is being furnished to the shareholders of NetDynamics in connection with the solicitation of proxies by the NetDynamics Board of Directors for use at NetDynamics' Special Meeting of Shareholders (including any and all adjournments or postponements thereof, the "NetDynamics Special Meeting") to be held at 9:00 a.m., local time, on --, 1998, at NetDynamics' offices located at 185 Constitution Avenue, Menlo Park, California 94025. At the NetDynamics Special Meeting, shareholders of NetDynamics, will be asked to consider and vote upon the approval of: (i) the merger of Apollo Acquisition Corp., a California corporation and a newly-formed, wholly-owned subsidiary of Sun ("Merger Sub"), with and into NetDynamics (the "Merger"), with the result that NetDynamics will become a wholly-owned subsidiary of Sun pursuant to the terms of the Agreement and Plan of Reorganization, dated as of June 30, 1998, as amended from time to time (the "Merger Agreement"), entered into by and among Sun, Merger Sub, NetDynamics and certain shareholders of NetDynamics (the "Founders"), (ii) the Merger Agreement and (iii) the acceleration of vesting of certain options to purchase shares of the capital stock of NetDynamics ("NetDynamics Capital Stock") held by Ronald A. Abelmann and James A. Dorrian, directors of NetDynamics, and A. Brooke Seawell, the Executive Vice President and Chief Financial Officer of NetDynamics.

     This Prospectus of Sun and Proxy Statement of NetDynamics constitutes the Prospectus of Sun with respect to the shares of common stock of Sun ("Sun Common Stock") to be issued in connection with the proposed Merger. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share of NetDynamics Common Stock and NetDynamics Series A, Series B and Series C Preferred Stock (collectively "NetDynamics Capital Stock") will be converted into shares of Sun Common Stock and (ii) each outstanding option to purchase NetDynamics Common Stock ("NetDynamics Stock Option") will be assumed by Sun and become an option to acquire Sun Common Stock. The aggregate number of shares of Sun Common Stock issued at the Effective Time upon conversion of NetDynamics Capital Stock and issuable upon exercise of NetDynamics Stock Options assumed by Sun at the Effective Time (collectively, "Merger Consideration") will equal $160 million divided by the average of the closing price of Sun Common Stock for the ten (10) trading days ending three (3) business days prior to the closing date of the Merger ("Market Price"). As a result, the Merger Consideration will not be determined until immediately prior to the Effective Time. See "The Merger and Related Transactions -- Manner and Basis of Converting Shares" and "The Merger Agreement -- Conditions to the Merger." In connection with the Merger, ten percent (10%) of the shares of Sun Common Stock issuable to holders of outstanding NetDynamics Capital Stock at the Effective Time by virtue of the Merger (the "Escrow Shares") will be placed into escrow for one (1) year after consummation of the Merger and held as security for losses incurred by Sun in the event of certain breaches by NetDynamics or the Founders of the covenants, representations or warranties and to satisfy certain other obligations contained in the Merger Agreement. See "The Merger Agreement -- Escrow Fund and Indemnity." Holders of NetDynamics Capital Stock who do not vote in favor of the Merger may, under certain circumstances and by following prescribed statutory procedures, receive cash for their shares. See "The Merger and Related Transactions -- California Appraisal Rights."

     This Proxy Statement/Prospectus and the accompanying form of proxy card are first being mailed to the shareholders of NetDynamics on or about --, 1998.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING AT PAGE 15 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF NETDYNAMICS IN EVALUATING THE PROPOSALS TO BE VOTED UPON AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.
                            ------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Proxy Statement/Prospectus is --, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    4
TRADEMARKS..................................................    5
FORWARD-LOOKING STATEMENTS..................................    5
PROSPECTUS SUMMARY..........................................    6
  The Companies.............................................    6
  Special Meeting of Shareholders of NetDynamics............    6
  Recommendations of the NetDynamics Board of Directors.....    7
  The Merger and Related Transactions.......................    7
  The Merger Agreement......................................    9
  NetDynamics' Selected Historical Consolidated Financial
    Data....................................................   13
  Comparative per Share Data................................   14
RISK FACTORS................................................   15
  Risks Related to the Merger...............................   15
  Risks Related to NetDynamics Business.....................   16
NETDYNAMICS SPECIAL MEETING.................................   21
  Date, Time and Place of NetDynamics Special Meeting.......   21
  Purposes of NetDynamics Special Meeting...................   21
  Record Date and Outstanding Shares........................   22
  Vote Required; Quorum.....................................   22
  Voting of Proxies.........................................   22
  Solicitation of Proxies; Expenses.........................   23
  Appraisal Rights..........................................   23
THE MERGER AND RELATED TRANSACTIONS.........................   24
  Background of the Merger..................................   24
  Joint Reasons for the Merger..............................   26
  NetDynamics' Reasons for the Merger.......................   26
  Sun's Reasons For The Merger..............................   27
  Interests of Certain Persons in the Merger................   28
  Effective Time............................................   29
  Legal Structure of the Merger.............................   29
  Manner and Basis of Converting Shares.....................   29
  Stock Ownership Following the Merger......................   31
  Listing on Nasdaq National Market.........................   31
  Expenses..................................................   31
  Certain Federal Income Tax Considerations.................   32
  Governmental and Regulatory Approvals.....................   33
  Accounting Treatment......................................   33
  California Appraisal Rights...............................   34
  Resale of Sun Common Stock................................   35
THE MERGER AGREEMENT........................................   36
  The Merger................................................   36
  Representations and Warranties............................   38
  Conduct of NetDynamics' Business Prior to the Merger......   38
  No Solicitation...........................................   40
  Indemnification of NetDynamics Officers and Directors.....   40
  Employment Matters........................................   40
  Conditions to the Merger..................................   41
  Termination...............................................   42
  Escrow Fund and Indemnity.................................   43

                                                              PAGE
                                                              ----
  The Voting Agreements.....................................   44
  The Note..................................................   44
  The NonCompetition Agreements.............................   45
  The Restricted Stock Purchase Agreements..................   45
  The Affiliate Agreements..................................   45
PARACHUTE PAYMENT PROPOSAL..................................   45
  The Applicable Tax Laws...................................   45
  Acceleration of NetDynamics Stock Options and Shares......   46
SUN BUSINESS................................................   47
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................   47
NETDYNAMICS BUSINESS........................................   47
  Background................................................   48
  Products..................................................   48
  Strategy..................................................   48
  Services and Support......................................   49
  Strategic Relationships...................................   49
  Sales and Marketing.......................................   49
  Customers.................................................   49
  Research and Development..................................   50
  Competition...............................................   50
  Proprietary Technology....................................   50
  Employees.................................................   51
  Facilities................................................   51
NETDYNAMICS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............   52
Overview....................................................   52
Results of Operations.......................................   53
Liquidity and Capital Resources.............................   56
The Note....................................................   57
Year 2000 Compliance........................................   57
Recent Accounting Pronouncements............................   57
NETDYNAMICS MANAGEMENT......................................   59
NETDYNAMICS STOCK INFORMATION...............................   61
  NetDynamics Principal Shareholders........................   61
  NetDynamics' Stock Price and Dividend Information.........   62
COMPARISON OF RIGHTS OF HOLDERS OF SUN COMMON STOCK
  AND HOLDERS OF NETDYNAMICS CAPITAL STOCK..................   63
EXPERTS.....................................................   71
LEGAL MATTERS...............................................   71
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NETDYNAMICS...  F-1
ANNEX A -- Agreement and Plan of Reorganization
ANNEX B -- Form of Voting Agreement
ANNEX C -- Form of Note
ANNEX D -- Chapter 13 of the California General Corporation
  Law

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SUN OR NETDYNAMICS. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     Sun is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Sun Common Stock is quoted on the Nasdaq National Market ("Nasdaq"), and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Sun has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are incorporated herein by reference:

     1. Sun's Annual Report on Form 10-K, as amended on Form 10-K/A for the fiscal year ended June 30, 1997.

     2. Sun's Reports on Form 10-Q for the quarters ended September 28, 1997, December 28, 1997 and March 29, 1998 filed with the SEC on November 12, 1997, February 9, 1998 and May 7, 1998, respectively (each as amended on Form 10-Q/A as filed with the SEC on July 17, 1998).

     3. Sun's Definitive Proxy Statement pursuant to Schedule 14A filed with the SEC on October 2, 1997.

     4. The description of Sun's Common Stock contained in Sun's Registration Statement on Form 8-A filed with the SEC on October 24, 1986, as amended.

     5. The description of Sun's Common Share Purchase Rights contained in Sun's Registration Statement on Form 8-A filed with the SEC on May 22, 1989, as amended.

     All reports and all definitive proxy or information statements subsequently filed by Sun pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and the Registration Statement of which this Proxy Statement/Prospectus is a part and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. Sun will provide, without charge to each person to whom this Proxy Statement/ Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Proxy Statement/Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such request should be directed to the Investor Relations Department, Sun Microsystems, Inc., 901 San Antonio Road, Palo Alto, CA 94303, telephone (650) 960-1300. In order to ensure timely delivery, any request should be made by --, 1998

     The information set forth herein concerning NetDynamics has been furnished by NetDynamics, and the information set forth herein concerning Sun has been furnished by Sun.
                            ------------------------

                                   TRADEMARKS

     This Proxy Statement/Prospectus contains trademarks and servicemarks of NetDynamics and Sun and may contain trademarks of others. Sun's trademarks and servicemarks include without limitation Sun, the Sun Logo, Sun Microsystems, The Network Is The Computer, JDK, and Java are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. NetDynamics trademarks and servicemarks include without limitation NetDynamics, the NetDynamics Logo, WebDynamics, WebExtend, BusinessBeans, ProcessBeans and AgentBeans. All other brand names or trademarks appearing in this Proxy Statement/Prospectus are the property of their respective holders.
                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW BEGINNING ON PAGE 15 HEREOF AND IN THE SUN AND NETDYNAMICS BUSINESS SECTIONS, NETDYNAMICS MANAGEMENTS' DISCUSSION AND ANALYSIS SECTIONS AND ELSEWHERE HEREIN.

     IN CONNECTION WITH FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE AND OTHER DISCLOSURES, SHAREHOLDERS OF NETDYNAMICS SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS UNDER "RISK FACTORS" BEGINNING ON PAGE 15 HEREOF.

                               PROSPECTUS SUMMARY

     The following contains a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and in the information and documents annexed hereto.

THE COMPANIES

     Sun Microsystems, Inc. Sun is a leading supplier of enterprise network computing products, including desktop systems, servers, storage subsystems, network switches, software, microprocessors, and a full range of services and support. Sun's products command a significant share of a rapidly growing segment of the computer industry: networked computing environments. Sun's products are used for many demanding commercial and technical applications in various industries. Sun has differentiated itself from its competitors by its commitment to the network computing model and the UNIX operating system, its rapid innovation and its open systems architecture.

     Sun Microsystems, Inc. was incorporated in California in February 1982 and reincorporated in Delaware in July 1987. Sun's principal executive offices are located at 901 San Antonio Road, Palo Alto, California 94303, and its telephone number is (650) 960-1300.

     NetDynamics, Inc. NetDynamics designs, develops and markets high-end enterprise network application software. Network applications allow organizations to leverage the Internet to pursue new markets and business opportunities, respond more rapidly to dynamic market conditions, and realize greater cost efficiencies through direct interaction with customers, suppliers, partners and employees. A key benefit of NetDynamics' products is that they allow Global 2000 organizations to leverage substantial investments in legacy systems by adapting such systems for use on the Internet.

     NetDynamics was incorporated in California in May 1995. NetDynamics' principal executive offices are located at 185 Constitution Avenue, Menlo Park, California 94025, and its telephone number is (650) 462-7600.

     Apollo Acquisition Corp. Merger Sub is a California corporation recently organized for the purpose of effecting the Merger. Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger.

     The principal executive offices of Merger Sub are located at 901 San Antonio Road, Palo Alto, CA 94303 and its telephone number is (650) 960-1300.

SPECIAL MEETING OF SHAREHOLDERS OF NETDYNAMICS

     Date, Time, Place and Purpose. The NetDynamics Special Meeting will be held at the corporate offices of NetDynamics located at 185 Constitution Avenue, Menlo Park, CA 94025 on --, 1998, at 9 a.m., local time. At the NetDynamics Special Meeting, holders of NetDynamics Capital Stock will consider and vote upon a proposal to approve (i) the Merger, (ii) the Merger Agreement and (iii) the acceleration of vesting of certain options to purchase shares of NetDynamics Common Stock ("Option Acceleration") held by A. Brooke Seawell, the Executive Vice President and Chief Financial Officer of NetDynamics, and Ronald A. Ablemann and James A. Dorrian, each a director of NetDynamics (each a "Parachute Payment Proposal" and together the "Parachute Payment Proposals"). Holders of NetDynamics Capital Stock may also consider and vote upon such other matters as may be properly brought before the NetDynamics Special Meeting.

     Record Date and Vote Required. Only NetDynamics shareholders of record at the close of business on --, 1998 (the "NetDynamics Record Date") are entitled to notice of and to vote at the NetDynamics Special Meeting. Under California law and the charter documents of NetDynamics, as applicable, approval of the Merger and the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Preferred Stock of NetDynamics. Under the Internal Revenue Code of 1986, as amended (the "Code"), approval of each Parachute Payment Proposal requires the affirmative vote of holders of more than seventy-five percent (75%) of the shares of NetDynamics Capital Stock other than the holder receiving such Option Acceleration. Certain Founders, certain entities affiliated with the Founders and certain other shareholders affiliated with a member of the NetDynamics Board, who as of June 30, 1998 beneficially owned approximately 87% of the NetDynamics Common Stock and 21% of the NetDynamics Preferred Stock entitled to vote at the NetDynamics Special Meeting, have agreed to vote all shares over which they exercise voting control FOR the approval of
(i) the Merger, (ii) the Merger Agreement and (iii) the Parachute Payment Proposals. See "NetDynamics Special Meeting -- Vote Required; Quorum."

     As of the NetDynamics Record Date, there were (a) -- shareholders of record of NetDynamics Common Stock (the "NetDynamics Common Stock") and -- shares of NetDynamics Common Stock outstanding, (b) -- shareholders of record of NetDynamics Series A Preferred Stock and -- shares of NetDynamics Series A Preferred Stock outstanding, (c) -- shareholders of record of NetDynamics Series B Preferred Stock and -- shares of NetDynamics Series B Preferred Stock outstanding, and (d) -- shareholders of record of NetDynamics Series C Preferred Stock and -- shares of NetDynamics Series C Preferred Stock outstanding (the Series A, Series B and Series C Preferred Stock of NetDynamics are herein collectively referred to as the "NetDynamics Preferred Stock").

     No approval by stockholders of Sun is required to effect the Merger. Sun, as the sole shareholder of Merger Sub, has approved the Merger and the Merger Agreement.

RECOMMENDATIONS OF THE NETDYNAMICS BOARD OF DIRECTORS

     The Board of Directors of NetDynamics (the "NetDynamics Board") has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, NetDynamics and its shareholders. The NetDynamics Board, therefore, unanimously recommends that holders of NetDynamics Capital Stock vote FOR approval of the Merger and the Merger Agreement and FOR the Parachute Payment Proposals. See "The Merger and Related Transactions -- NetDynamics' Reasons for the Merger."

THE MERGER AND RELATED TRANSACTIONS

     Reasons for the Merger. The NetDynamics Board and the Board of Directors of Sun (the "Sun Board") in voting to approve the proposed Merger, identified a number of potential benefits that Sun and NetDynamics believe will contribute to the success of the combined companies, including the potential to offer broader software development expertise and market presence.

     In reaching its determination, the NetDynamics Board considered a number of factors including, among others, that the Merger would reduce competitive risks to NetDynamics compared to continuing as a stand-alone entity, create the potential to increase sales of NetDynamics' software products using Sun's world-wide sales and marketing resources, create the opportunity to generate significant potential savings in sales, marketing, general and administrative expenses, create the opportunity to reduce exposure to the risks inherent in NetDynamics' reliance on products in a limited market segment, and the value of Sun Common Stock that NetDynamics shareholders would receive in the Merger and the greater potential liquidity of such shares of Sun Common Stock relative to shares of NetDynamics Common Stock and NetDynamics Preferred Stock. See "The Merger and Related Transactions -- NetDynamics' Reasons for the Merger."

     In addition to the anticipated benefits described above, the Sun Board believes that the acquisition of NetDynamics will reduce Sun's time to market in providing an enterprise application middleware software platform, leverage Sun's Java technologies and Solaris strengths in establishing Sun's position in the application middleware software market and broaden Sun's software product and services offerings to enterprise customers. See "The Merger and Related Transactions -- Sun's Reasons for the Merger."

     Interests of Certain Persons in the Merger. A condition to the consummation of the Merger is that certain officers and key employees of NetDynamics enter into employment arrangements with Sun. Upon consummation of the Merger, the vesting of NetDynamics Stock Options held by certain directors and executive officers of NetDynamics will be fully accelerated. In addition, key employees of NetDynamics identified in the Merger Agreement, including certain NetDynamics executive officers (the "Key Employees"), and certain other employees of NetDynamics will have the opportunity to: (i) receive restricted stock of Sun ("Sun Restricted Stock") reserved for NetDynamics employees with an aggregate value of up to $10 million, and (ii) receive nonqualified options to purchase Sun Common Stock (the "Nonqualified Sun Options") exercisable in the aggregate for 175,000 shares of Sun Common Stock. See "The Merger and Related Transactions -- Interest of Certain Persons in the Merger." See "The Merger Agreement -- Employment Matters."

     Effective Time of the Merger. The Merger will become effective upon the filing of an agreement of merger with the Secretary of State of California. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will be on or about --, 1998.

     Effect of the Merger. At the Effective Time, Merger Sub will be merged with and into NetDynamics, the separate corporate existence of Merger Sub will cease and NetDynamics will continue as the surviving corporation and as a wholly-owned subsidiary of Sun (the "Surviving Corporation").

     Conversion of NetDynamics Capital Stock. Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, NetDynamics or the holder of any shares of NetDynamics Capital Stock, shares of Sun Common Stock will be exchanged for shares of NetDynamics Capital Stock outstanding, and options, warrants and other rights to purchase NetDynamics Capital Stock will be converted into options, warrants and other rights to purchase Sun Common Stock. The number of shares to be exchanged for NetDynamics Capital Stock outstanding and subject to options, warrants and other rights to purchase NetDynamics Capital Stock will equal the number of shares resulting from dividing $160 million by the Market Price.

     Each share of NetDynamics Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the applicable provisions of the California General Corporation Law (the "CGCL") or who has not withdrawn or lost such rights ("Dissenting Shares")) will be canceled and extinguished and be converted automatically into a number of shares of Sun Common Stock computed in accordance with the Merger Agreement. NetDynamics shareholders will be asked to surrender each certificate representing NetDynamics Capital Stock in the manner provided in a letter of transmittal to be sent to each record holder of NetDynamics Capital Stock promptly following the Effective Time (a "Letter of Transmittal"). After the NetDynamics shareholders have surrendered such certificates representing shares of NetDynamics Capital Stock, Sun will cause to be issued to such shareholders certificates for Sun Common Stock representing such shareholder's respective portion of the Merger Consideration, subject to the escrow provisions of the Merger Agreement described under the section entitled "The Merger
Agreement -- Escrow Fund and Indemnity" below.

     CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF NETDYNAMICS CAPITAL STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM SUN'S EXCHANGE AGENT.

     The number of shares of Sun Common Stock distributed in respect of each share of NetDynamics Common Stock in accordance with the Merger Agreement is referred to herein as the "Exchange Ratio." For a more detailed discussion of the calculation of the number of shares of Sun Common Stock to be exchanged for outstanding shares of NetDynamics Capital Stock, see "The Merger and Related Transactions -- Manner and Basis of Converting Shares" below.

     NetDynamics Stock Options. Pursuant to the Merger, at the Effective Time, each NetDynamics Stock Option, whether or not exercisable, will be assumed by Sun and will be exercisable, in accordance with its terms, for that number of shares of Sun Common Stock equal to the product of the number of shares of NetDynamics Common Stock that were issuable upon exercise of such NetDynamics Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Sun Common Stock. The per share exercise price for the shares of Sun Common Stock issuable upon exercise of such assumed NetDynamics Stock Option will be equal to the quotient determined by dividing the exercise price per share of NetDynamics Common Stock at which such NetDynamics Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. See "The Merger and Related Transactions -- Effect on NetDynamics Stock Options."

     No Fractional Shares. No fractional shares will be issued by Sun in the Merger. Each shareholder of NetDynamics otherwise entitled to a fractional share (after aggregating all fractional shares of such shareholder) will receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Market Price.

     Market Price Data. Sun Common Stock trades on Nasdaq under the symbol "SUNW." On July 1, 1998, the last trading day before the announcement by Sun and NetDynamics that they had signed the Merger Agreement, the closing price of Sun Common Stock as reported on Nasdaq was $44.9375 per share. On --, 1998, the closing price of Sun Common Stock as reported on Nasdaq was $--. There can be no assurance as to the actual price of Sun Common Stock prior to, at or at any time following the Effective Time of the Merger.

     No established trading market exists for NetDynamics Capital Stock.

     Certain Federal Income Tax Considerations. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. If the Merger so qualifies, no gain or loss will generally be recognized by the holders of shares of NetDynamics Capital Stock on the exchange of their shares of NetDynamics Capital Stock for shares of Sun Common Stock, except to the extent of cash received in lieu of fractional shares. Receipt of an opinion by each of Sun and NetDynamics from their respective tax counsels that the Merger will constitute a reorganization under Section 368(a) of the Code is a condition to the closing of the Merger. Each such opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of Sun, Merger Sub and NetDynamics. All NetDynamics shareholders should read carefully the discussion under "The Merger and Related
Transactions -- Certain Federal Income Tax Considerations." HOWEVER, ALL NETDYNAMICS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

     Regulatory Matters. Consummation of the Merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The notifications required under the HSR Act have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice. The specified waiting period under the HSR Act is not expected to impact the closing of the Merger. The Merger must also satisfy the federal securities laws and applicable laws of the various states. See "The Merger and Related Transactions -- Governmental and Regulatory Approvals."

     Accounting Treatment. Sun intends to account for the Merger as a purchase for financial reporting purposes in accordance with generally accepted accounting principles. See "The Merger and Related Transactions -- Accounting Treatment."

     Appraisal Rights. Holders of NetDynamics Capital Stock who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by the CGCL, exercise appraisal rights and receive cash for their shares of NetDynamics Capital Stock. A dissenting shareholder of NetDynamics must follow the appropriate procedures under California law or suffer the termination or waiver of such rights. See "The Merger and Related
Transactions -- California Appraisal Rights."

THE MERGER AGREEMENT

     The Merger. Following the approval and adoption of the Merger Agreement by the shareholders of NetDynamics and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into NetDynamics (with NetDynamics being the Surviving Corporation). The Effective Time will occur upon the effectiveness of the filing with the Secretary of State of the State of California of a duly executed Agreement of Merger or at such later time as is specified in such Agreement of Merger.

     Conversion of NetDynamics Capital Stock in the Merger. At the Effective Time, each issued and outstanding share of NetDynamics Capital Stock will be converted into the right to receive a number of fully paid and nonassessable shares of Sun Common Stock in accordance with the Merger Agreement. Each outstanding NetDynamics Stock Option, whether or not exercisable, will be assumed by Sun and will become exercisable, in accordance with its terms, for shares of Sun Common Stock. Cash will be paid to NetDynamics shareholders in lieu of fractional shares of Sun Common Stock and any dividends or other distributions to which such holder is entitled. See "The Merger and Related Transactions -- Manner and Basis of Converting

Shares" and "The Merger Agreement -- Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in NetDynamics Common Stock."

     Representations and Warranties. The Merger Agreement includes various customary representations and warranties of the parties thereto.

     Conduct of NetDynamics' Business Prior to the Merger. Under the Merger Agreement, NetDynamics has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, except as contemplated by the Merger Agreement or to the extent that Sun consents in writing, to carry on its business in the usual manner and ordinary course.

     No Solicitation. The Merger Agreement provides that, until the earlier of the Effective Time or the date of termination of the Merger Agreement, neither NetDynamics nor any of the Founders may: (i) solicit or participate in any negotiations or discussions or enter into any agreement with respect to, any offer or proposal to acquire all, substantially all or a significant portion of NetDynamics' assets or any portion of the NetDynamics' Capital Stock whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person concerning or afford to any person or entity access to NetDynamics' properties, technologies, books or records or (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the NetDynamics Capital Stock or NetDynamics' assets.

     Indemnification of NetDynamics Officers and Directors. The Merger Agreement provides that from and after the Effective Time, Sun will cause the Surviving Corporation to fulfill the obligations of NetDynamics pursuant to any indemnification agreements between NetDynamics and its directors and officers existing prior to the date of the Merger Agreement and applicable provisions of NetDynamics' organizational documents, as currently in effect, which provisions will not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder.

     Employment Matters. Each person who was an employee of NetDynamics immediately prior to the Effective Time, shall be, at the Effective Time, subject to certain conditions, an employee of Sun or the Surviving Corporation. Each such employee will be eligible, upon completion of Sun's standard employee background and reference check, to receive salary and benefits consistent with Sun's standard human resource policies and shall receive credit under such policies for prior service at NetDynamics.

     Conditions to the Merger. Consummation of the Merger is subject to the satisfaction of various conditions, including: SEC declaration of effectiveness of the Registration Statement; expiration of the waiting period imposed by the HSR Act; no temporary restraining order, preliminary or permanent injunction or other order issued preventing the consummation of the Merger being in effect; and the receipt by Sun and NetDynamics of substantially identical written opinions from their respective counsel to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

     In addition, the obligations of NetDynamics to consummate the Merger are further subject to a number of conditions including: the truth and accuracy of the representations and warranties of Sun and Merger Sub contained in the Merger Agreement except as would not have a material adverse effect on Sun; and Sun and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

     The obligations of Sun and Merger Sub to consummate the Merger are also subject to further conditions including: the truth and accuracy of the representations and warranties of NetDynamics and the Founders contained in the Merger Agreement except as would not have a material adverse effect on NetDynamics; NetDynamics having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement; NetDynamics having obtained certain consents, approvals and waivers contemplated in the Merger Agreement; the receipt of a legal opinion by Sun from legal counsel to NetDynamics; NetDynamics having retained a specified number of its employees; approval of the Merger Agreement and the Merger by shareholders holding at least 90% of the NetDynamics Capital Stock; approval of the Parachute Payment Proposals; holders of more than 10% of the outstanding shares of NetDynamics Capital Stock shall not have exercised, nor shall they have given notice of their intent to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger; NetDynamics shall have obtained evidence of the release of certain liens contemplated in the Merger Agreement; and each director of NetDynamics and each subsidiary of NetDynamics shall have resigned effective as of the Effective Time. See "The Merger Agreement -- Conditions to the Merger."

     Termination. The Merger Agreement may be terminated under certain circumstances, including, without limitation, by mutual written consent of Sun and NetDynamics; by Sun if NetDynamics or any Founder commits certain breaches of any representation, warranty or covenant contained in the Merger Agreement, or if NetDynamics has not delivered to Sun certain irrevocable proxies authorizing votes in favor of the Merger and related matters; by NetDynamics if Sun or Merger Sub commits certain breaches of any representation, warranty or covenant contained in the Merger Agreement; by Sun or NetDynamics if the Merger is not consummated on or before November 30, 1998. See "The Merger
Agreement -- Termination."

     Escrow Fund and Indemnity. In connection with the Merger, at the Effective Time, the Escrow Shares will be registered in the name of and deposited with U.S. Bank Trust, N.A., as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund"). The Escrow Shares will be the number of shares of Sun Common Stock equal to 10% of the number of shares of Sun Common Stock issuable to holders of outstanding NetDynamics Capital Stock at the Effective Time in connection with the Merger. The Escrow Shares will be contributed to the Escrow Fund on behalf of each holder of outstanding NetDynamics Capital Stock at the Effective Time in proportion to the aggregate number of shares of Sun Common Stock that such holder would otherwise be entitled under the Merger Agreement. The Escrow Fund will be available to compensate Sun for any losses incurred by Sun or for which Sun would otherwise be liable as a result of any inaccuracy or breach of a representation or warranty of NetDynamics or the Founders contained in the Merger Agreement or any failure by NetDynamics or the Founders to perform or comply with any covenant contained therein. The Escrow Fund will also be used to pay any third party fees and expenses in excess of $2.25 million (or such other amount, not to exceed $2.5 million, in Sun's reasonable discretion) ("Excess Expenses") that have been incurred by NetDynamics in connection with the Merger. Shareholders will have voting rights with respect to the Escrow Shares while in escrow, and will receive dividends, if any, attributable to the Escrow Shares currently. Sun may not receive any shares from the Escrow Fund for breach of a representation and warranty or covenant unless and until cumulative losses in excess of $500,000 have been suffered, in which case Sun may recover from the Escrow Fund the entire amount of such cumulative losses. In addition, losses of less than $50,000 will not be counted toward such $500,000 threshold, unless and until all of such losses equal in the aggregate greater than $500,000, in which case Sun may recover from the Escrow Fund amounts in excess of $500,000 which are attributed to such losses. Sun may receive shares from the Escrow Fund to pay for Excess Expenses, amounts expended to indemnify NetDynamics' officers and directors pursuant to the Merger Agreement and excess amounts paid to NetDynamics shareholders in respect of their exercise of appraisal rights, without regard to such thresholds. For the purpose of compensating Sun from the Escrow Fund, the Escrow Shares will be valued at the average closing sale price for the ten (10) consecutive trading days ending three (3) business days prior to delivery of such Escrow Shares to Sun. Subject to resolution of unsatisfied claims of Sun, the Escrow Fund will terminate one year following the closing date of the Merger. See "The Merger Agreement -- Escrow Fund and Indemnity."

     BY APPROVING THE MERGER AGREEMENT, NETDYNAMICS SHAREHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF JOHN R. HUMMER, A GENERAL PARTNER OF HUMMER WINBLAD EQUITY PARTNERS II L.P., THE GENERAL PARTNER OF HUMMER WINBLAD VENTURE PARTNERS II, L.P., A SHAREHOLDER OF NETDYNAMICS, TO ACT AS THE SECURITYHOLDER AGENT ON BEHALF OF NETDYNAMICS' SHAREHOLDERS TO DELIVER SHARES HELD IN ESCROW TO SUN IN SATISFACTION OF CLAIMS BROUGHT BY SUN, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF NETDYNAMICS' SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. SEE ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

     Voting Agreements. The Founders and certain entities affiliated with the Founders and other shareholders affiliated with a member of the NetDynamics Board have entered into Voting Agreements with Sun and

NetDynamics. Under the Voting Agreements, such shareholders have agreed to vote in favor of approval of the Merger, the Merger Agreement and the Parachute Payment Proposals.

     The Note. Concurrent with the execution of the Merger Agreement, NetDynamics executed a promissory note (the "Note") evidencing a loan of $10 million by Sun to NetDynamics. The Note bears interest, payable upon default or maturity of the Note, at a rate of ten percent (10%) per annum. The principal amount of the Note, together with all accrued interest, shall become due and payable one hundred eighty (180) days after certain events of termination under the Merger Agreement. In the event of such a termination of the Merger Agreement, NetDynamics may within one hundred eighty (180) days after the date of such termination, either (i) pay the unpaid principal and accrued interest due and owing on the Note or (ii) convert such unpaid principal and accrued interest into stock of NetDynamics. However, upon the occurrence of certain events of default, including termination of the Merger Agreement as a result of NetDynamics' failure to deliver to Sun proxies representing a majority of both the NetDynamics Common Stock and the NetDynamics Preferred Stock upon the earlier to occur of (i) ten (10) days after the mailing of this Proxy Statement/Prospectus to shareholders of NetDynamics and (ii) twenty (20) days after the effectiveness of the Registration Statement, the unpaid principal and accrued interest then owing on the Note shall be immediately due and payable. The Note is convertible into shares of the series of stock of NetDynamics which is the most favorable of: (i) that series of preferred stock of NetDynamics outstanding on the date of such conversion having the most favorable terms with respect to dividends, liquidation preference, anti-dilution protection, conversion ratio, voting rights, redemption and all other rights, privileges and preferences or (ii) such other capital stock being offered to investors by NetDynamics on the date of such conversion. The number of shares into which the Note shall convert is determined by dividing (a) the unpaid aggregate principal amount plus accrued interest by (b) the quotient of (x) $160 million and (y) the total number of outstanding shares of capital stock of NetDynamics, treating all preferred stock, options, warrants and other rights on an as-converted, fully-diluted basis.

     The Non-Competition Agreements. Concurrent with the execution of the Merger Agreement, certain shareholders of NetDynamics entered into agreements (the "Noncompetition Agreements") with Sun that provide, among other things, that, such shareholders shall not, without the consent of Sun, engage in certain competitive business activities in any region in which Sun or its Java Software Division ("Java Software") engages in business and that such shareholders shall not directly or indirectly solicit, encourage or induce any employee of Sun or Java Software to terminate such employee's employment with Sun or Java Software.

     Restricted Stock Purchase Agreements. Sun has agreed to grant to certain employees of NetDynamics the right to purchase in aggregate $10.0 million in market value of shares of restricted stock of Sun for $.01 per share. The Restricted Stock Purchase Agreement provides, among other things, that Sun shall have a right to repurchase the restricted stock of any employee at the purchase price upon the voluntary or involuntary termination or cessation of employment or association of such employee with Sun. Such right of repurchase lapses at a rate of twenty-five percent (25%) of the shares of restricted stock per year for each year that the employee remains employed by Sun, such that the restricted stock is fully vested at the end of four years of employment with Sun. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger."

     Affiliate Agreements. Pursuant to the Merger Agreement, certain affiliates of NetDynamics shall enter into Affiliate Agreements with Sun prior to the Effective Time restricting the sale, transfer or other disposition of the shares of Sun Common Stock issued to such affiliate in connection with the Merger other than in compliance with the requirements of the federal securities laws.

          NETDYNAMICS' SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial information of NetDynamics has been derived from its historical consolidated financial statements for the period from May 30, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and 1997 and should be read in conjunction with such consolidated financial statements and the notes thereto included elsewhere herein. NetDynamics' historical consolidated financial statement data as of and for the three months ended March 31, 1997 and 1998 have been derived from NetDynamics unaudited financial statements which in the opinion of NetDynamics' management, have been prepared on the same basis as the audited historical consolidated financial statements and contain all adjustments (consisting only of normal recurring adjustments), necessary for the fair presentation of the financial position and results of operations. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full year.

                              MAY 30,
                                1995
                            (INCEPTION)            YEAR ENDED                  THREE MONTHS
                              THROUGH             DECEMBER 31,               ENDED MARCH 31,
                            DECEMBER 31,   --------------------------   --------------------------
                                1995          1996           1997          1997           1998
                            ------------   -----------   ------------   -----------   ------------
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Licenses................   $   86,000    $ 2,059,000   $  9,535,000   $ 1,278,000   $  1,997,000
  Services................       16,000        641,000      3,765,000       522,000      1,803,000
Total revenues............      102,000      2,700,000     13,300,000     1,800,000      3,800,000
Gross profit..............      102,000      1,823,000      9,345,000     1,183,000      2,419,000
Total operating
  expenses................    1,043,000      7,323,000     15,545,000     2,883,000      4,819,000
Net loss..................     (914,000)    (5,438,000)    (6,252,000)   (1,712,000)    (2,434,000)
Net loss attributable to
  common stock............     (914,000)    (5,444,000)    (6,262,000)   (1,715,000)    (2,437,000)
Net loss per share:
  Basic and diluted(1)....   $     (.73)   $     (2.54)  $      (1.79)  $      (.60)  $       (.54)
Shares used to compute net
  loss per share:
  Basic and diluted(1)....    1,252,206      2,141,189      3,502,534     2,881,678      4,492,155
HISTORICAL CONSOLIDATED
  BALANCE SHEET DATA:
Cash and cash
  equivalents.............   $1,002,000    $ 1,725,000   $  3,777,000   $   883,000   $  4,320,000
Working capital
  (deficit)...............      846,000         12,000      1,573,000    (1,662,000)      (509,000)
Total assets..............    1,393,000      4,132,000     11,167,000     3,954,000     10,923,000
Deferred revenue..........       20,000        381,000      1,804,000       577,000      1,907,000
Long-term debt(2).........      176,000        625,000      1,059,000       737,000      1,401,000
Mandatorily redeemable
  convertible preferred
  stock...................    1,836,000      6,893,000     15,400,000     6,896,000     15,403,000
Shareholders' deficit.....     (914,000)    (6,356,000)   (12,438,000)   (7,978,000)   (14,839,000)

---------------

(1) See Note 1 of Notes to NetDynamics' Consolidated Financial Statements for information regarding calculation of net loss per share.
(2) NetDynamics, pursuant to the Merger Agreement, has agreed to repay certain indebtedness prior to the Effective Time of the Merger. Such indebtedness would include amounts outstanding under the line of credit and term loan aggregating $5.0 million at March 31, 1998. See Notes 4 and 10 of Notes to NetDynamics' Consolidated Financial Statements.

                           COMPARATIVE PER SHARE DATA

     The following tables set forth certain historical per share data of Sun and NetDynamics and combined per share data on an unaudited pro forma basis after giving effect to the Merger using the purchase method of accounting and assuming the issuance of approximately 3,636,000 shares of Sun Common Stock (based on an assumed Market Price of $44.00 per share of Sun Common Stock) for all shares of NetDynamics Capital Stock outstanding at the Effective Time and issuable pursuant to the exercise of NetDynamics Stock Options assumed by Sun pursuant to the Merger Agreement. The actual number of shares of Sun Common Stock to be exchanged for all of the outstanding NetDynamics Capital Stock will be determined at the Effective Time based on the capitalization of NetDynamics immediately prior to the Effective Time and the Market Price. The following data should be read in conjunction with NetDynamics' Selected Historical Consolidated Financial Data and the separate historical consolidated financial statements of Sun and NetDynamics incorporated by reference or included elsewhere herein. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the earliest period presented and should not be construed as representative of future operations. All per share information has been restated, as applicable, for stock splits, as discussed in each entity's respective consolidated financial statements and notes thereto. In addition, Sun's per share information represents diluted earnings per share computed in accordance with SFAS No. 128 for all periods presented. No cash dividends have ever been declared or paid on NetDynamics Capital Stock.

                                       SUN
                                    ---------
NET INCOME PER SHARE:
  Nine months ended March 29,
     1998.........................    $1.24
  Year ended June 30, 1997........    $1.96
BOOK VALUE PER SHARE:
  March 29, 1998..................    $8.60
  June 30, 1997...................    $7.40

                                       SUN
                                    PRO FORMA
                                    COMBINED
                                    ---------
NET INCOME PER SHARE(1):
  Nine months ended March 29,
     1998.........................    $1.18
  Year ended June 30, 1997........    $1.87
BOOK VALUE PER SHARE(2):
  March 29, 1998..................    $8.66
  June 30, 1997...................    $7.47

                                  NETDYNAMICS
                                  -----------
NET LOSS PER SHARE:
  Three months ended March 31,
     1998.......................    $(0.54)
  Year ended December 31,
     1997.......................    $(1.79)
DEFICIT BOOK VALUE PER SHARE:
  March 31, 1998................    $(2.78)
  December 31, 1997.............    $(2.38)
AS ADJUSTED BOOK VALUE PER
  SHARE(3):
  March 31, 1998................    $ 0.05
  December 31, 1997.............    $ 0.28

---------------
(1) Pro forma combined net income per share reflects Sun's and NetDynamics' net income (loss) for the respective periods, and is based on (i) Sun's weighted average common and potential common shares outstanding for the respective periods and (ii) approximately 3,636,000 shares of Sun Common Stock assumed to be issued for all of the outstanding NetDynamics Capital Stock at the Effective Time and to be issuable for NetDynamics Stock Options assumed by Sun pursuant to the terms of the Merger Agreement. To the extent that the Market Price increases or decreases, the number of shares of Sun Common Stock to be issued in connection with the Merger will increase or decrease accordingly. Pro forma combined net income per share includes pro forma adjustments to reflect the estimated effect of amortization of intangibles and other charges related to the Merger.

(2) Pro forma combined book value per share reflects the stockholders' equity of Sun as of the end of the respective periods and Sun's estimated allocation of the total purchase price of NetDynamics, including the effect of a charge for in-process research and development (estimated to be in the range of $95 million to $115 million), and the outstanding shares of Sun Common Stock as of the end of the respective periods and the shares of Sun Common Stock assumed to be issued in connection with the Merger.

(3) As adjusted book value per share assumes the conversion of NetDynamics mandatorily redeemable convertible preferred stock into shares of NetDynamics Common Stock on a pro forma basis.

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the proposals to be voted upon by the shareholders of NetDynamics and in evaluating an investment in the Sun Common Stock offered hereby. With respect to Sun, shareholders of NetDynamics should consider the factors discussed in the documents incorporated herein by reference particularly in the sections therein entitled "Future operating results." For periods following the Merger, references to the products, business, results of operations or financial condition of Sun herein and therein should be considered to refer to Sun and its subsidiaries, including NetDynamics, unless the context otherwise requires. See "Available Information" and "Incorporation of Certain Documents by Reference."

     FORWARD-LOOKING STATEMENTS MADE IN THIS SECTION ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN FOR A VARIETY OF REASONS.

RISKS RELATED TO THE MERGER

     Uncertainties Relating to Integration of Operations. Sun and NetDynamics have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. See "The Merger and Related Transactions -- Sun's Reasons for the Merger" and "-- NetDynamics' Reasons for the Merger." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient, cost effective and timely manner, and there can be no assurance that this will occur. The successful combination of the two companies will require, among other things, the timely integration of the companies' respective product and service offerings and the coordination of their respective sales and marketing and research and development efforts and continuation of key members of the NetDynamics management team. There can be no assurance that integration will be accomplished smoothly, on time or successfully.

     Potential Dilutive Effect to Stockholders. Sun and NetDynamics believe that beneficial synergies will result from the Merger; however, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, including the results of operations which each company could have achieved independently in the same period of time. The issuance of Sun Common Stock in connection with the Merger is expected to have the effect of initially reducing Sun's net income per share and could reduce the market price of Sun Common Stock. While the transaction is not expected to be accretive until at least fiscal 2000, the degree of such accretion, if any, will depend on revenue growth, cost savings and/or other business synergies sufficient to offset the effect of such stock issuance. There can be no assurance that such synergies will be achieved. In addition, there can be no assurance that shareholders of NetDynamics would not achieve greater returns on investment if NetDynamics were to remain an independent company.

     Material Charges Resulting from the Merger. Sun estimates Merger-related expenditures, consisting primarily of nonrecurring transaction costs of financial advisors, attorneys, accountants, financial printing and other related charges to be in the range of approximately $2.5 to $3.5 million. In addition, Sun expects to incur additional charges to operations estimated to be in the range of $95 to $115 million with respect to in-process research and development. These costs will be recorded in, and will therefore negatively impact operating results for, the fiscal quarter in which the Merger is consummated. Although Sun and NetDynamics do not believe that the costs will exceed these estimates, there is no assurance that these estimates are correct or that unanticipated contingencies will not occur that would result in charges in subsequent periods to reflect additional costs associated with the Merger.

RISKS RELATED TO NETDYNAMICS BUSINESS

     Limited Operating History; History of Operating Losses. NetDynamics was founded in May 1995 and first shipped product in September 1995. Although NetDynamics has experienced significant revenue growth since inception, NetDynamics has incurred net losses in each quarter from inception through the quarter ended March 31, 1998, and had an accumulated deficit of $15.1 million as of March 31, 1998. A substantial portion of the accumulated deficit is due to the significant commitment of resources to NetDynamics' product development and sales organizations. NetDynamics would expect to continue to devote substantial resources in these areas as a stand-alone company and as a result would need to recognize significant quarterly revenues to achieve profitability. There can be no assurance that any of NetDynamics' business strategies as a stand-alone company would be successful or that NetDynamics would be profitable in any future quarter or period. See "NetDynamics Selected Consolidated Financial Data" and "NetDynamics Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Potential Fluctuations in Quarterly Results; Uncertainty of Future Operating Results; Seasonality. NetDynamics' quarterly operating results have varied significantly in the past and are likely to vary significantly in the future, depending on factors such as the size and timing of significant orders and their fulfillment, demand for its products, changes in pricing policies by NetDynamics or its competitors, the number, timing and significance of product enhancements and new product announcements by NetDynamics and its competitors, the ability of NetDynamics to develop, introduce and market new and enhanced versions of its products on a timely basis, changes in the level of operating expenses, changes in NetDynamics' sales incentive plans, budgeting cycles of its customers, customer order deferrals in anticipation of enhancements or new products offered by NetDynamics or its competitors, the cancellation of licenses during the warranty period or non-renewal of maintenance agreements, product life cycles, software bugs and other product quality problems, personnel changes, changes in NetDynamics' strategy, the level of international expansion, seasonal trends and general domestic and international economic and political conditions, among others. A significant portion of NetDynamics' revenues has been, and NetDynamics believes as a stand-alone company it would continue to be, derived from a limited number of orders placed by large organizations, and the timing of such orders and their fulfillment has caused and would be expected to continue to cause material fluctuations in NetDynamics' operating results, particularly on a quarterly basis. In addition, if NetDynamics were to remain a stand-alone company it believes that it would need to continue to expand its domestic and international direct sales force. The timing of such expansion and the rate at which new sales people become productive could cause material fluctuations in NetDynamics' quarterly operating results if NetDynamics were to remain a stand-alone company. Revenues are also difficult to forecast because the market for enterprise network application software is rapidly evolving and NetDynamics' sales cycle, from initial evaluation to purchase and the provision of support services, is lengthy and varies substantially from customer to customer. Product orders are typically shipped shortly after receipt, and consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's revenues. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Moreover, a substantial portion of these revenues are often booked and shipped in the last month, or even weeks or days, of that quarter. Due to all of the foregoing, quarterly revenues and operating results are difficult to forecast. Accordingly, NetDynamics believes that period-to-period comparisons of its operating results would not necessarily be meaningful and should not be relied upon as indications of future performance. Failure by NetDynamics, to increase revenues would have a material adverse effect on NetDynamics' business, operating results and financial condition. See "-- Product Concentration; Dependence on Emerging Market for Enterprise Network Application Software."

     NetDynamics' expense levels are based, in significant part, on NetDynamics' expectations as to future revenues and are therefore relatively fixed in the short term. If revenue levels fall below expectations, net operating results are likely to be disproportionately adversely affected because a proportionately smaller amount of NetDynamics' expenses varies with its revenues. There can be no assurance that NetDynamics would be able to achieve or maintain profitability on a stand-alone basis on a quarterly or annual basis in the future.

     The operating results of many software companies reflect seasonal trends, and NetDynamics expects to be affected by such trends in the future. NetDynamics believes that it is likely that it would experience relatively higher revenues in its quarter ending December 31 and relatively lower revenues in its quarter ending March 31 as a result of efforts by its direct sales force to meet fiscal year-end sales quotas. See "NetDynamics Selected Consolidated Financial Data" and "NetDynamics Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Product Concentration; Dependence on Emerging Market for Enterprise Network Application Software. All of NetDynamics' revenues have been attributable to sales of enterprise network application software and related services. NetDynamics currently expects enterprise network application software and related services to account for all or substantially all of its future revenues. As a result, factors adversely affecting the pricing of or demand for enterprise network application software, such as competition or technological change, could have a material adverse effect on NetDynamics' business, operating results and financial condition. NetDynamics' future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of enterprise network application software. There can be no assurance that NetDynamics would continue to be successful as a stand-alone company in marketing enterprise network application software products or other products. Although NetDynamics has recently experienced growth in sales of enterprise network application software, there can be no assurance that the market for enterprise network application software will continue to grow. If the enterprise network application software market fails to grow, or grows more slowly than NetDynamics currently anticipates, its business, operating results and financial condition would be materially and adversely affected.

     Risks Associated with Expanding Distribution. To date, NetDynamics has sold its products through its direct sales force, original equipment manufacturers ("OEMs") systems integrators, independent sofware vendors ("ISVs"), value-added resellers ("VARs") and alliance partners. NetDynamics' ability to achieve significant revenue growth will depend in large part on its success in recruiting and training sufficient direct sales personnel and establishing and maintaining relationships with third party distribution channels. Although NetDynamics has recently invested significant resources to expand its direct sales force and third party distribution channels, NetDynamics has at times experienced and continues to experience difficulty in recruiting qualified sales personnel and in establishing necessary third party distribution channels. There can be no assurance that NetDynamics would, as a stand-alone company, be able to successfully expand its direct sales force or third party distribution channels or that any such expansion would result in an increase in revenues. Any failure by NetDynamics to expand its direct sales force or third party distribution channels would materially adversely affect NetDynamics' business, operating results and financial condition. See "-- Dependence on Key Personnel," "NetDynamics Business -- Strategy" and "-- Sales and Marketing."

     Lengthy Sales Cycle. NetDynamics' products are typically used to develop Internet applications that are critical to a customer's business and the purchase of NetDynamics' products is often part of a customer's larger business process reengineering initiative or implementation of Internet computing. As a result, the license and implementation of NetDynamics' software products generally involves a significant commitment of management attention and resources by prospective customers. Accordingly, NetDynamics' sales process is often subject to delays associated with a long approval process that typically accompanies significant initiatives or capital expenditures. For these and other reasons, the sales cycle associated with the license of NetDynamics' products is often lengthy and subject to a number of significant delays over which the Company has little or no control. There can be no assurance that NetDynamics would not experience these and additional delays in the future as a stand-alone company. See "-- Potential Fluctuations in Quarterly Results; Uncertainty of Future Operating Results" and "NetDynamics' Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Limited Deployment; Dependence on Third Parties. NetDynamics shipped its first product in September 1995. To date, a relatively limited number of NetDynamics' customers have completed the development and deployment of high-end Internet applications using NetDynamics' products. If some of NetDynamics' customers are not able to successfully develop and deploy high-end Internet applications with NetDynamics' products, NetDynamics' reputation could be damaged, which could have a material adverse effect on its business, operating results and financial condition. In addition, NetDynamics expects that a significant percentage of its future revenues will be derived from sales to existing customers. If existing customers have difficulty deploying applications built with NetDynamics' products or for any other reason are not satisfied with NetDynamics' products, its business, operating results and financial condition would be materially adversely affected. NetDynamics' customers and potential customers often rely on third-party OEMs, system integrators ISVs, VARs and alliance partners to develop, deploy and manage high-end Internet applications. If NetDynamics is unable to adequately train a sufficient number of such third parties or if, for any reason, a large number of such third parties adopt a competing product or technology, NetDynamics' business, operating results and financial condition would be materially and adversely affected.

     Competition. The market for high-end enterprise network application software is intensely competitive and characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapidly changing customer requirements. Internet applications that can be developed and deployed using NetDynamics' products can in some cases also be implemented using a combination of first generation application development tools and server programming techniques such as stored procedures in relational databases, C or C++ programming, and networking and database middleware to connect the various components. As such, NetDynamics effectively experiences some competition from potential customers' decisions to pursue this type of approach as opposed to utilizing an application environment such as NetDynamics' products. As a result, NetDynamics must continuously educate existing and prospective customers as to the advantages of NetDynamics' products. There can be no assurance that these customers or potential customers will perceive sufficient value in NetDynamics' products to justify purchasing them.

     NetDynamics has experienced and expects to continue to experience increased competition from current and future competitors, many of whom have significantly greater financial, technical, marketing and other resources than NetDynamics. NetDynamics' current direct competitors, among others, include Bluestone Software, HAHT, Netscape, SilverStream Software and Weblogic. NetDynamics expects to compete increasingly with Oracle, IBM, Microsoft, BEA, Novell and others. NetDynamics' competitors may be able to embed application server technology in broader software platforms, respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than NetDynamics. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to NetDynamics' detriment. NetDynamics expects to face additional competition as other established and emerging companies enter the enterprise network application software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect NetDynamics' business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of NetDynamics' prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect NetDynamics' ability to sell additional licenses and services on terms favorable to NetDynamics. Further, competitive pressures could require NetDynamics to reduce the price of software licenses and related services, which could materially adversely affect its business, operating results and financial condition. There can be no assurance that NetDynamics will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon NetDynamics' business, operating results and financial condition.

     Risk Associated with New Versions and New Products; Rapid Technological Change. The market for high-end enterprise network application software is intensely competitive and characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapidly changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. For example, NetDynamics' customers have adopted a wide variety of hardware, software, database and networking platforms, and as a result, to gain broad market acceptance, NetDynamics has had to support its products on many of such platforms. NetDynamics' future success will depend upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing enhancements to its products and new products on a timely basis that keep pace with such technological developments and emerging industry standards and customer requirements. There can be no assurance that NetDynamics would be successful in developing and marketing enhancements to its products that respond to technological change, evolving industry standards or customer requirements, that NetDynamics would not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements would adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. NetDynamics has in the past experienced delays in the release dates of enhancements to its products. If release dates of any future product enhancements or new products are delayed or if when released they fail to achieve market acceptance, NetDynamics' business, operating results and financial condition would be materially adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by NetDynamics or its competitors may cause customers to defer or forgo purchases of current versions of its products, which could have a material adverse effect on NetDynamics' business, operating results and financial condition. See "NetDynamics Business -- Research and Development."

     Risk of Software Defects. Enterprise network application software is complex and frequently contains errors or defects, especially when first introduced or when new versions or enhancements are released. NetDynamics has not experienced material adverse effects resulting from any such defects or errors to date. There can be no assurance that, despite testing by NetDynamics and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues or delay in market acceptance. Such losses in revenues and delays in market acceptance could have a material adverse effect upon NetDynamics' business, operating results and financial condition.

     Product Liability. NetDynamics' license agreements with its customers typically contain provisions designed to limit NetDynamics' exposure to potential product liability claims. It is possible, however, that such provisions contained in NetDynamics' license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although NetDynamics has not experienced any product liability claims to date, NetDynamics' sale and support of its products may entail the risk of such claims, which are likely to be substantial due to the intended use of its products in business-critical applications. A successful product liability claim brought against NetDynamics could have a material adverse effect upon its business, operating results and financial condition.

     Risks Associated with International Operations. Revenues from sales outside the United States accounted for 9%, 11% and 20% of NetDynamics' total revenues in 1996, 1997 and the quarter ended March 31, 1998, respectively. NetDynamics believes that in order to increase sales opportunities and profitability it will be required to expand its international operations. NetDynamics has committed significant management time and financial resources to developing direct and indirect international sales and support channels. There can be no assurance, however, that NetDynamics will be able to maintain or increase international market demand for its products. To the extent that NetDynamics is unable to do so in a timely manner, its international sales as a stand-alone company would be limited, and its business, operating results and financial condition would be materially and adversely affected.

     International operations are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, costs of localizing products for foreign markets, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that NetDynamics as a stand-alone company (or its distributors or resellers) would be able to sustain or increase international revenues from licenses or from maintenance and service, or that the foregoing factors would not have a material adverse effect on NetDynamics' future international revenues and, consequently, on its business, operating results and financial condition. Revenues generated by NetDynamics' distributors and resellers are generally paid to it in United

States dollars. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenues from international sales and thus NetDynamics' business, operating results and financial condition. See "NetDynamics Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Proprietary Rights; Risks of Infringement. NetDynamics relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. NetDynamics also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. NetDynamics seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. NetDynamics currently has one patent issued and two patent applications pending in the United States. There can be no assurance that NetDynamics' patent will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to NetDynamics or that any of its pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by NetDynamics, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to NetDynamics' technology or design around any patents owned by NetDynamics. Despite NetDynamics' efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of NetDynamics' products or to obtain and use information that NetDynamics regards as proprietary. Policing unauthorized use of NetDynamics' products is difficult, and while NetDynamics is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect NetDynamics' proprietary rights as fully as do the laws of the United States. There can be no assurance that NetDynamics' means of protecting its proprietary rights in the United States or abroad will be adequate or that others will not independently develop similar technology.

     NetDynamics is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by NetDynamics of their intellectual property rights. NetDynamics expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, against NetDynamics could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require NetDynamics to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to NetDynamics, if at all. In the event of a successful claim of product infringement against NetDynamics and the failure or inability of NetDynamics to license the infringed or similar technology, its business, operating results and financial condition would be materially adversely affected.

     NetDynamics relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in its products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to NetDynamics on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which would materially adversely affect NetDynamics' business, operating results and financial condition.

     Need to Manage a Changing Business. NetDynamics has recently experienced a period of significant growth and an expansion in the number of its employees, the scope of its operating and financial systems and geographic area of its operations. This growth has resulted in new and increased responsibilities for management personnel and has placed significant strain upon NetDynamics' management, operating and financial systems and resources. To accommodate recent growth, compete effectively and manage potential future growth, if any, as a stand-alone company, NetDynamics would have to continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage its work force.

These demands will require the addition of new management personnel. NetDynamics' future success as a stand-alone company would also depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. There can be no assurance that NetDynamics' personnel, systems, procedures and controls would be adequate to support its future operations. Any failure to implement and improve NetDynamics' operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on its business, operating results and financial condition.

     Dependence on Key Personnel. NetDynamics' success depends to a significant degree upon the continuing contributions of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect NetDynamics. NetDynamics believes that its future success as a stand-alone company will depend in large part upon its ability to attract and retain highly skilled managerial, sales, customer support and software development personnel. NetDynamics has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that NetDynamics will be successful in attracting and retaining such personnel. Competitors and others have in the past and may in the future attempt to recruit NetDynamics' employees. Failure to attract and retain key personnel could have a material adverse effect on its business, operating results and financial condition.

     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Failure to accept four digit entries could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. NetDynamics has not commenced an audit of its internal operating systems to determine whether they are Year 2000 compliant. However, NetDynamics does not believe it will incur significant incremental costs, if any, in order to bring its internal operating systems into Year 2000 compliance. Based upon NetDynamics' design and testing of its software products, NetDynamics believes that its software products are Year 2000 compliant. However, there can be no assurance that this is the case or that NetDynamics' products will interoperate with the products of third parties in a Year 2000 compliant manner. Failure of NetDynamics' software products to operate properly with regard to Year 2000 compliance could require NetDynamics to incur significant unanticipated expenses to remedy any problems and could have a material adverse effect on NetDynamics' business, financial condition and results of operations.

     No Assurance as to Liquidity. NetDynamics is privately held. If the Merger is not consummated, there can be no assurance that NetDynamics can provide liquidity for its shareholders through an alternative combination or sale transaction, an initial public offering or other means. Moreover, there can be no assurance that NetDynamics could complete an alternative business combination to the Merger or an initial public offering on attractive terms, or at all. In particular, many potential buyers of NetDynamics might acquire companies that compete with NetDynamics or acquire or internally develop technologies that compete with NetDynamics' products.

                          NETDYNAMICS SPECIAL MEETING

DATE, TIME AND PLACE OF NETDYNAMICS SPECIAL MEETING

     The NetDynamics Special Meeting will be held on -- , 1998 at 9:00 a.m., local time, at NetDynamics' executive offices located at 185 Constitution Avenue, Menlo Park, California 94025.

PURPOSES OF NETDYNAMICS SPECIAL MEETING

     The purpose of the NetDynamics Special Meeting is to consider and vote upon approval and adoption of the Merger, the Merger Agreement and the Parachute Payment Proposals. As a result of the Merger, all outstanding shares of NetDynamics Capital Stock will be converted into a right to receive shares of Sun

Common Stock, and NetDynamics Stock Options will be assumed by Sun and be converted into options to purchase Sun Common Stock. See "The Merger Agreement -- Manner and Basis of Converting Shares."

RECORD DATE AND OUTSTANDING SHARES

     Only shareholders of record of NetDynamics Capital Stock at the close of business on the NetDynamics Record Date, which is -- , 1998, are entitled to notice of, and to vote at, the NetDynamics Special Meeting. As of the NetDynamics Record Date, there were approximately -- shareholders of record holding an aggregate of -- shares of NetDynamics Common Stock, -- shareholders of record holding an aggregate of -- shares of NetDynamics Series A Preferred Stock, -- shareholders of record holding an aggregate of -- shares of NetDynamics Series B Preferred Stock and -- shareholders of record holding an aggregate of -- shares of NetDynamics Series C Preferred Stock.

VOTE REQUIRED; QUORUM

     Pursuant to the CGCL and the NetDynamics Restated Articles of Incorporation, as amended, approval of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the NetDynamics Common Stock and a majority of the NetDynamics Preferred Stock, in each case voting as a separate class, outstanding as of the NetDynamics Record Date is required to approve and adopt the Merger Agreement. Under the Code, approval of each Parachute Payment Proposal requires the affirmative vote of the holders of more than seventy-five percent (75%) of the shares of NetDynamics Capital Stock other than the holder receiving such Option Acceleration. Each shareholder of NetDynamics Capital Stock of record on the NetDynamics Record Date will be entitled to cast one vote per share on the approval of the Merger and Merger Agreement. On the vote for approval of the Parachute Payment Proposals, the holders of NetDynamics Series A and Series B Preferred Stock will be entitled to cast one and one-half (1.5) votes per share and holders of NetDynamics Common Stock and Series C Preferred Stock will be entitled to cast one vote per share.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of NetDynamics Capital Stock entitled to vote at the NetDynamics Special Meeting will constitute a quorum. If an executed NetDynamics proxy is returned and the shareholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the NetDynamics Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

     The Founders and certain entities affiliated with the Founders and other shareholders affiliated with a member of the NetDynamics Board have entered into Voting Agreements with Sun, pursuant to which each such holder has agreed to vote (i) in favor of approval and adoption of the Merger Agreement and each of the other transactions contemplated thereby; (ii) against approval of any proposal in opposition to or in competition with the Merger and the Merger Agreement; (iii) against any merger, business combination, sale of assets (in whole or significant part) or other material change in NetDynamics' capitalization or corporate structure that could adversely affect the Merger or the Merger Agreement; (iv) in favor of John R. Hummer as securityholder agent on behalf of the NetDynamics shareholders; and (v) in favor of the Parachute Payment Proposal. In addition, pursuant to the Voting Agreements, each such holder has granted pursuant to such holder's Voting Agreement, to two officers of Sun, an irrevocable proxy to vote shares as aforesaid. The shares of NetDynamics Capital Stock subject to the Voting Agreements represent -- % of the votes entitled to be cast by holders of shares of NetDynamics Common Stock and -- % of the votes entitled to be cast by holders of shares of NetDynamics Preferred Stock as of the NetDynamics Record Date.

VOTING OF PROXIES

     All shares of NetDynamics Capital Stock that are entitled to vote and are represented at the NetDynamics Special Meeting either in person or by properly executed proxies received prior to or at the NetDynamics Special Meeting and not duly and timely revoked will be voted at the NetDynamics Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the Merger, the Merger Agreement and the Parachute Payment Proposals.

     If any other matters are properly presented for consideration at the NetDynamics Special Meeting including, among other things, consideration of a motion to adjourn or postpone the NetDynamics Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of NetDynamics at or before the taking of the vote at the NetDynamics Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of NetDynamics, before the taking of the vote at the NetDynamics Special Meeting or (iii) attending the NetDynamics Special Meeting and voting in person (although attendance at the NetDynamics Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to NetDynamics, Inc. at 185 Constitution Avenue, Menlo Park, California 94025, Attention: Secretary, or hand-delivered to the Secretary of NetDynamics, in each case at or before the taking of the vote at the NetDynamics Special Meeting.

     Because the required vote of holders of NetDynamics Capital Stock for approval of the Merger, the Merger Agreement and the Parachute Payment Proposals is based on the number of outstanding shares rather than upon the shares actually voted in person or by proxy at the NetDynamics Special Meeting, the failure of a holder to submit a proxy or to vote in person at the NetDynamics Special Meeting (including abstentions) will have the same effect as a vote against approval of such proposals.

SOLICITATION OF PROXIES; EXPENSES

     The cost of the solicitation of proxies of NetDynamics shareholders will be borne by NetDynamics. Proxies may be solicited by certain NetDynamics directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

APPRAISAL RIGHTS

     Holders of NetDynamics Capital Stock who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by the CGCL, exercise appraisal rights and receive cash for their shares of NetDynamics Capital Stock. A dissenting shareholder of NetDynamics must follow the appropriate procedures under the CGCL or suffer the termination or waiver of such rights. See "The Merger and Related Transactions -- California Appraisal Rights."

                      THE MERGER AND RELATED TRANSACTIONS

     The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a conformed copy of which is attached to this Proxy Statement/Prospectus as Annex A. Statements made in this Proxy Statement/Prospectus with respect to the terms of the Merger and such related transactions are qualified in their respective entireties by reference to, and holders of NetDynamics Capital Stock are urged to read the more detailed information set forth in the Merger Agreement and the other documents annexed hereto.

BACKGROUND OF THE MERGER

     NetDynamics has from time to time considered a strategic transaction that would represent an attractive way to realize its long-term potential. In September 1997, NetDynamics retained the Technology Group of Deutsche Morgan Grenfell Inc. (subsequently renamed Deutsche Bank Securities, Inc. ("DBS")) to explore a possible strategic transaction, including a sale or merger of NetDynamics or an initial public offering of NetDynamics Common Stock. From time to time thereafter, NetDynamics considered and in some cases conducted preliminary negotiations regarding a possible strategic transaction.

     On December 19, 1997, a meeting was held at Java Software. Shel Finkelstein, Enterprise Engineering Manager of Sun and members of Mr. Finkelstein's staff, Ofer Ben-Shachar, Founder and Chief Technical Officer of NetDynamics, Peter Yared, Director of Technology of NetDynamics and Steve Zocchi, Vice President Business Development of NetDynamics attended the meeting. At the meeting, NetDynamics provided an overview of NetDynamics' products, and Sun provided an overview of certain Sun products.

     On January 8, 1998, a meeting was held at NetDynamics, and attended by Mr. Finkelstein and members of Mr. Finkelstein's staff, Messrs. Ben-Shachar and Yared, and Vijay Anand, Director of Servers of NetDynamics and Sherrick Murdoff, Product Marketing Manager of NetDynamics. At the meeting, NetDynamics provided Sun a more detailed overview of NetDynamics' technologies and products.

     On January 14, 1998, a meeting was held at Java Software, and attended by Alan Baratz, President of JavaSoft, Stuart Macmillan, Manager Business Development of Sun, Mala Chandra, Director Enterprise Engineering of Sun, and Jonathan Schwartz, Director of Product Marketing of Sun, and Zah Rinat, President and Chief Executive Officer of NetDynamics, Mr. Zocchi, Brooke Seawell, Chief Financial Officer of NetDynamics and Mr. Ben-Shachar. At the meeting, the participants explored possible partnering relationships and NetDynamics presented to Sun an overview of NetDynamics' technologies, products and plans.

     On February 6, 1998, a meeting was held at Java Software, and attended by Alan Patty, Vice President Sales of Sun, members of Mr. Patty's staff, Mr. Macmillan, Tom Schroeder, Director Business Development of Sun, Gerald Wagner, Business Development Manager of Sun, La Mont Chappell, Business Development Manager of Sun, Kitty Cullen, Vice President Sales of NetDynamics, Mr. Zocchi and Vic Morris, Vice President Marketing of NetDynamics. At the meeting, NetDynamics presented to Sun an overview of NetDynamics and discussed joint product sales opportunities.

     On February 10, 1998, a meeting was held at Java Software, and attended by Messrs. Macmillan, Schroeder, Wagner and Chapell of Sun and Messrs. Rinat, Zocchi and Seawell of NetDynamics. At the meeting, NetDynamics provided Sun an overview of NetDynamics' business plans and discussed in more detail potential business opportunities between the companies.

     On March 26, 1998 a meeting was held at the JavaOne Developers' Conference in San Francisco with Messrs. Baratz, Macmillan and Wagner and Jim Johnson, Director Java Software Finance of Sun and Messrs. Rinat and Seawell of NetDynamics. At the meeting, Sun discussed its interest in pursuing a business arrangement with NetDynamics including a possible acquisition.

     On April 15, 1998, a lunch meeting was attended by Messrs. Baratz, Macmillan and Schwartz of Sun and Messrs. Rinat, Zocchi and Seawell of NetDynamics, to continue discussions regarding a possible business arrangement between Sun and NetDynamics, including a possible acquisition of NetDynamics by Sun.

     On April 29, 1998, a meeting was held at Java Software, and attended by Ms. Chandra, Mr. Finkelstein, Mr. Finkelstein's staff members, and Messrs. Macmillan and Wagner of Sun, Olivia Dillan, Vice President Engineering of NetDynamics, Messrs. Zocchi and Anand and technical staff of NetDynamics. At the meeting, the participants from NetDynamics provided Sun a detailed overview of NetDynamics' server and tools technologies, products and roadmaps.

     On April 30, 1998, a meeting was held at Java Software and attended by Messrs. Baratz, Macmillan, Wagner, Chapell, Johnson and Schroeder and Ms. Chandra of Sun and Messrs. Rinat, Zocchi and Seawell of NetDynamics. At the meeting, the representatives of NetDynamics presented NetDynamics' business outlook and a proposal for a business relationship between Sun and NetDynamics.

     On May 26, 1998, the NetDynamics Board held a regularly scheduled meeting at which, among other matters, the merits of Sun's potential acquisition of NetDynamics were discussed.

     On May 28, 1998, a meeting was held at Java Software, and attended by Messrs. Macmillan, Schroeder, Wagner and Chapell of Sun and Messrs. Zocchi and Seawell of NetDynamics. At the meeting, representatives of Sun presented and discussed potential acquisition proposal terms and issues.

     On May 30, 1998, William Raduchel, Vice President of Strategic Planning of Sun and Mr. Rinat of NetDynamics and George Boutros then of DBS discussed via telephone proposed terms and issues related to the proposed acquisition.

     On June 1, 1998, Messrs. Raduchel and Schroeder of Sun, Mr. Rinat of NetDynamics and Mr. Boutros and David Popowitz then of DBS spoke via telephone, and NetDynamics presented and discussed its response to Sun's acquisition proposal.

     At various times throughout June, members of the NetDynamics Board and NetDynamics' senior management held informal discussions regarding Sun's proposed acquisition of NetDynamics.

     On June 3, 1998, a meeting was held at Java Software and attended by Messrs. Baratz and Raduchel and Ken Alvares, Vice President Human Resources of Sun and Messrs. Rinat, Seawell and Boutros and Stephanie Jensen, Director of Human Resources and Facilities of NetDynamics where further acquisition related issues were discussed.

     On June 6, 1998, Messrs. Baratz and Rinat discussed additional acquisition related issues.

     On June 8, 1998, a meeting and dinner was held at NetDynamics and attended by Messrs. Baratz and Raduchel and Mr. Edward Zander, Chief Operating Officer of Sun and Mr. Rinat of NetDynamics and Mr. Rinat's staff. At the meeting, NetDynamics' staff presented overviews of its organization to Sun and discussed mutual opportunities.

     On June 9, 1998, the Sun Board met and approved the Merger.

     On June 16, 1998, via telephone, Messrs. Raduchel and Schroeder of Sun, Mr. Rinat of NetDynamics and Mr. Boutros and Ravi Kaza then of DBS discussed key terms of the potential merger.

     From June 16, 1998 through June 30, 1998, representatives of NetDynamics and representatives of Sun and their respective legal and accounting advisors held numerous meetings to prepare and discuss definitive agreements and perform due diligence.

     On June 18, 1998, the NetDynamics Board had a regularly scheduled meeting at which, among other things, Sun's proposed acquisition of NetDynamics was discussed.

     On June 30, 1998, the NetDynamics Board held a special meeting attended by NetDynamics' outside financial and legal advisors to consider approval of the Merger and the Merger Agreement. After an update on the status of negotiations between Sun and NetDynamics by Mr. Rinat and presentations by NetDynamics' outside financial and legal advisors, the NetDynamics Board, among other things, unanimously (i) determined that the Merger is fair to, and in the best interest of NetDynamics and its shareholders,
(ii) approved the Merger, the Merger Agreement and the transactions contemplated thereby, (iii) approved the Parachute Payment Proposals, and (iv) recommended that holders of NetDynamics Capital Stock vote FOR approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the Parachute Payment Proposals.

     On June 30, 1998 the Merger Agreement and related agreements were signed by Sun and NetDynamics.

JOINT REASONS FOR THE MERGER

     The Boards of Directors of Sun and NetDynamics, in voting to recommend the proposed Merger, identified a number of potential benefits that Sun and NetDynamics believe will contribute to the success of the combined companies, including:

     - The combination of Sun's and NetDynamics' products, technologies, services and distribution channels will offer the combined company the potential to provide enterprises with a more comprehensive middleware software solution.

     - The combination of Sun and NetDynamics will provide the combined company with the potential to offer broader software development expertise and market presence.

NETDYNAMICS' REASONS FOR THE MERGER

     The NetDynamics Board has unanimously approved the Merger Agreement and determined that the Merger is fair to, and in the best interests of, NetDynamics and its shareholders. The NetDynamics Board, therefore, unanimously recommends that holders of NetDynamics' Capital Stock vote FOR approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the Parachute Payment Proposals. In reaching its determination, the NetDynamics Board consulted with NetDynamics' management, as well as its financial adviser, legal counsel and accountants, and gave significant consideration to a number of factors bearing on its decision.

     Among other things, the NetDynamics Board considered the following strategic factors:

     - The Merger would reduce competitive risks to NetDynamics compared to continuing as a stand-alone entity. In particular, the NetDynamics Board considered that competition in the enterprise network application software market is expected to increase significantly from large, well-capitalized computer, software, Internet and enterprise application companies, such as Microsoft, IBM, Netscape and Oracle, that can embed application server technology in a broader software platform and make it more difficult for NetDynamics to compete on a stand-alone basis. In addition, the NetDynamics Board considered that, by continuing on a stand-alone basis, NetDynamics would have to explore entering alternative markets to the enterprise network application software market with a number of attendant risks and uncertainties.

     - The Merger would potentially create increased sales of NetDynamics' software products using Sun's world-wide sales and marketing resources by, among other things, generating additional enterprise licenses and increasing NetDynamics' transaction volume.

     - The Merger would create the opportunity to generate significant savings in sales, marketing, general and administrative expenses by enabling NetDynamics to use Sun's sales, marketing and administrative infrastructure.

     - The Merger would allow NetDynamics' shareholders to reduce exposure to the risks inherent in NetDynamics' reliance on products in a limited market segment. In addition, the Merger would offer NetDynamics the opportunity to use the resources of Sun to develop additional products and provide additional and more comprehensive levels of service.

     - The Merger would provide liquidity for NetDynamics' shareholders through their ownership of Sun Common Stock.

     In the course of its deliberations, the NetDynamics Board reviewed a number of additional factors relevant to the Merger. These factors included: (i) information concerning the respective businesses, prospects, historical financial performances and conditions, operations, technologies, management, products, customers and future development plans of NetDynamics and Sun; (ii) the historical market prices, volatility and trading information with respect to the Sun Common Stock; (iii) the value of the Sun Common Stock to be received in the Merger in exchange for outstanding NetDynamics Capital Stock and to become issuable upon exercise of NetDynamics Stock Options to be assumed by Sun; (iv) the relationship between the market value of the shares of Sun Common Stock and NetDynamics Common Stock; (v) the terms of the Merger Agreement; (vi) the compatibility of the management and businesses of NetDynamics and Sun, as well as the fact that certain members of NetDynamics' senior management would continue to be involved in the operations relating to NetDynamics' products and business following the Merger; (vii) results from NetDynamics' management of the results of their due diligence investigation of Sun; and (viii) the fact that the Merger is expected to qualify as a tax-free reorganization.

     The NetDynamics Board also considered a variety of potentially negative factors in its deliberations concerning the Merger. These factors include: (i) the relatively slower growth rate of Sun's revenues compared to the potential growth rate of NetDynamics' revenues on a stand-alone basis; (ii) the potential loss of revenues from NetDynamics business following the Merger as a result of confusion in the marketplace and the possible exploitation of such confusion by competitors of NetDynamics; (iii) the possibility of management disruption associated with Merger; (iv) the risk that benefits sought to be achieved by Merger might not be realized; and (v) the risks described above under "Risk Factors."

     The foregoing discussion of the information and factors considered by the NetDynamics Board is not intended to be exhaustive but is believed to include all material factors considered by the NetDynamics Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the NetDynamics Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the NetDynamics Board may have given different weights to different factors. In the course of its deliberations, the NetDynamics Board did not establish a range of values for NetDynamics Capital Stock; however, based on the factors outlined above and on the oral advice of its financial advisor, DBS, the NetDynamics Board determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, NetDynamics and its shareholders.

SUN'S REASONS FOR THE MERGER

     In addition to the anticipated joint benefits described above, the Sun Board believes, for the following additional reasons, the Merger will be beneficial to Sun:

     - The acquisition of NetDynamics offers the opportunity to reduce Sun's time to market in providing an enterprise application middleware platform.

     - The acquisition of NetDynamics will leverage Sun's Java technologies and Solaris operating system's strengths in connection with establishing Sun's position in the application middleware software market.

     - Acquiring NetDynamics will broaden Sun's software product and services offerings to enterprise customers.

     The foregoing discussion of the information and factors considered by the Sun Board is not intended to be exhaustive but is believed to include all material factors considered by the Sun Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Sun Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Sun Board may have given different weights to different factors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the NetDynamics Board with respect to the Merger, NetDynamics shareholders should be aware that certain members of the NetDynamics Board and management have certain interests in the Merger that are in addition to the interests of NetDynamics shareholders generally. The NetDynamics Board was aware of these interests and considered them, among other factors, in approving the Merger Agreement. These interests are as follows:

     Upon consummation of the Merger, the vesting of NetDynamics Stock Options held by certain directors and executive officers of NetDynamics will be fully accelerated. In addition, Key Employees will receive the following, subject to certain conditions: (i) the opportunity to receive a portion of the nonqualified stock options of Sun (the "Nonqualified Sun Options") exercisable in the aggregate for 175,000 shares of Sun Common Stock, and (ii) the opportunity to receive a portion of the $10 million in aggregate value of Sun Restricted Stock reserved for employees of NetDynamics.

     Option Acceleration. NetDynamics Stock Options granted to certain officers of NetDynamics, including the chief executive officer, chief scientist, each vice president of NetDynamics and certain other persons, provide that the vesting of such Stock Options will fully accelerate upon (i) an acquisition of NetDynamics and (ii) termination of such person's employment within twelve (12) months of the acquisition. Each such person has waived any rights to acceleration as a result of accepting employment at Sun following the Merger, other than A. Brooke Seawell, Executive Vice President and Chief Financial Officer, and Victor Morris, Vice President of Marketing, Vice President/General Manager, EMEA, who are not anticipated to render services for Sun following the Merger. As a result, all of their presently unvested NetDynamics Stock Options will vest upon the consummation of the Merger and become exercisable for 163,567 and 63,438 shares of NetDynamics Common Stock, respectively, except that the vesting of options exercisable for 18,375 shares held by Mr. Seawell will not accelerate if the Parachute Payment Proposal relating to his Option Acceleration is not approved. Messrs. Ablemann and Dorrian, each a director of NetDynamics, hold unvested NetDynamics Stock Options exercisable for 69,469 and 51,608 shares of NetDynamics Common Stock, respectively, which will fully vest upon consummation of the Merger, except that the vesting of such options will not accelerate if the Parachute Payment Proposal relating to their respective Option Acceleration is not approved.

     Nonqualified Sun Options. In connection with the Merger, Key Employees are entitled to receive Nonqualified Sun Options exercisable for a total of 175,000 shares of Sun Common Stock. Such Nonqualified Sun Options are subject to the approval of Sun's Board of Directors, exercisable at fair market value on the date of grant by Sun's Board of Directors, and vest over a five-year period at the rate of twenty percent (20%) per annum commencing at the Effective Time . The receipt of such Nonqualified Sun Options is contingent upon the consummation of the Merger.

     Sun Restricted Stock. In connection with the execution of the Merger Agreement, Key Employees were granted the right to purchase, at the Effective Time, shares of Sun Restricted Stock with an aggregate value of $8.2 million based on the Market Price for $.01 per share. Sun Restricted Stock shall vest over a four-year period at the rate of twenty-five percent (25%) per annum commencing at the time of purchase. Pursuant to the Merger Agreement, Sun will grant additional shares of Sun Restricted Stock with an aggregate value of $1.8 million to certain employees of NetDynamics which may include certain members of NetDynamics' management. The receipt of such Sun Restricted Stock is contingent upon the consummation of the Merger.

     Indemnification of Directors and Officers. The Merger Agreement provides that from and after the Effective Time, Sun will cause the Surviving Corporation to fulfill the obligations of NetDynamics pursuant to (i) any indemnification agreements between NetDynamics and its directors and officers existing prior to the date of the Merger Agreement and (ii) applicable provisions of NetDynamics' organizational documents, as currently in effect, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of NetDynamics, unless such modification is required by law.

EFFECTIVE TIME

     The Merger Agreement provides that the Merger will become effective upon the filing of an Agreement of Merger with the Secretary of State of California in accordance with the CGCL. It is anticipated that if all conditions of the Merger have been fulfilled or waived, the Effective Time will occur on or about -- , or on a date as soon as practicable thereafter.

LEGAL STRUCTURE OF THE MERGER

     Under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Sun formed for this purpose, will merge with and into NetDynamics with NetDynamics being the surviving corporation of the Merger. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Articles of Incorporation of the Surviving Corporation, the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation and the Board of Directors of Merger Sub will become the initial Board of Directors of the Surviving Corporation. Sun and NetDynamics shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

MANNER AND BASIS OF CONVERTING SHARES

     Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, NetDynamics or the holder of any shares of NetDynamics Capital Stock, the following will occur:

     Conversion of NetDynamics Capital Stock. Under the terms of the Merger, shares of Sun Common Stock will be exchanged for the outstanding shares of NetDynamics Capital Stock. Each share of NetDynamics Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the applicable provisions of the CGCL and who has not withdrawn or lost such rights) will be canceled and extinguished and be converted automatically into the right to receive a number of shares of Sun Common Stock as follows:

     Conversion of NetDynamics Preferred Stock. The holders of NetDynamics Series A, Series B, and Series C Preferred Stock are entitled to receive shares of Sun Common Stock prior and in preference to any delivery of Sun Common Stock to the holders of NetDynamics Common Stock, provided that if the assets and funds available for distribution among the holders of the NetDynamics Preferred Stock are insufficient to permit the receipt of such Sun Common Stock to holders of NetDynamics Preferred Stock in the amounts to which they would otherwise be entitled, then holders of NetDynamics Series A, Series B and Series C Preferred Stock will be entitled to their pro rata share of the Sun Common Stock available in proportion to the respective amounts which would be received by them if the respective amounts were paid in full.

          Conversion of NetDynamics Series A Preferred Stock. Holders of NetDynamics Series A Preferred Stock will entitled to receive in aggregate prior and in preference to any delivery of Sun Common Stock to the holders of NetDynamics Common Stock that number of shares of Sun Common Stock equal to the product of (i) the quotient obtained by dividing $0.985 by the Market Price and (ii) the number of shares of NetDynamics Series A Preferred issued and outstanding immediately prior to the Effective Time. See "-- Participation of NetDynamics Series A and Series B Preferred Stock" and "-- Limitations on Participation of NetDynamics Series A and Series B Preferred Stock."

          Conversion of NetDynamics Series B Preferred Stock. Holders of NetDynamics Series B Preferred Stock will entitled to receive in aggregate prior and in preference to any delivery of Sun Common Stock to the holders of NetDynamics Common Stock that number of shares of Sun Common Stock equal to the product of (i) the quotient obtained by dividing $5.4042 by the Market Price and (ii) the number of shares of NetDynamics Series B Preferred issued and outstanding immediately prior to the Effective Time. See "-- Participation of NetDynamics Series A and Series B Preferred Stock" and "-- Limitations on Participation of NetDynamics Series A and Series B Preferred Stock."

          Conversion of NetDynamics Series C Preferred Stock. Holders of NetDynamics Series C Preferred Stock will entitled in aggregate to receive prior and in preference to any delivery of Sun Common Stock to the holders of NetDynamics Common Stock that number of shares of Sun Common Stock equal to the product of (i) the quotient obtained by dividing $7.00 by the Market Price and (ii) the number of shares of NetDynamics Series C Preferred issued and outstanding immediately prior to the Effective Time.

          Participation of NetDynamics Series A and Series B Preferred
     Stock. Each holder of shares of NetDynamics Series A and Series B Preferred Stock, issued and outstanding immediately prior to the Effective Time, will receive, in addition to and to the extent that there are remaining shares of Sun Common Stock after distribution of the preferential amounts referred to above, the number of shares of Sun Common Stock equal to: the number of shares of Sun Common Stock remaining after distribution of the preferential amounts referred to above multiplied by a fraction, (a) the numerator of which is the aggregate number of shares of NetDynamics Common Stock issuable upon conversion of the shares of NetDynamics Series A and Series B Preferred Stock held by such holder immediately prior to the Effective Time (the current conversion rate is 1.5 shares of NetDynamics Common Stock for each share of NetDynamics Series A and Series B Preferred Stock), and (b) the denominator of which is (i) the aggregate number of shares of NetDynamics Common Stock outstanding immediately prior to the Effective Time plus (ii) the aggregate number of shares of NetDynamics Common Stock issuable upon conversion of the shares of NetDynamics Series A and Series B Preferred Stock outstanding immediately prior to the Effective Time (other than shares of NetDynamics Series A and Series B Preferred Stock that become subject to the limitations on participation of NetDynamics Series A and Series B Preferred Stock contained on the NetDynamics Articles of Incorporation (see "-- Limitations on Participation of NetDynamics Series A and Series B Preferred Stock")) plus (iii) the aggregate number of shares of NetDynamics Common Stock issuable upon the exercise or conversion of all options, warrants and other rights to acquire or receive shares of NetDynamics Common Stock outstanding immediately prior to the Effective Time, rounded to the nearest whole number.

          Limitations on Participation of NetDynamics Series A and Series B Preferred Stock. Notwithstanding the participating and preferential amounts described above, in accordance with the Articles of Incorporation of NetDynamics, under no circumstances may the holder of any share of NetDynamics Series A Preferred Stock be entitled pursuant to the Merger Agreement to receive a number of shares of Sun Common Stock equal to in excess of $3.94 divided by the Market Price in respect of any such share, and under no circumstances may the holder of any share of NetDynamics Series B Preferred Stock be entitled pursuant to the Merger Agreement to receive a number of shares of Sun Common Stock equal to in excess of $21.6168 divided by the Market Price in respect of any such share. Any shares of Sun Common Stock that would otherwise be distributed to holders of NetDynamics Series A and Series B Preferred Stock but for the limitations described in this paragraph will be distributed to the holders of NetDynamics Common Stock and any participating series of NetDynamics Preferred Stock that continues to be entitled to such participation in light of such limitations. In addition, any shares of NetDynamics Series A and Series B Preferred Stock that because of such limitations are converted into fewer shares of Sun Common Stock than they would in the absence of such limitations will not be counted as participating shares in determining the distribution of remaining shares of Sun Common Stock to participating shareholders. See "-- Participation of NetDynamics Series A and Series B Preferred Stock" and "-- Conversion of NetDynamics Common Stock."

     Conversion of NetDynamics Common Stock. Each holder of shares of NetDynamics Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the applicable provisions of the CGCL and who has not withdrawn or lost such rights) will be canceled and extinguished and will be converted automatically into the right to receive a number of shares of Sun Common Stock equal to the number of shares of Sun Common Stock available for distribution pursuant to the Merger Agreement minus the number of shares of Sun Common Stock distributed to holders of NetDynamics Preferred Stock pursuant to applicable preferences (see
"-- Conversion of NetDynamics Preferred Stock,") plus the number of shares of Sun Common Stock available for distribution by reason of the limitations on participation of NetDynamics Series A and Series B Preferred Stock contained on the NetDynamics Articles of Incorporation (see "-- Conversion of NetDynamics Preferred Stock -- Limitations on Participation of NetDynamics Series A and Series B Preferred Stock") multiplied by a fraction, (a) the numerator of which is the number of shares of NetDynamics Common Stock held by such holder immediately prior to the Effective Time, and (b) the denominator of which is (i) the aggregate number of shares of NetDynamics Common Stock outstanding immediately prior to the Effective Time plus (ii) the aggregate number of shares of NetDynamics Common Stock issuable upon conversion of the shares of NetDynamics Series A and Series B Preferred Stock outstanding immediately prior to the Effective Time (other than shares of NetDynamics Series A and Series B Preferred Stock that become subject to the limitations on participation of NetDynamics Series A and Series B Preferred Stock contained on the NetDynamics Articles of Incorporation (see "-- Conversion of NetDynamics Preferred
Stock -- Limitations on Participation of NetDynamics Series A and Series B Preferred Stock")) plus (iii) the aggregate number of shares of NetDynamics Common Stock issuable upon the exercise or conversion of all options, warrants and other rights to acquire or receive shares of NetDynamics Common Stock outstanding immediately prior to the Effective Time, rounded to the nearest whole number.

     Conversion of NetDynamics Capital Stock will occur in the manner provided in a Letter of Transmittal to be sent to each record holder of NetDynamics Capital Stock promptly following the Effective Time. After the NetDynamics shareholders have surrendered such certificates representing NetDynamics Capital Stock, Sun will cause to be issued to such shareholders certificates of Sun Common Stock representing their portion of the Merger Consideration, subject to the escrow provisions of the Merger Agreement described under the section entitled "The Merger Agreement -- Escrow Fund and Indemnity" below.

     Fractional Shares. No fraction of a share of Sun Common Stock will be issued, but in lieu thereof, each holder of shares of NetDynamics Capital Stock who would otherwise be entitled to a fraction of a share of Sun Common Stock (after aggregating all fractional shares of Sun Common Stock to be received by such holder) shall be entitled to receive from Sun an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Market Price.

STOCK OWNERSHIP FOLLOWING THE MERGER

     Based on the closing price of Sun Common Stock of -- as of --, 1998 on the Nasdaq National Market System and the capitalization of NetDynamics as of such date, an aggregate of approximately -- shares of Sun Common Stock will be issued to NetDynamics shareholders in the Merger, and an aggregate of approximately -- shares of Sun Common Stock will be issuable upon the exercise of NetDynamics Stock Options assumed by Sun in the Merger. Based upon the number of shares of Sun Common Stock issued and outstanding as of June 30, 1998, the former holders of NetDynamics Capital Stock would hold approximately --% of Sun's total issued and outstanding shares. The foregoing numbers of shares and percentages are subject to change as they will depend on the capitalization of NetDynamics and be computed using the Market Price. There can be no assurance as to the Market Price of the Sun Common Stock to be used in calculating the Merger Consideration.

LISTING ON NASDAQ NATIONAL MARKET

     Sun will cause the shares of Sun Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, to be authorized for listing on the Nasdaq National Market upon official notice of issuance.

EXPENSES

     In the event the Merger is not consummated, all fees and expenses incurred by a party in connection with the Merger shall be the obligation of the party incurring such fees and expenses. In the event the Merger is consummated, all reasonable fees and expenses incurred by NetDynamics in connection with the Merger shall be assumed by and paid by Sun upon the Effective Time; provided, however, that any legal, accounting, financial advisory, consulting and all other fees and expenses of third parties in excess of $2.25 million (or such greater number, not to exceed $2.5 million, in Sun's reasonable discretion) shall be deducted from the Escrow Fund. See "The Merger Agreement -- Escrow Fund and Indemnity."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences of the exchange of shares of NetDynamics Capital Stock for Sun Common Stock pursuant to the Merger. This discussion is based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Sun, NetDynamics or the NetDynamics shareholders as described herein.

     NetDynamics shareholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular shareholders of NetDynamics in light of their particular circumstances, such as shareholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, or foreign persons, shareholders who do not hold their NetDynamics Capital Stock as capital assets, shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions who hold NetDynamics capital stock as part of an integrated investment (including a "straddle") comprised of shares of NetDynamics capital stock and one or more other positions, or who have previously entered into a constructive sale of NetDynamics capital stock. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which NetDynamics Capital Stock is acquired or Sun Common Stock (including the Escrow Shares) is disposed of. ACCORDINGLY, NETDYNAMICS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Sun and NetDynamics have received opinions (the "Exhibit Tax Opinions") from their respective counsel to the effect that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"). The Exhibit Tax Opinions are subject to certain assumptions, limitations and qualifications, are based on the truth and accuracy of certain factual representations of Sun, Merger Sub and NetDynamics and have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. In addition, the closing of the Merger is conditioned upon the delivery at the closing of the Merger of opinions (the "Final Tax Opinions") from counsel to both Sun and NetDynamics substantially similar to the Exhibit Tax Opinions but based on representations of Sun, Merger Sub and NetDynamics as of the date of the closing of the Merger. Assuming the Merger is a Reorganization, then, subject to the assumptions, limitations and qualifications referred to herein and in the Exhibit Tax Opinions, the Merger should result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by holders of NetDynamics Capital Stock upon their receipt of Sun Common Stock solely in exchange for NetDynamics Capital Stock in the Merger (except to the extent of cash received in lieu of a fractional share of the Common Stock of Sun).

          (b) The aggregate tax basis of the Sun Common Stock received by NetDynamics shareholders in the Merger (including the Escrow Shares and any fractional share of Sun Common Stock not actually received) will be the same as the aggregate tax basis of NetDynamics Capital Stock surrendered in exchange therefor.

          (c) The holding period of the Sun Common Stock (including the Escrow Shares) received in the Merger will include the period for which the NetDynamics Capital Stock surrendered in exchange therefor was held provided that the NetDynamics Capital Stock so surrendered is held as a capital asset at the time of the Merger.

          (d) Cash payments received by holders of NetDynamics Capital Stock in lieu of a fractional share will be treated as if a fractional share of Sun Common Stock had been issued in the Merger and then redeemed by Sun. A shareholder of NetDynamics receiving such cash will generally recognize capital gain or loss upon such payment, equal to the difference (if any) between such shareholder's tax basis in the fractional share and the amount of cash received.

          (e) A shareholder who exercises dissenters' rights with respect to a share of NetDynamics Capital Stock and who receives payment for such stock in cash will generally recognize capital gain or loss measured by the difference between the shareholder's tax basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend (a "Dividend Equivalent Transaction"). A sale of NetDynamics Capital Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights and all parties related to such shareholder own no shares of Sun Stock (either actually or constructively, within the meaning of Section 318 of the Code) after the Merger. If, however, a shareholder's sale for cash of NetDynamics Capital Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize ordinary income for federal income tax purposes in an amount up to the entire amount of cash so received.

          (f) Neither Sun, Merger Sub nor NetDynamics will recognize material amounts of gain solely as a result of the Merger.

     Although Sun and NetDynamics have received the Exhibit Tax Opinions and will receive the Final Tax Opinions from their respective counsel that the Merger will be treated as a Reorganization, a recipient of shares of Sun Common Stock could recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely NetDynamics Capital Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a NetDynamics shareholder was treated as receiving (directly or indirectly) consideration other than the Common Stock of Sun in exchange for such stockholder's NetDynamics Capital Stock.

     No ruling has been or necessarily will be obtained from the Internal Revenue Service (the "IRS") in connection with the Merger. NetDynamics shareholders should be aware that neither the Exhibit Tax Opinions nor the Final Tax Opinions bind the IRS and that the IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the Exhibit Tax Opinions and the Final Tax Opinions are subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by Sun, Merger Sub and NetDynamics, including, without limitation, representations in certificates to be delivered to counsel by the respective managements of Sun, Merger Sub and NetDynamics.

     A successful IRS challenge to the Reorganization status of the Merger would result in NetDynamics shareholders recognizing taxable capital gain or loss with respect to each share of NetDynamics Capital Stock surrendered equal to the difference between the shareholder's tax basis in such share and the fair market value, as of the Effective Time, of the Sun Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Sun Common Stock so received would equal its fair market value as of the Effective Time and the holding period for such stock would begin the day after the Effective Time.

GOVERNMENTAL AND REGULATORY APPROVALS

     Consummation of the Merger is subject to compliance with the HSR Act. The notifications required under the HSR Act have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice. The specified waiting period under the HSR Act is not expected to impact the Effective Time. The Merger must also satisfy the federal securities laws and applicable securities laws of the various states.

ACCOUNTING TREATMENT

     Sun intends to account for the Merger as a purchase.

CALIFORNIA APPRAISAL RIGHTS

     If the Merger Agreement is approved by the required vote of NetDynamics shareholders and is not abandoned or terminated, holders of NetDynamics Capital Stock who did not vote in favor of the Merger may, by complying with Sections 1300 through 1312 of the CGCL, be entitled to dissenters' rights as described therein. The record holders of the shares of NetDynamics capital stock that are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they exercise dissenters' rights are referred to herein as "Dissenting Shares."

     The following discussion is not a complete statement of the CGCL relating to dissenters' rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the CGCL attached to this Joint Proxy Statement/Prospectus as Annex D and incorporated herein by reference. This discussion and Sections 1300 through 1312 of the CGCL should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

     Shares of NetDynamics Capital Stock must satisfy each of the following requirements to qualify as Dissenting Shares under the CGCL: (i) the shares of NetDynamics capital stock must have been outstanding on the NetDynamics Record Date; (ii) the shares of NetDynamics Capital Stock must not have been voted in favor of the Merger; (iii) the holder of such shares of NetDynamics Capital Stock must make a written demand that NetDynamics repurchase such shares of NetDynamics Capital Stock at fair market value (as described below); and (iv) the holder of such shares of NetDynamics Capital Stock must submit certificates for endorsement (as described below). A vote by proxy or in person against the Merger does not in and of itself constitute a demand for appraisal under the CGCL.

     Pursuant to Sections 1300 through 1312 of the CGCL, holders of Dissenting Shares may require NetDynamics to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

     Within ten days following approval of the Merger by NetDynamics shareholders, NetDynamics is required to mail to each holder of shares of NetDynamics not voted in favor of the Merger a notice of the approval of the Merger, a statement of the price determined by NetDynamics to represent the fair market value of Dissenting Shares (which shall constitute an offer by NetDynamics to purchase such Dissenting Shares at such stated price), and a description of the procedures for such holders to exercise their rights as Dissenting Shareholders.

     Within 30 days after the date on which the notice of the approval of the Merger by the outstanding shares is mailed to Dissenting Shareholders, a Dissenting Shareholder must demand that NetDynamics repurchase such shareholder's Dissenting Shares in a statement setting forth the number and class of Dissenting Shares held of record by such Dissenting Shareholder that the Dissenting Shareholder demands that NetDynamics purchase, and a statement of which the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price within such 30-day period. Such holder must also submit to NetDynamics or its transfer agent certificates representing any Dissenting Shares that the Dissenting Shareholder demands NetDynamics purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are not Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

     If upon the Dissenting Shareholder's surrender of the certificates representing the Dissenting Shares NetDynamics and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the

Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the Merger are satisfied or waived.

     If NetDynamics and a Dissenting Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the Merger by NetDynamics shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the shares of NetDynamics Common Stock held by such shareholder are Dissenting Shares, the fair market value of such shares of NetDynamics Common Stock, or both. The CGCL provides, among other things, that a Dissenting Shareholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless NetDynamics consents to such request for withdrawal.

RESALE OF SUN COMMON STOCK

     The Sun Common Stock issued pursuant to the Merger will be transferable under the Securities Act except for shares issued to any NetDynamics shareholder who may be deemed to be an affiliate of NetDynamics (an "Affiliate") for purposes of Rule 145 under the Securities Act. An Affiliate is defined generally as including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of common stock of a company. NetDynamics has agreed to use its reasonable efforts to cause each Affiliate to deliver to Sun on or prior to the Closing Date, a written agreement providing, among other things, that such Affiliate will not transfer any Sun Common Stock received in the Merger, except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of shares of Sun Common Stock received by any person who may be deemed to be an Affiliate.

     The Sun Common Stock received upon the exercise of NetDynamics Stock Options assumed by Sun in the Merger will be transferable under the Securities Act upon the effectiveness of a registration statement on Form S-8. Pursuant to the Merger Agreement, Sun has agreed to file such a registration statement within forty-five (45) days of the Effective Time.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the shareholders of NetDynamics and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into NetDynamics (with NetDynamics being the Surviving Corporation). The Effective Time will occur upon the effectiveness of the filing with the Secretary of State of the State of California of a duly executed Agreement of Merger or at such later time as is specified in such Agreement of Merger.

     Certificate of Incorporation and By-laws. The Merger Agreement provides that the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law except that the name of the Surviving Corporation will be changed to "NetDynamics, Inc." in such Articles of Incorporation. The By-laws of Merger Sub as in effect immediately prior to the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. See "The Merger and Related
Transactions -- Interests of Certain Persons in the Merger."

     Conversion of NetDynamics Capital Stock in the Merger. At the Effective Time, each issued and outstanding share of NetDynamics Capital Stock will be canceled and will be converted into the right to receive that number of fully paid and nonassessable shares of Sun Common Stock determined in accordance with the Merger Agreement. Cash will be paid to NetDynamics shareholders in lieu of fractional shares of Sun Common Stock and any dividends or other distributions to which such holder is entitled. See "The Merger and Related
Transactions -- Manner and Basis of Converting Shares" and "-- Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in NetDynamics Common Stock."

     NetDynamics Stock Options. Pursuant to the Merger, at the Effective Time, each outstanding NetDynamics Stock Option, whether or not exercisable, will be assumed by Sun. Each NetDynamics Stock Option so assumed by Sun under the Merger Agreement will continue to have, and be subject to, the same terms and conditions governing such NetDynamics Stock Option immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each NetDynamics Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Sun Common Stock equal to the product of the number of shares of NetDynamics Common Stock that were issuable upon exercise of such NetDynamics Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Sun Common Stock, and (ii) the per share exercise price for the shares of Sun Common Stock issuable upon exercise of such assumed NetDynamics Stock Option will be equal to the quotient determined by dividing the exercise price per share of NetDynamics Common Stock at which such NetDynamics Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of Sun and NetDynamics that NetDynamics Stock Options assumed by Sun will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent NetDynamics Stock Options qualified as incentive stock options immediately prior to the Effective Time. After the Effective Time, Sun will issue to each holder of an outstanding NetDynamics Stock Option a notice describing the assumption of such NetDynamics Stock Option.

     Exchange Agent. The Merger Agreement requires Sun to deposit as of the Effective Time, with Boston Equiserve LLP, or such other institution as it shall select (the "Exchange Agent"), for the benefit of the holders of shares of NetDynamics Capital Stock, certificates representing the shares of Sun Common Stock issuable in exchange therefor.

     Exchange Procedures. Within 10 days after the Effective Time, Sun will cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of NetDynamics Capital Stock (the "Certificates") whose shares were converted into the right to receive shares of Sun Common Stock pursuant to the Merger Agreement, (i) a Letter of Transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Sun may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Sun Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Sun Common Stock, minus ten percent (10%) of such shares which will be placed in the Escrow Fund, which such holder has the right to receive after taking into account all the shares of NetDynamics Capital Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Sun Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled, and the Certificate so surrendered will forthwith be canceled. See "The Merger Agreement -- Escrow Fund and Indemnity." In the event of a transfer of ownership of NetDynamics Capital Stock which is not registered in the transfer records of NetDynamics, a certificate representing the proper number of shares of Sun Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate will be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance will pay any transfer or other taxes required by reason of the issuance of shares of Sun Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Sun that such tax has been paid or is not applicable. Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Sun Common Stock, cash in lieu of any fractional shares of Sun Common Stock and any dividends or other distributions to which such holder is entitled. No interest will be paid or will accrue on any cash payable pursuant to the exchange provisions of the Merger Agreement.

     NETDYNAMICS SHAREHOLDERS SHOULD NOT FORWARD NETDYNAMICS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. NETDYNAMICS SHAREHOLDERS SHOULD NOT RETURN NETDYNAMICS STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Dividends. No dividends or other distributions with respect to Sun Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Sun Common Stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder until the holder of record of such Certificate surrenders such Certificate. Following surrender of any such Certificate, there will be paid to the record holder of the certificate representing whole shares of Sun Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Sun Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sun Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender, and a payment date subsequent to such surrender payable with respect to such whole shares of Sun Common Stock.

     No Further Ownership Rights in NetDynamics Capital Stock. All shares of Sun Common Stock issued upon the surrender for exchange of shares of NetDynamics Capital Stock in accordance with the terms of the Merger Agreement (including any cash paid) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of NetDynamics Capital Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by NetDynamics on such shares of NetDynamics Capital Stock in accordance with the terms of the Merger Agreement or prior to the date of the Merger Agreement and which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of NetDynamics Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as described herein.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by NetDynamics and the Founders as to, among other things: (i) the organization, good standing and corporate power of NetDynamics and its subsidiaries; (ii) the capital structure of NetDynamics and its subsidiaries;
(iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) the Merger Agreement's noncontravention of any charter document, agreement or law; (v) governmental or third-party filings, consents, approvals or actions with respect to the Merger Agreement; (vi) the financial statements of NetDynamics; (vii) the absence of any undisclosed liabilities, indebtedness or obligations; (viii) the absence of certain changes or events from May 31, 1998 through June 30, 1998, including the absence of any amendment to the charter documents of NetDynamics, material capital expenditures, loss of assets, business or customers, labor trouble or employment-related claims, change in accounting methods, asset revaluation, declaration, payment or setting aside of a dividend, any split or reclassification of capital stock, salary increase or bonus payment, agreements binding NetDynamics or its subsidiaries, licenses of assets of NetDynamics or its subsidiaries, loan or other indebtedness, waiver or release of a claim, notice or threat of a lawsuit, proceeding or investigation, claim or potential claim of ownership of intellectual property, sale, purchase or license of intellectual property, or event or condition that would have a material adverse effect on NetDynamics; (ix) tax returns and taxes; (x) restrictions on the business activities of NetDynamics or its subsidiaries; (xi) property and assets used in NetDynamics' business; (xii) intellectual property and intellectual property rights of NetDynamics; (xiii) the absence of breaches or defaults under the contracts of NetDynamics and its subsidiaries; (xiv) material interested party transactions with officers, directors or certain shareholders of NetDynamics; (xv) requisite governmental authorizations; (xvi) litigation;
(xvii) accounts receivable and inventory; (xviii) the accuracy and completeness of the minute books of the Company and its subsidiaries; (xix) compliance with applicable environmental laws; (xx) certain brokers' and advisors' fees; (xxi) employee benefit plans; (xxii) insurance; (xxiii) compliance with laws; (xxiv) indemnification obligations; and (xxv) information supplied by NetDynamics in connection with this Proxy Statement/Prospectus and the Registration Statement.

     The Merger Agreement also includes representations and warranties by Sun and Merger Sub as to, among other things: (i) the organization, good standing and corporate power of Sun and Merger Sub; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, certain related agreements and related matters; (iii) the Merger Agreement's noncontravention of any charter document, agreement or law; (iv) governmental or third-party filings, consents, approvals or actions with respect to the Merger Agreement; (v) Sun's capital structure; (vi) documents filed by Sun with the SEC, including financial statements; (vii) litigation; (viii) the absence of brokers' or advisors' fees; and (ix) information supplied by Sun in connection with this Proxy Statement/Prospectus and the Registration Statement.

CONDUCT OF NETDYNAMICS' BUSINESS PRIOR TO THE MERGER

     Under the Merger Agreement, NetDynamics has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, except as contemplated by the Merger Agreement or to the extent that Sun shall otherwise consent in writing to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing business at the Effective Time. Following the date of the Merger Agreement, NetDynamics shall promptly notify Sun of any material event or occurrence or emergency not in the ordinary course of its business, and any event involving or adversely affecting NetDynamics or its business. Except as expressly contemplated by the Merger Agreement, NetDynamics shall not, without the prior written consent of Sun: (a) except as contemplated by the Merger Agreement, make any expenditures or enter into any commitment or transaction exceeding $50,000 individually or $200,000 in the aggregate; (b)(i) sell, license or transfer to any person or entity any rights to any of its intellectual property or enter into any agreement with respect to its intellectual property other than non-exclusive licenses pursuant to the NetDynamics' standard end-user and distribution agreements, (ii) other than intellectual property rights acquired pursuant to "shrink-wrap" and similar widely available commercial end-user licenses (and not included in the NetDynamics' products or technology including products and technology currently available or under development), buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity, (iii) enter into any agreement with respect to development of any intellectual property with a third party or (iv) change the pricing or royalties set forth in NetDynamics' current price list and associated discount schedules or charged by NetDynamics to its customers or licensees or the pricing or royalties set or charged by persons who have licensed intellectual property to NetDynamics; (c) enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the NetDynamics; (d) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the contracts contemplated by the Merger Agreement; (e) commence or settle any litigation; (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock of (or options, warrants or other rights exercisable therefor); (g) other than options to acquire NetDynamics Capital Stock, in the ordinary course with an exercise price equal to the fair market value of such NetDynamics Capital Stock as of the date of grant, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities; (h) cause or permit any amendments to its Articles of Incorporation or Bylaws; (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the NetDynamics' business; (j) other than non-exclusive licenses of the NetDynamics' products in accordance with (b)(i) above, sell, lease, license or otherwise dispose of any of its properties or assets; (k) other than pursuant to the Note, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; (l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement; (m) grant any severance or termination pay (i) to any director or officer of NetDynamics or any Subsidiary or (ii) to any other employee of NetDynamics or any Subsidiary except payments made pursuant to standard written agreements outstanding on the date of the Merger Agreement or as disclosed in the Disclosure Schedule; (n) adopt any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees; (o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (p) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $200,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the current balance sheet of NetDynamics; (q) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (r) enter into any strategic alliance or joint marketing arrangement or agreement; (s) other than as specifically requested in writing by Sun or as contemplated by the Merger Agreement, accelerate the vesting schedule of any outstanding options or NetDynamics Capital Stock; (t) hire or terminate employees or encourage employees to resign; or (u) take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (t) above, or any other action that would prevent NetDynamics from performing or cause NetDynamics not to perform its covenants in the Merger Agreement. In addition NetDynamics has agreed, subject to certain conditions, to utilize any remaining principal amount from the Note to satisfy all outstanding obligations of indebtedness of NetDynamics at or prior to the Effective Time.

NO SOLICITATION

     The Merger Agreement provides that, until the earlier of the Effective Time or the date of termination of the Merger Agreement, neither NetDynamics nor any of the Founders will (nor will NetDynamics nor any of the Founders permit any of its officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Sun and its designees: (a) solicit, encourage, initiate or participate in any negotiations or discussions or enter into any agreement with respect to, any offer or proposal to acquire all, substantially all or a significant portion of NetDynamics' business, properties or technologies or any portion of the NetDynamics' Capital Stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction,
(b) disclose any information not customarily disclosed to any person concerning NetDynamics' business, technologies or properties or afford to any person or entity access to NetDynamics' properties, technologies, books or records or (c) assist or cooperate with any person to make any proposal to purchase all or any part of the NetDynamics Capital Stock or NetDynamics' assets.

     In addition to the foregoing, NetDynamics and the Founders have agreed that if any of them receives prior to the Effective Time or the termination of the Merger Agreement any offer or other proposal, as applicable, relating to any of the above, such person shall promptly notify Sun thereof, and will provide information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Sun may reasonably request.

INDEMNIFICATION OF NETDYNAMICS OFFICERS AND DIRECTORS

     The Merger Agreement provides that from and after the Effective Time, Sun will cause the Surviving Corporation to fulfill the obligations of NetDynamics pursuant to (i) any indemnification agreements between NetDynamics and its directors and officers existing prior to the date of the Merger Agreement and
(ii) applicable provisions of NetDynamics' organizational documents, as currently in effect, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of NetDynamics, unless such modification is required by law. Sun and the Surviving Corporation shall not be liable for any amounts payable resulting from any claim or action brought by any officer or director of NetDynamics or any of their affiliates. Sun shall have full recourse to the Escrow Fund to recover any amounts payable by Sun or the Surviving Corporation pursuant to Sun's indemnification obligations.

EMPLOYMENT MATTERS

     Each person who was an employee of NetDynamics immediately prior to the Effective Time, shall be, at the Effective Time, upon proof of the right to work in the United States (or such other country in which such employee's principal place of employment is located), an at-will employee of Sun or the Surviving Corporation. Sun shall notify all employees of NetDynamics of the terms of their employment with Sun or the Surviving Corporation within thirty (30) days after the Effective Time which such descriptions shall (i) provide for no initial reduction in annual salary plus total on-target bonus cash compensation from that applicable to any such employee of NetDynamics, (ii) in the case of sales representatives and sales engineers, shall specify the sales compensation plan and (iii) in the case of engineers, describe project bonus opportunities, in each case, consistent with Sun's existing human resources policies. Each employee of

NetDynamics who remains an employee of Sun or the Surviving Corporation after the Effective Time shall be eligible, upon completion of Sun's standard employee background and reference check, to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) consistent with Sun's standard human resource policies and shall receive credit under such policies for prior service at NetDynamics. Any such employee of NetDynamics who remains an employee of Sun or the Surviving Corporation after the Effective Time who is "terminated without cause" within twelve (12) months after the Effective Time shall be entitled to receive, upon execution of a severance release in Sun's standard form, notification and severance benefits in an amount not less than six (6) month's base salary from the date of notification (plus any other benefits and transition assistance provided for in Sun's standard severance policies).

CONDITIONS TO THE MERGER

     The respective obligations of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction at or prior to the closing of the Merger of the following conditions: (a) the SEC shall have declared the Registration Statement effective, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC; (b) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (c) all waiting periods under the HSR Act relating to the transactions contemplated by the Merger Agreement will have expired or terminated early; (d) NetDynamics and Sun shall each have received Final Tax Opinions from their respective counsels; and (e) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that Sun, Merger Sub and NetDynamics have used reasonable efforts to remove any such injunction, order, restraint or prohibition; nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     In addition, the obligations of NetDynamics to consummate the Merger are further subject to the satisfaction of a number of conditions, unless waived by NetDynamics, including: (i) the representations and warranties of Sun and Merger Sub in the Merger Agreement (other than the representations and warranties of Sun and Merger Sub as of a specified date, which will be true and correct as of such date) shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except where any inaccuracies or breaches in any such representations and warranties have not, individually or in the aggregate, had and would not, individually or in the aggregate, have a material adverse effect on Sun, and (ii) each of Sun and Merger Sub shall have performed and complied in all material respects with all covenants and obligations in the Merger Agreement required to be performed and complied with by it as of the Effective Time.

     The obligations of Sun and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement shall further be subject to the satisfaction at or prior to the closing of each of the following conditions, any of which may be waived, in writing, exclusively by Sun: (a)(i) the representations and warranties of NetDynamics and the Founders in the Merger Agreement (other than those relating to accounts receivable and inventory and other than the representations and warranties of NetDynamics and the Founders as of a specified date, which will be true and correct as of such date) shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time, except where any inaccuracies or breaches in any such representations and warranties has not, individually or in the aggregate, had and would not, individually or in the aggregate, have a material adverse effect on NetDynamics, and (ii) each of NetDynamics and the Founders shall have performed and complied in all material respects with all covenants and obligations of the Merger Agreement required to be performed and complied with by them as of the Effective Time; (b) the consents, waivers, assignments and approvals contemplated by the Merger Agreement shall have been obtained; (c) Sun shall have received a legal opinion from legal counsel to NetDynamics; (d) no more than (i) thirty (30) employees (excluding interns) of NetDynamics or any of its subsidiaries nor (ii) fifteen (15) of certain engineering and sales personnel identified in the Merger Agreement will have voluntarily or involuntarily (without the consent of Sun, which consent was not unreasonably withheld) terminated their employment with NetDynamics or any of its subsidiaries since the date of the Merger Agreement, and each of the Key Employees will be employed by NetDynamics immediately prior to the Effective Time; (e) shareholders holding at least ninety percent (90%) of the NetDynamics' Capital Stock, including not less than a majority of the outstanding NetDynamics Common Stock and a majority of the outstanding NetDynamics Preferred Stock shall have approved the Merger Agreement, the Merger and the transactions contemplated hereby and thereby; (f) shareholders holding no more than ten percent (10%) of the NetDynamics Capital Stock shall have exercised or given notice of their intent to exercise appraisal rights in accordance with the CGCL; (g) shareholders of NetDynamics shall have approved the Parachute Payment Proposals by the requisite vote; (h) NetDynamics shall have provided Sun with evidence reasonably satisfactory to Sun of the release of certain liens held by certain lenders to NetDynamics; and (i) each director of NetDynamics and each director of each subsidiary shall have resigned from such position effective as of the Effective Time.

TERMINATION

     The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time: (a) by mutual consent of NetDynamics and Sun; (b) by Sun or NetDynamics if: (i) the Effective Time has not occurred by November 30, 1998, provided, however, that such right to terminate the Merger Agreement shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; (c) by Sun if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity, which would (i) prohibit Sun's or Merger Sub's ownership or operation of a material portion of the business of NetDynamics, (ii) compel Sun or NetDynamics to dispose of or hold separate all or a material portion of the business or assets of NetDynamics or (iii) compel Sun to dispose or hold separate all or a portion of the business or assets of Sun; (d) by Sun if it is not in material breach of its obligations under the Merger Agreement, upon a breach of any representation, warranty, covenant or agreement of NetDynamics or the Founders contained in the Merger Agreement such that the closing conditions set forth in the Merger Agreement pertaining to the representations and warranties and covenants of NetDynamics would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice to NetDynamics; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; or (e) by NetDynamics if neither it nor any Founder is in material breach of their respective obligations under the Merger Agreement, upon a breach of any representation, warranty, covenant or agreement of Sun or Merger Sub contained in the Merger Agreement such that the closing conditions set forth in the Agreement pertaining to the representations and warranties and covenants of Sun would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice to Sun; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
(f) by Sun, if on or prior to the earlier to occur of ten (10) days after the mailing of the Proxy Statement to the Shareholders, or twenty (20) days after the Registration Statement is declared effective by the SEC, NetDynamics has not delivered to Sun irrevocable proxies authorizing Sun (or such person or persons designated by Sun prior to the mailing of the Proxy Statement) to vote such number of shares of NetDynamics Capital Stock in favor of the adoption and approval of the Merger Agreement, the approval of the Merger and such other matters as are included in the Voting Agreements such that the number of shares subject to such proxies when added to the number of shares which parties to the Voting Agreements have agreed to vote equal a majority of the outstanding NetDynamics Common Stock and a majority of the outstanding NetDynamics Preferred Stock eligible to vote on such matters.

     In the event of termination of the Merger Agreement, the Merger Agreement shall become void and there shall be no liability or obligation on the part of Sun, Merger Sub or NetDynamics, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of the Merger Agreement prior to its termination; provided further that, certain provisions of the Merger Agreement shall remain in full force and effect and survive any termination of the Merger Agreement.

     The Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of Sun, Merger Sub, NetDynamics and the Founders.

     At any time prior to the Effective Time, Sun and Merger Sub, on the one hand, and NetDynamics and the Founders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ESCROW FUND AND INDEMNITY

     In connection with the Merger, at the Effective Time, the Escrow Shares will be registered in the name of and deposited with the Escrow Agent, such deposit to constitute the Escrow Fund. The Escrow Shares will be the number of shares of Sun Common Stock equal to ten percent (10%) of the number of shares of Sun Common Stock issuable in respect of outstanding NetDynamics Capital Stock at the Effective Time. The Escrow Shares will be contributed to the Escrow Fund on behalf of each holder of NetDynamics Capital Stock at the Effective Time in proportion to the aggregate number of shares of Sun Common Stock that such holder would otherwise be entitled under the Merger Agreement. The Escrow Fund will be available to compensate Sun for any losses incurred by Sun or for which Sun would otherwise be liable as a result of any inaccuracy or breach of a representation or warranty of NetDynamics or the Founders contained in the Merger Agreement or any failure by NetDynamics to perform or comply with any covenant contained therein relating to unresolved contingencies existing at the Effective Time. The Escrow Fund will also be used to pay Excess Expenses, which are any third party fees and expenses in excess of $2,250,000 that have been incurred by NetDynamics in connection with the Merger. Such number is subject to increase in Sun's reasonable discretion to a number not exceeding $2,500,000. Stockholders will have voting rights with respect to the Escrow Shares while in escrow, and will receive dividends, if any, attributable to the Escrow Shares currently, although in the event that Escrow Shares are to be delivered from the Escrow Fund to Sun, any dividends received on such delivered shares shall be returned to the Escrow Fund for distribution to Sun. Sun may not receive any shares from the Escrow Fund for breach of a representation and warranty or covenant unless and until Sun suffers cumulative losses in excess of $500,000, in which case Sun may recover from the Escrow Fund the entire amount of such cumulative losses. In addition, losses of less than $50,000 will not be counted toward such $500,000 threshold, unless and until all of such losses of less than $50,000 equal in the aggregate greater than $500,000, in which case Sun may recover from the Escrow Fund to the extent such losses exceed $500,000 in the aggregate. Sun may also recover shares from the Escrow Fund to pay for Excess Expenses, amounts expended to indemnify NetDynamics' officers and directors pursuant to the Merger Agreement and amounts paid to NetDynamics shareholders in respect of their exercise of appraisal rights, without regard to such thresholds. For the purpose of compensating Sun for its losses or Excess Expenses, the Escrow Shares will be valued at the average closing sale price of the Sun Common Stock on Nasdaq for the ten (10) consecutive trading days ending three (3) business days prior to the delivery of the shares to Sun. Subject to resolution of unsatisfied claims of Sun, the Escrow Fund will terminate one year following the closing date of the Merger.

     After the Effective Time, the Escrow Shares will be the exclusive remedy for Sun to recover for any losses it suffers by reason of the breach of any representation, warranty or covenant of NetDynamics or the Founders; provided that Sun's remedy will not be so limited in the case of fraud by NetDynamics or a Founder.

     BY APPROVING THE MERGER AGREEMENT, NETDYNAMICS SHAREHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF JOHN R. HUMMER, A GENERAL PARTNER OF HUMMER WINBLAD EQUITY PARTNERS II L.P., THE GENERAL PARTNER OF HUMMER WINBLAD VENTURE PARTNERS II L.P., A SHAREHOLDER OF NETDYNAMICS, TO ACT AS THE SECURITYHOLDER AGENT ON BEHALF OF NETDYNAMICS' SHAREHOLDERS TO AUTHORIZE DELIVERY OF ESCROW SHARES TO SUN IN SATISFACTION OF CLAIMS BROUGHT BY SUN, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF NETDYNAMICS' SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. SEE ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

THE VOTING AGREEMENTS

     The following is a brief summary of certain provisions of the Voting Agreements, a form of which is attached hereto Annex B and incorporated herein by reference; such summary is qualified in its entirety by reference to the form of Voting Agreement.

     On June 30, 1998, Sun and NetDynamics entered into Voting Agreements with Zah Rinat, Ofer Ben-Shachar, Doron Sherman, Sherman Investments L.P., A. Brooke Seawell, USVP Entrepreneur Partners II, L.P., U.S. Venture Partners IV, L.P., Second Ventures Limited Partnership and 2180 Associates Fund (each a "Voting Agreement Party" and collectively, the "Voting Agreement Parties"), each of which is either an affiliate, director, executive officer of NetDymanics or an entity affiliated with a director or executive officer. Together, the Voting Agreement Parties held at the Record Date -- shares of NetDynamics Common Stock and -- shares of NetDynamics Preferred Stock accounting for approximately --% of the outstanding shares of NetDynamics Common Stock and --% of the NetDynamics Preferred Stock. Based on beneficial holdings of the Voting Agreement Parties as of the Record Date, the vote in accordance with the Voting Agreements of the shares of NetDynamics Capital Stock subject thereto will not be sufficient to obtain shareholder approval of the Merger Agreement, the Merger and related matters. Pursuant to the terms of the Voting Agreements, each Voting Agreement Party has agreed to vote (or cause to be voted) at the NetDynamics Special Meeting or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought his, her or its shares of NetDynamics Capital Stock now or hereafter owned (together, the "Subject Shares"): (i) in favor of approval and adoption of the Merger and the Merger Agreement and each of the other transactions contemplated thereby; (ii) against approval of any proposal in opposition to or in competition with the Merger and the Merger Agreement; (iii) against any merger, business combination, sale of assets (in whole or significant part) or other material change in NetDynamics' capitalization or corporate structure that could adversely affect the Merger or the Merger Agreement; (iv) in favor of John R. Hummer as securityholder agent on behalf of the NetDynamics shareholders; and (v) in favor of approval of the Parachute Payment Proposals.

THE NOTE

     The following is a brief summary of certain provisions of the Note, a form of which is attached hereto as Annex C and incorporated herein by reference; such summary is qualified in its entirety by reference to the form of the Note.

     Concurrent with the execution of the Merger Agreement on June 30, 1998, NetDynamics executed the Note evidencing a loan by Sun to NetDynamics in an aggregate principal amount of $10 million. The Note bears interest, payable upon default or maturity of the Note, at a rate of ten percent (10%) per annum. The unpaid principal together with all accrued interest, shall be due and payable one hundred eighty (180) days after certain events of termination specified in the Merger Agreement.

     In the event of such a termination of the Merger Agreement, NetDynamics may within the one hundred eighty (180) days after the date of such termination, either (i) pay the unpaid principal and accrued interest due and owing on the Note or (ii) convert such unpaid principal and accrued interest into stock of NetDynamics. However, upon the occurrence of certain events of default, including termination of the Merger Agreement as a result of NetDynamics' failure to deliver to Sun proxies representing a majority of both the NetDynamics Common Stock and the NetDynamics Preferred Stock upon the earlier to occur of (i) ten (10) days after the mailing of this Proxy Statement/Prospectus to shareholders of NetDynamics and (ii) twenty (20) days after the effectiveness of the Registration Statement, the unpaid principal and accrued interest then owing on the Note shall be immediately due and payable. The Note is convertible into shares of the series of stock of NetDynamics which is the most favorable of: (i) that series of preferred stock of NetDynamics outstanding on the date of such conversion having the most favorable terms with respect to dividends, liquidation preference, anti-dilution protection, conversion ratio, voting rights, redemption and all other rights, privileges and preferences or (ii) such other capital stock being offered to investors by NetDynamics on the date of such conversion. The number of shares into which the Note shall convert is determined by dividing (a) the unpaid aggregate principal amount plus accrued interest by (b) the quotient of (x) $160 million and (y) the total number of outstanding shares of capital stock of NetDynamics, treating all preferred stock, options, warrants and other rights on an as-converted, fully-diluted basis. Such number of shares shall be adjusted to the extent that such series of capital stock converts into Common Stock at a ratio other than 1:1.

THE NONCOMPETITION AGREEMENTS

     Concurrent with the execution of the Merger Agreement and effective as of the Effective Time, the founding shareholders and other employee shareholders of NetDynamics entered into Noncompetition Agreements with Sun that provide, among other things, that such founding shareholders and other employee shareholders shall not, without the consent of Sun, engage in certain competitive business activities in any country, province, state, city or other political subdivision in which Sun or JavaSoft engages in business. The Noncompetition Agreements executed by the founding shareholders and other employee shareholders also provide that the founding shareholders and other employee shareholders shall not directly or indirectly solicit, encourage or induce any employee of Sun or JavaSoft to terminate such employee's employment with Sun or JavaSoft.

THE RESTRICTED STOCK PURCHASE AGREEMENTS

     Pursuant to the Merger Agreement, Sun has agreed to grant to certain employees of NetDynamics the right to purchase in aggregate $10.0 million in market value of certain shares of restricted stock of Sun for $.01 per share. Each Restricted Stock Purchase Agreement provides, among other things, that Sun shall have a right to repurchase the restricted stock of any employee at the purchase price upon the voluntary or involuntary termination or cessation of employment or association of such employee with Sun. Such right of repurchase lapses at a rate of twenty-five percent of the shares of restricted stock per year for each year that the employee remains employed by Sun, such that the restricted stock is fully vested at the end of four years of employment with Sun.

THE AFFILIATE AGREEMENTS

     Pursuant to the Merger Agreement, certain affiliates and affiliated entities of NetDynamics shall enter into Affiliate Agreements with Sun prior to the Effective Time. The Affiliate Agreement provides, among other things, that
(i) such affiliate will not sell, transfer or otherwise dispose of the shares of Sun Common Stock issued to such affiliate in connection with the Merger other than in compliance with the requirements of Rule 145(d) of the Securities Act of 1933, as amended, and (ii) Sun shall place legends and stop transfer orders on such shares to ensure compliance with such Rule 145(d).

                          PARACHUTE PAYMENT PROPOSALS

THE APPLICABLE TAX LAWS

     Under Section 280G of the Code, certain compensatory payments to employees or other individuals who perform services for a corporation and who are officers, highly-compensated individuals or significant shareholders of the corporation are treated as "excess parachute payments," if such payments are contingent on a change in control of the corporation and exceed certain threshold amounts specified in the Code. Payments made under an agreement entered into within one year prior to, or in connection with, a change in control are presumed to be contingent on the change in control. On the other hand, payments are not considered parachute payments if the taxpayer can show by clear and convincing evidence that they constitute reasonable compensation for personal services to be performed after the change in control or that they otherwise are not contingent on the change in control. The value of accelerated vesting of shares of stock or options to purchase such shares is considered a compensatory payment for this purpose. If the corporation has issued no readily tradable shares and if the compensatory payments have been approved by the holders of stock possessing more than 75% of the voting power of its outstanding capital stock after the material terms of the payments were disclosed to shareholders, then the payments are not considered parachute payments. For this purpose, stock actually or constructively owned by the recipient of the payments is disregarded. If a corporation submits the compensatory payments to a vote of its shareholders, and the shareholders do not approve such payments, then such payments cannot be received or retained.

     Excess parachute payments are not deductible by the corporation, and the recipient must pay a nondeductible excise tax equal to 20% of the excess parachute payments in addition to other income taxes.

     NetDynamics proposes to extend certain compensatory benefits to Ronald A. Abelmann and James A. Dorrian, directors of NetDynamics, and A. Brooke Seawell, its Executive Vice President and Chief Financial Officer, that may be considered excess parachute payments, absent shareholder approval. Accordingly, NetDynamics is requesting shareholder approval of such benefits.

ACCELERATION OF NETDYNAMICS OPTIONS AND SHARES

     Ronald A. Abelmann and James A. Dorrian. Messrs. Abelmann and Dorrian have each been granted options to purchase an aggregate of 108,000 shares of NetDynamics Common Stock. Such options have an exercise price of $5.50 per share, except that Mr. Dorrian's options include options covering 37,500 shares with an exercise price of $0.36 per share. None of such options has been exercised. Of Mr. Abelmann's options, 1,406 are exercisable as of July 20, 1998, and of Mr. Dorrian's options, 20,156 are exercisable as of such date. Of the options held by Messrs. Abelmann and Dorrian, 69,469 and 51,608 options, respectively, would, by their terms, become exercisable in full as a result of the Merger (assuming an Effective Time of August 28, 1998).

     The acceleration of options exercisable for 69,469 shares for Mr. Abelmann and 51,608 shares for Mr. Dorrian is being submitted to the NetDynamics shareholders for approval. Absent such approval, Messrs. Abelmann and Dorrian will forfeit their unexercisable options when their service to NetDynamics ends in connection with the Merger.

     A. Brooke Seawell. On April 15, 1996, the NetDynamics Board adopted resolutions confirming the following policy with respect to options held by all officers of NetDynamics with the title of Vice President or above and by two other individuals:

     - In the event that NetDynamics is acquired and the optionee is terminated or constructively terminated within 12 months after the acquisition, the vesting of the optionee's options accelerates.

     - An optionee is "constructively terminated" if he or she is transferred out of the San Francisco Bay Area or suffers a reduction in responsibilities.

All officers of NetDynamics who hold unvested options or shares, other than A. Brooke Seawell and Victor Morris, have waived their rights under such resolutions with respect to the Merger.

     The acceleration of Mr. Morris' options is not being submitted to the NetDynamics shareholders for approval, since the value of such acceleration is not expected to exceed the threshold amount specified in the Code.

     Mr. Seawell has been granted options to purchase an aggregate of 249,400 shares of NetDynamics Common Stock. He has previously exercised such options with respect to 224,200 shares, which had an exercise price of $0.36 per share. Of the 224,200 shares that Mr. Seawell acquired by exercising options, 84,200 shares were vested as of July 20, 1998. The remaining shares would, absent the Merger, vest at the rate of 4,666.67 shares per month of continued employment. Unvested shares are subject to repurchase by

NetDynamics at the original exercise price in the event that Mr. Seawell's employment terminates. Mr. Seawell has not exercised the remaining options exercisable for 25,200 shares, which have an exercise price of $1.80 per share. These options are exercisable with respect to 6,825 shares as of July 9, 1998. The remaining options would, absent the Merger, become exercisable at the rate of 525 shares per month of continued employment.

     The acceleration of the unvested portion of Mr. Seawell's option granted with an exercise price of $1.80 per share, covering 18,325 shares, is being submitted to the NetDynamics shareholders for approval. The acceleration of his remaining shares and options is not being submitted to the shareholders for approval, since the value of such acceleration is not expected to exceed the threshold amount specified in the Code.

     Mr. Seawell is not anticipated to render services for Sun following the Merger. If the NetDynamics shareholders approve the acceleration of Mr. Seawell's options, then, pursuant to the resolutions adopted on April 15, 1996, by the NetDynamics Board, such options will become exercisable in full. If the NetDynamics shareholders do not approve the acceleration of Mr. Seawell's options, then Mr. Seawell will forfeit the unexercisable options granted with an exercise price of $1.80 per share when his employment terminates in connection with the Merger.

                                  SUN BUSINESS

     The discussion in this Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. Sun's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the sections entitled "Risk Factors," as well as those discussed elsewhere in this Proxy Statement/Prospectus.

     Sun is a leading supplier of enterprise network computing products including desktop systems, servers, storage subsystems, network switches, software, microprocessors, and a full range of services and support. Sun's products command a significant share of a rapidly growing segment of the computer industry: networked computing environments. The Company's products are used for many demanding commercial and technical applications in various industries. Sun has differentiated itself from its competitors by its commitment to the network computing model and the UNIX operating system, its rapid innovation and its open systems architecture. See "Available Information" and "Incorporation of Certain Documents by Reference."

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The directors of Merger Sub immediately prior to the Effective Time will become the directors of NetDynamics at the Effective Time until their respective successors have been duly elected and qualified or until their earlier resignation or removal. As a result, the current directors of NetDynamics will not be directors of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time will be the officers of NetDynamics at the Effective Time until their respective successors have been duly appointed and qualified or until their earlier resignation or removal.

                              NETDYNAMICS BUSINESS

     The discussion in this Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. NetDynamics' actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the sections entitled "Risk Factors," as well as those discussed elsewhere in this Proxy Statement/Prospectus.

     NetDynamics designs, develops, and markets high-end enterprise network application software. Network applications allow organizations to leverage the Internet to pursue new markets and business opportunities, respond more rapidly to dynamic market conditions, and realize greater cost efficiencies through direct interaction with customers, suppliers, partners and employees. A key benefit of NetDynamics' products is that they allow Global 2000 organizations to leverage substantial investments in legacy systems by adopting such systems for use on the Internet.

BACKGROUND

     Organizations today have significant investments in software applications and systems that automate discrete business processes but that are typically isolated from one another and that require application administrators to serve as the middleman between the application and the people whose data resides in the application. With the advent of the Internet, companies are seeking to leverage their investments in these systems in order to communicate directly with customers, partners, suppliers and employees. Because applications that enable this type of interaction can significantly benefit top-line revenues or significantly reduce bottom line costs, organizations increasingly need software that enables development and delivery of applications and systems that leverage Internet infrastructure while taking advantage of existing information technology investments. NetDynamics' enterprise application software products are designed to address this need.

PRODUCTS

     NetDynamics has developed a family of products that allow organizations to develop, deploy and integrate network-based applications. The NetDynamics product family consists of the following:

     Development Software: The NetDynamics Studio is a visual software programming tool that includes pre-written and reusable Java code which is designed to allow for rapid application development.

     Deployment Software: The NetDynamics Application Server is software designed to provide the performance, scalability, and reliability required to deploy network applications across a wide variety of databases and applications to a large number of users.

     Integration Software: NetDynamics Platform Adaptor Components ("PACs") are software modules designed to integrate third party applications and systems into the Application Server and Studio so that developers can take advantage of existing investments in enterprise software within the familiar NetDynamics development and deployment environments.

STRATEGY

     NetDynamics' objective is to be the leading provider of enterprise network application software for the development, deployment and integration of network applications. NetDynamics' strategy to achieve this objective, includes the following elements:

     Deliver Products Based on Open Standards and Cross-Platform
Environments: NetDynamics goal is to continue to introduce products based on open standards such as Java APIs, CORBA and JavaBeans. NetDynamics believes that support of open standards will enable NetDynamics to interface with products from other vendors and better integrate new technologies as they emerge around these standards, thereby protecting customers investment in their existing legacy systems. Cross-platform support protects customers investments in their existing and future hardware systems.

     Develop Key Technology and Marketing Relationships: NetDynamics has entered into and intends to continue to develop strategic technology and marketing relationships that will accelerate penetration and acceptance of NetDynamics' products. Technical relationships enable NetDynamics to rapidly integrate new product features and penetrate target markets such as DCE or CICS. Marketing relationships provide access to a customer prospect base and joint marketing activities in target markets.

     Implement Comprehensive Distribution Strategy: NetDynamics has a worldwide distribution strategy which relies on both direct and indirect channels. It plans to continue to expand its direct sales, support and service organizations to focus on strategic accounts. NetDynamics plans to expand its presence through indirect channels by establishing new relationships and leveraging its existing relationships with systems integrators, distributors, OEMs, VARs and ISVs.

SERVICES AND SUPPORT

     NetDynamics believes that a high level of customer service, support and education programs is important to successfully develop and market its products and strengthen relationships with leading customers. NetDynamics offers three types of services: maintenance, training, and consulting. Substantially all of NetDynamics direct sales to customers include maintenance contracts, which are typically for twelve months and entitle customers to upgrades, if and when available, and technical support. Optional benefits include around-the-clock emergency support.

     NetDynamics training and consulting services are designed to educate its existing and potential customers and support its customers and resellers in implementing the NetDynamics' software solutions. NetDynamics believes its services play a significant role in providing knowledge transfer to customers, resellers and training partners delivering NetDynamics solutions. NetDynamics currently offers 12 courses, with on-site and custom training options, and NetDynamics' implementation partners have trained consultants to provide longer term consulting support.

STRATEGIC RELATIONSHIPS

     NetDynamics has built a number of strategic alliances to aid in accelerating the adoption of its products. These alliances are designed to enable it to focus on development. NetDynamics seeks to establish close engineering and marketing relationships with strategic corporate platform partners such as hardware systems vendors, database software vendors, Internet technology vendors and applications providers. Close engineering relationships are maintained through active involvement in early technology access programs and engineering exchanges. NetDynamics has also established alliance agreements with a number of important major and regional systems integrators and with ISVs building applications for the World Wide Web. The objective of these alliances is to provide NetDynamics' customers with complete business solutions and to establish many trained experts in NetDynamics' products.

SALES AND MARKETING

     NetDynamics' objective is to achieve broad market penetration by employing multiple distribution channels, including direct sales, OEMs, systems integrators, ISVs and VARs. NetDynamics direct sales force focuses on large strategic accounts and leverages strategic relationships to access target accounts in vertical markets such as PeopleSoft, SAP and financial services. NetDynamics' strategic relationships with hardware vendors, application providers and database vendors are expected to provide NetDynamics with access to a large installed base of potential customers, and NetDynamics engages in joint marketing programs and targeted industry events with these vendors.

     Indirect distribution channels are a key element of NetDynamics sales strategy. NetDynamics has entered into agreements with many key systems integrators, implementation partners and ISVs.

     NetDynamics' marketing efforts are designed to promote general awareness of its products and services and support its direct and indirect sales channels. NetDynamics engages in a number of marketing activities, including public relations and direct marketing, and participates in major industry events.

CUSTOMERS

     NetDynamics' products are used by hundreds of major organizations worldwide to create integrated applications for intranets, extranets and the Internet. Target end-user customers include organizations that utilize sophisticated high-end information systems with numerous users and diverse, heterogeneous operating systems and databases. Major Global 2000 customers include AT&T, Boeing, Cisco, Fidelity Investments, Goldman Sachs, Hewlett-Packard, JC Penney, KeyCorp, Merrill Lynch, NationsBank, Service Merchandise, and Toys "R" Us. See
Note 1 of Notes to NetDynamics' Consolidated Financial Statements for information with respect to significant customers.

RESEARCH AND DEVELOPMENT

     NetDynamics believes that its future success depends in large part on its ability to enhance its product line, develop new products, maintain technological leadership, and satisfy continually changing customer requirements for network-based business application delivery. Its product management and engineering groups are responsible for product architecture, functionality, and quality assurance. These groups are also responsible for expanding NetDynamics ability to integrate with emerging industry standards, third-party application packages, and leading database management system as well as for new product definition and development. See "Risk Factors -- Risks Related to NetDynamics Business -- Risks Associated with New Versions and New Products; Rapid Technological Change."

     NetDynamics has made substantial investment in product development and technology integration. Its product line has been developed primarily by an internal development staff. Certain technologies have been licensed and integrated into NetDynamics products.

COMPETITION

     The market for high-end enterprise network application software is intensely competitive and characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapidly changing customer requirements. Internet applications that can be developed and deployed using NetDynamics' products can in some cases also be implemented using a combination of first generation application development tools and server programming techniques such as stored procedures in relational databases, C or C++ programming, and networking and database middleware to connect the various components. As such, NetDynamics effectively experiences some competition from potential customers' decisions to pursue this type of approach as opposed to utilizing an application environment such as NetDynamics' products. As a result, NetDynamics must continuously educate existing and prospective customers as to the advantages of NetDynamics' products. There can be no assurance that these customers or potential customers will perceive sufficient value in NetDynamics' products to justify purchasing them. See "Risk Factors -- Risks Related to NetDynamics Business -- Competition."

     NetDynamics has experienced and expects to continue to experience increased competition from current and future competitors, many of whom have significantly greater financial, technical, marketing and other resources than NetDynamics. The Company's current direct competitors, among others, include Bluestone Software, HAHT, Netscape, SilverStream Software and Weblogic. NetDynamics expects to compete increasingly with Oracle, IBM, Microsoft, BEA, Novell and others. NetDynamics' competitors may be able to embed application server technology in broader software platforms, respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than NetDynamics. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to NetDynamics' detriment. NetDynamics expects to face additional competition as other established and emerging companies enter the enterprise network application software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect NetDynamics' business, operating results and financial condition. There can be no assurance that NetDynamics will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon NetDynamics' business, operating results and financial condition.

PROPRIETARY TECHNOLOGY

     NetDynamics relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. NetDynamics also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. See "Risk Factors -- Risks Related to NetDynamics Business -- Proprietary Rights, Risks of Infringement and Source Code Release."

EMPLOYEES

     As of June 30, 1998, NetDynamics had a total of 146 employees, not including consultants, of which 56 were engaged in sales, marketing, and alliance management, 33 in research and development, 12 in professional services, 23 in technical support, and 22 in general and administration and information technology.

FACILITIES

     NetDynamics leases a total of approximately 28,000 square feet of office space in Menlo Park, California under a five-year lease agreement which commenced in August 1996.

                NETDYNAMICS MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the NetDynamics Consolidated Financial Statements and the Notes thereto and the other information included elsewhere in this Proxy Statement/ Prospectus. Certain statements in this "NetDynamics' Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. The forward looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward looking statements. For a more detailed discussion of these risks and other business risks, see "Risk Factors -- Risks Related to NetDynamics' Business."

OVERVIEW

     NetDynamics was founded in May 1995 and designs, develops and markets high-end enterprise network application software. To date, all of NetDynamics' revenues have been derived from licenses of its products and related support and consulting services. NetDynamics began shipping Spider 1.0, a visual database tool, in September 1995, Spider 1.5, an application server, in December 1995, NetDynamics 2.0, a database web application platform in June 1996, NetDynamics 3.0, an enterprise web application platform in November 1996, NetDynamics 3.1, a client side Java support product in April 1997 and NetDynamics 4.0, an enterprise network application platform, in December 1997. NetDynamics currently expects that revenues from enterprise network application software and related support and consulting services will account for substantially all of its revenues for the remainder of 1998 and the foreseeable future. As a result, factors adversely affecting the pricing of or demand for enterprise network application software would have a material adverse effect on NetDynamics' business, operating results and financial condition. See "Risk Factors -- Risks Related to NetDynamics Business -- Product Concentration; Dependence on Emerging Market for Enterprise Network Application Software," "-- Competition" and
"-- Risk Associated with New Versions and New Products; Rapid Technological Change."

     Although NetDynamics' revenues have increased significantly since inception, it has incurred net losses in each quarter since inception through the quarter ended March 31, 1998 and had an accumulated deficit of $15.1 million as of March 31, 1998. In addition, NetDynamics expects to incur a net loss for each fiscal quarter at least through the balance of 1998. NetDynamics' limited operating history makes the prediction of future operating results as a stand-alone company difficult. Accordingly, there can be no assurance that NetDynamics' revenues as a stand-alone company would continue to grow or that it would ever be able to achieve profitability on a quarterly basis, or at all. See "Risk Factors -- Risks Related to NetDynamics Business -- Limited Operating History; History of Operating Losses" and "-- Potential Fluctuations in Quarterly Results; Uncertainty of Future Operating Results."

     NetDynamics licenses its software products through its direct sales force, OEMs, systems integrators, ISVs, VARs, and distributors and alliance partners. Revenues from its direct sales force accounted for approximately 57% and 43% of NetDynamics' total revenues for 1997 and the three months ended March 31, 1998, respectively. NetDynamics' ability to achieve significant revenue growth in the future as a stand-alone company would depend in large part on its success in recruiting and training sufficient direct sales personnel and in establishing and maintaining relationships with third party distribution channels. See "Risk Factors -- Risks Related to NetDynamics Business -- Risks Associated with Expanding Distribution."

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship of certain items from NetDynamics' Consolidated Statement of Operations to total revenues.

                                                  MAY 30,
                                                    1995
                                                (INCEPTION)       YEAR ENDED       QUARTER ENDED
                                                  THROUGH        DECEMBER 31,        MARCH 31,
                                                DECEMBER 31,    ---------------    --------------
                                                    1995         1996     1997     1997     1998
                                                ------------    ------    -----    -----    -----
Revenues:
  Licenses....................................       84.3%        76.3%    71.7%    71.0%    52.6%
  Services....................................       15.7         23.7     28.3     29.0     47.4
                                                   ------       ------    -----    -----    -----
          Total revenues......................      100.0        100.0    100.0    100.0    100.0
                                                   ------       ------    -----    -----    -----
Cost of Revenues:
  Licenses....................................         --          3.4      2.7      3.6      2.1
  Services....................................         --         29.1     27.1     30.7     34.2
                                                   ------       ------    -----    -----    -----
          Total cost of revenues..............         --         32.5     29.7     34.3     36.3
                                                   ------       ------    -----    -----    -----
  Gross profit................................      100.0         67.5     70.3     65.7     63.7
                                                   ------       ------    -----    -----    -----
Operating Expenses:
  Research and development....................      444.1         91.4     27.2     37.2     31.1
  Sales and marketing.........................      272.5        145.3     75.7    103.1     79.6
  General and administrative..................      305.9         34.5     14.0     19.9     16.1
                                                   ------       ------    -----    -----    -----
          Total operating expenses............     1022.5        271.2    116.9    160.2    126.8
                                                   ------       ------    -----    -----    -----
Loss from operations..........................     (922.5)      (203.7)   (46.6)   (94.4)   (63.2)
Interest and other income (expense), net......       26.5          2.3     (0.4)    (0.7)    (0.9)
                                                   ------       ------    -----    -----    -----
     Net loss.................................     (896.1)%     (201.4)%  (47.0)%  (95.1)%  (64.1)%
                                                   ======       ======    =====    =====    =====

PERIODS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Total Revenues

     NetDynamics' revenues are derived from software license sales and support and consulting services. Annual support services are charged separately from software licenses.

     License revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection of the resulting receivable is probable. In instances where a significant vendor obligation exists, revenue recognition is delayed until the obligation has been satisfied.

     Annual support revenues consist of ongoing support and product updates and are recognized ratably over the term of the related contract. Payments received in advance of revenue recognition are recorded as deferred revenue. Training and consulting service revenue is recognized as the services are performed.

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," which NetDynamics has adopted for transactions entered into during the fiscal year beginning January 1, 1998. SOP 97-2 provides for guidance for recognizing revenue on software transactions and supersedes SOP 91-1, "Software Revenue Recognition." In March 1998, the AIPCA issued Statement of Position No. 98-4 ("SOP 98-4"), "Deferral of the Effective Date of SOP 97-2 , Software Revenue Recognition," which limits what is considered vendor-specific objective evidence necessary to recognize revenue for software licenses in multiple-element arrangements when undelivered elements exist. Additional guidance is expected to be provided prior to adoption of the deferred provision of SOP 97-2. NetDynamics will determine the impact, if any, the additional guidance will have on current revenue recognition practices when issued. Adoption of the remaining provisions of SOP 97-2 did not have a material impact on revenue recognition during the three months ended March 31, 1998.

     During the first quarter of fiscal 1998, NetDynamics adopted SOP 97-2. The provisions of SOP 97-2 have been applied to transactions entered into beginning January 1, 1998. SOP 97-2 generally requires revenue earned on software licenses involving multiple elements to be allocated to each element based on the relative fair values of the elements using vendor-specific objective evidence of such value. The revenue allocated to software licenses generally is recognized upon delivery of the products. The revenue allocated to support is recognized ratably over the term of the support and revenue allocated to service elements is recognized as the services are performed. In connection with the adoption of SOP 97-2, NetDynamics analyzed all of the elements included in its multiple-element arrangements and determined that NetDynamics has sufficient evidence to allocate revenue to the license and support components of certain of its licenses.

     NetDynamics' license revenues increased significantly from $86,000 in 1995 to $2.1 million in 1996 and increased an additional 357% from $2.1 million in 1996 to $9.6 million in 1997. License revenues increased primarily as a result of an increase in the number of licenses sold, reflecting increased market awareness and acceptance of NetDynamics' enterprise network application software and expansion of its direct sales organization and indirect distribution channels, and to a lesser extent as a result of increased product pricing. Service revenues increased significantly from $16,000 in 1995 to $641,000 in 1996 and increased an additional 493% from $641,000 in 1996 to $3.8 million in 1997. These increases in services were primarily a result of the growing installed base of NetDynamics' software products and the associated increase in demand for maintenance, training and consulting services.

     Export revenues include all revenues from sales outside the United States and accounted for 0%, 9% and 11% of total revenues in 1995, 1996 and 1997. NetDynamics expects that international license and related service revenues as a stand-alone company would continue to account for a significant portion of its total revenues in the future. NetDynamics believes that in order to increase sales opportunities, it will be required to expand its international operations. There can be no assurance, however, that NetDynamics will be able to maintain or increase international market demand for its software products and services. See "Risk Factors -- Risks Related to NetDynamics Business -- Risks Associated with International Operations."

     NetDynamics' license agreements typically require the payment of a nonrefundable, one-time license fee for a license of specified term, which may be perpetual. Customers can terminate the license at any time but do not have a right of refund for the fees for licenses. NetDynamics can terminate the license agreement only upon a material breach by the other party, provided that the breach is not cured within a specified period.

  Cost of Revenues

     Cost of License Revenues. Cost of license revenues consist primarily of royalties paid to third party vendors, product packaging, documentation and production. There were no cost of license revenues in 1995. Cost of license revenues increased 292% from $91,000 in 1996 to $357,000 in 1997, representing 4% of license revenues for the respective periods.

     Cost of Service Revenues. Cost of service revenues consist primarily of personnel-related and facilities costs incurred in providing customer support, training and consulting services, as well as third-party costs incurred in providing training and consulting services. There were no cost of service revenues in 1995. Costs of services increased 358% from $786,000 in 1996 to $3.6 million in 1997, representing 123% and 96% of service revenues in their respective periods. Cost of service revenues increased primarily due to an increase in employees and non-employee consultants delivering services.

  Operating Expenses

     Research and Development. Research and development expenses consist primarily of salaries and benefits for NetDynamics' engineering and development personnel and fees paid to consultants. To date all research and development expenses have been expensed as incurred. Research and development expenses increased 452% from $453,000 in 1995 to $2.5 million in 1996 and increased an additional 44% from $2.5 million in 1996 to $3.6 million in 1997. The increase was primarily related to increased headcount associated with product development. NetDynamics expects that research and development expenses as a stand-alone company would continue to increase in absolute dollars through additional investments in developing enterprise network application software.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased significantly from $278,000 in 1995 to $3.9 million in 1996 and by an additional 159% from $3.9 million in 1996 to $10.1 million in 1997. The significant increase in sales and marketing expenses in 1997 reflects primarily the expansion of NetDynamics' direct sales force through the addition of sales and marketing personnel and the expansion of direct marketing programs. NetDynamics expects that sales and marketing expenses as a stand-alone company would continue to increase in absolute dollars.

     General and Administrative. NetDynamics' general and administrative expenses consist primarily of salaries and benefits for NetDynamics' general management and administrative personnel as well as fees paid for professional services. These expenses increased by 198% from $312,000 in 1995 to $931,000 in 1996 and increased by an additional 104% from $931,000 in 1996 to $1.9 million in 1997. The increase in general and administrative expenses resulted primarily from the need for additional general and administrative personnel to support expansion of NetDynamics' operations. NetDynamics expects that general and administrative expenses as a stand-alone company would continue to increase in absolute dollars.

QUARTERS ENDED MARCH 31, 1997 AND 1998

  Total Revenues

     License revenues increased by 54% from $1.3 million for the quarter ended March 31, 1997 to $2.0 million for the quarter ended March 31, 1998. License revenues increased primarily as a result of an increase in the number of licenses sold, reflecting increased market awareness and acceptance of NetDynamics' enterprise network application software and expansion of its direct sales organization and indirect distribution channels, and to a lesser extent as a result of increased product pricing. Service revenues increased by 245% from $522,000 for the quarter ended March 31, 1997 to $1.8 million for the quarter ended March 31, 1998. The increase in service revenues was primarily a result of the growing installed base of NetDynamics' software products and the related demand for maintenance, training and consulting services.

  Cost of Revenues

     Cost of License Revenues. Cost of license revenues increased by 23% from $65,000 for the quarter ended March 31, 1997 to $80,000 for the quarter ended March 31, 1998. Cost of license revenues increased primarily as a result of an increase in the number of licenses sold.

     Cost of Service Revenues. Cost of service revenues increased by 136% from $552,000 for the quarter ended March 31, 1997 to $1.3 million for the quarter ended March 31, 1998. Cost of service revenue increased primarily due to an increase in employees and non-employee consultants delivering services.

  Operating Expenses

     Research and Development. Research and development expenses increased by 79% from $670,000 in the quarter ended March 31, 1997 to $1.2 million for the quarter ended March 31, 1998. The increase was primarily related to increased headcount associated with product development.

     Sales and Marketing. Sales and marketing expenses increased by 58% from $1.9 million for the quarter ended March 31, 1997 to $3.0 million for the quarter ended March 31, 1998. The increase in sales and marketing expenses resulted primarily from the addition of sales and marketing personnel and the expansion of sales and marketing programs.

     General and Administrative. General and administrative expenses increased by 71% from $358,000 in the quarter ended March 31, 1997 to $613,000 in the quarter ended March 31, 1998. The increase in general and administrative expenses resulted primarily from the need for additional general and administrative personnel to support expansion of NetDynamics' operations.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, NetDynamics has funded its operations primarily through the private sale of equity securities, which totaled $15.4 million (net of issuance costs) as of March 31, 1998, and through various types of debt facilities. At March 31, 1998, the principle source of liquidity for NetDynamics was $4.3 million in cash and cash equivalents and the unused borrowing capacity under its debt facilities.

     Net cash used in operating activities was $805,000, $4.4 million, $6.5 million and $1.7 million in 1995, 1996, 1997 and the quarter ended March 31, 1998, respectively. For such periods, net cash used in operating activities resulted primarily from net losses and increases in accounts receivable associated with increased revenue, partially offset by increases in accounts payable, accrued liabilities and deferred revenue. Cash flows used in investing activities was $280,000, $711,000, $1.6 million and $252,000 for 1995, 1996,
1997 and the quarter ended March 31, 1998, respectively. NetDynamics' investing activities consisted primarily of purchases of property and equipment. NetDynamics expects that its capital expenditures as a stand-alone company would increase as its employee base grows and its operations expand. Net cash provided by financing activities was $2.1 million, $5.9 million, $10.2 million and $2.5 million for 1995, 1996, 1997 and the quarter ended March 31, 1998, respectively. Cash flows from financing activities consisted primarily of proceeds from the private sale of equity securities and, to a lesser extent, proceeds from borrowings, net of repayments.

     At March 31, 1998, the Company had a $5 million line of credit. Total borrowings under the line of credit are limited generally to 80% of eligible accounts receivable with interest at 0.25% over the bank's prime rate and aggregated $3.0 million as of March 31, 1998. On March 31, 1998, NetDynamics had approximately $ 2.0 million of borrowing capacity under the line of credit. The line of credit contains certain financial covenants and restrictions as to various matters, including NetDynamics' ability to pay cash dividends and effect mergers or acquisitions without the bank's prior approval. Although NetDynamics is currently in compliance with the line of credit, NetDynamics anticipates that it may not be in compliance with certain financial covenants as of August 31, 1998, the next compliance date, and must obtain the lender's consent to consummate the Merger. At March 31, 1998, NetDynamics also had a $4.0 million term loan with a bank for capital expenditures of which $2.0 million was outstanding. The term loan bears interest at the bank's prime rate plus 0.50%. At March 31, 1998, NetDynamics had $2.0 million of borrowing capacity under the term loan. The term loan contained certain financial covenants and restrictions as to various matters, including NetDynamics' ability to pay dividends and effect mergers or acquisitions without the Bank's prior approval. Although NetDynamics is currently in compliance with the term loan, NetDynamics anticipates that it may not be in compliance with certain financial covenants as of August 31, 1998, the next compliance date. It is a condition to the Merger that amounts outstanding under the line of credit and term loans be repaid prior to the Effective Time. See Notes 4 and 10 of Notes to NetDynamics' Consolidated Financial Statements.

     NetDynamics estimates that the proceeds from the Note (described below), together with existing cash and cash equivalents, and borrowings available under the line of credit and term loan, will be sufficient to fund its liquidity requirements for at least the next six months. In the event that the Merger is not consummated, or NetDynamics is not able to obtain a waiver of certain financial covenants under the line of credit and term loan prior to August 31, 1998, NetDynamics anticipates that it may not be in compliance with such covenants as of such date and, in the event of default, would be required to repay all amounts outstanding under the line of credit and term loans. In such event, NetDynamics' current sources of liquidity (excluding the line of credit and term loans) would be estimated to be sufficient to fund its liquidity requirements for at least the next three months. Thereafter, NetDynamics anticipates that it will require additional funds to support its liquidity requirements. There can be no assurance that additional financing will be available at all or that, if available, such financing will be available on terms favorable to NetDynamics.

THE NOTE

     The following is a brief summary of certain provisions of the Note, a form of which is attached hereto as Annex C and incorporated herein by reference; such summary is qualified in its entirety by reference to the form of the Note.

     Concurrent with the execution of the Merger Agreement on June 30, 1998, NetDynamics executed the Note evidencing a loan by Sun to NetDynamics in an aggregate principal amount of $10 million. The Note bears interest, payable upon default or maturity of the Note, at a rate of ten percent (10%) per annum. The unpaid principal together with all accrued interest, shall be due and payable one hundred eighty (180) days after certain events of termination specified in the Merger Agreement.

     In the event of such a termination of the Merger Agreement, NetDynamics may within one hundred eighty (180) days after the date of such termination, either
(i) pay the unpaid principal and accrued interest due and owing on the Note or
(ii) convert such unpaid principal and accrued interest into stock of NetDynamics. However, upon the occurrence of certain events of default, including termination of the Merger Agreement as a result of NetDynamics' failure to deliver to Sun proxies representing a majority of both the NetDynamics Common Stock and the NetDynamics Preferred Stock upon the earlier to occur of (i) ten (10) days after the mailing of this Proxy Statement/Prospectus to shareholders of NetDynamics and (ii) twenty (20) days after the effectiveness of the Registration Statement, the unpaid principal and accrued interest then owing on the Note shall be immediately due and payable. The Note is convertible into shares of the series of stock of NetDynamics which is the most favorable of: (i) that series of preferred stock of NetDynamics outstanding on the date of such conversion having the most favorable terms with respect to dividends, liquidation preference, anti-dilution protection, conversion ratio, voting rights, redemption and all other rights, privileges and preferences or (ii) such other capital stock being offered to investors by NetDynamics on the date of such conversion. The number of shares into which the Note shall convert is determined by dividing (a) the unpaid aggregate principal amount plus accrued interest by (b) the quotient of (x) $160 million and (y) the total number of outstanding shares of capital stock of NetDynamics, treating all preferred stock, options, warrants and other rights on an as-converted, fully-diluted basis.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Failure to accept four digit entries could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. NetDynamics has not commenced an audit of its internal operating systems to determine whether they are Year 2000 compliant. However, NetDynamics does not believe it will incur significant incremental costs, if any, in order to bring its internal operating systems into Year 2000 compliance. Based upon NetDynamics' design and testing of its software products, NetDynamics believes that its software products are Year 2000 compliant. However, there can be no assurance that this is the case or that NetDynamics products will integrate with the products in the Year 2000 in a compliant manner and failure of NetDynamics' software products to operate properly with regard to Year 2000 compliance could require NetDynamics to incur significant unanticipated expenses to remedy any problems and could have a material adverse effect on NetDynamics' business, financial condition and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

  Comprehensive Income (Loss)

     Effective January 1, 1998, NetDynamics adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a company from transactions, other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. The difference between net loss and comprehensive loss for the company for all periods presented is insignificant.

  Business Segments

     In June 1997, the Financial Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 supercedes SFAS No. 14 and requires segment information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments in quarterly and annual reports. SFAS No. 131 is effective for annual reports for fiscal years beginning after December 15, 1997 and is applicable to interim financial statements beginning with the second year of application. NetDynamics has not yet determined the effect, if any, of adoption of this new standard on its financial statements.

                             NETDYNAMICS MANAGEMENT

     The following table sets forth information regarding certain executive officers and directors of NetDynamics as of July 21, 1998:

                 NAME                   AGE                   POSITION
                 ----                   ---                   --------
Zah Rinat.............................  39     President, Chief Executive Officer and
                                               Director
A. Brooke Seawell.....................  50     Executive Vice President and Chief
                                               Financial Officer
Catherine L. Cullen...................  52     Vice President, Sales -- Americas
Victor Morris.........................  46     Vice President, Marketing and Vice
                                               President/General Manager, EMEA
Stephen Zocchi........................  39     Vice President, Business Development
Russell R. Harris.....................  36     Vice President, Operations
Olivia V. Dillan......................  40     Vice President, Engineering
Doron Sherman.........................  33     Chief Scientist
Mark Gorenberg........................  44     Director
James A. Dorrian......................  45     Director
Marc A. Friend........................  34     Director
Ronald A. Abelmann....................  60     Director

     Zah Rinat has served as President and Chief Executive Officer of NetDynamics since its founding in May 1995. Prior to co-founding NetDynamics, Mr. Rinat has held senior management positions in operations, marketing and engineering at Silicon Graphics and Advanced Technology Israel. Mr. Rinat received a B.S. in Computer Science from the Technion (Israel Institute of Technology) and an M.B.A. from the Harvard Graduate School of Business Administration.

     A. Brooke Seawell has served as NetDynamics' Executive Vice President and Chief Financial Officer of NetDynamics since January 1997. Prior to joining NetDynamics, Mr. Seawell served as Senior Vice President of Finance and Operations and Chief Financial Officer of Synopsys, Inc. since 1991. Prior to joining Synopsys, Inc., Mr. Seawell served as Vice President of Finance for several other public companies. Mr. Seawell started his business career as a consultant with Touche Ross & Co. and McKinsey & Co. and served as an officer in the U.S. Navy. Mr. Seawell serves on the boards of directors of several privately held companies. Mr. Seawell holds a B.A. and an M.B.A. from Stanford University.

     Catherine L. Cullen has served as Vice President, Sales -- Americas of NetDynamics since April 1997. Prior to joining NetDynamics, Ms. Cullen served as Vice President and General Manager at BMC Software, Inc. Prior to serving at BMC Software, Inc., Ms. Cullen worked at Oracle Corporation as Vice President, Worldwide Interactive Multimedia and held management positions at Wang and Computer Sciences Corporation. Ms. Cullen studied journalism at the University of Oklahoma.

     Victor Morris has served as Vice President, Marketing of NetDynamics since February 1998. Prior to his present position at NetDynamics, Mr. Morris had served as Vice President/General Manager - EMEA since November 1996. Prior to joining NetDynamics, Mr. Morris served as Vice President of Europe, Middle East and Africa for the Powersoft Group. In 1987, Mr. Morris founded Software Generation and, in 1979, established the U.K. subsidiary of Cullinet and subsequently served as its Senior Vice President of International Operations and Worldwide Marketing. Mr. Morris has an honors degree in Physics from the University of Bristol, and completed the Advanced Management Program at Harvard Business School.

     Stephen Zocchi has served as Vice President, Business Development of NetDynamics since February 1996. Prior to joining NetDynamics, Mr. Zocchi held management positions in marketing for Verity, Inc., Unify Corporation and Sun Microsystems, Inc. Mr. Zocchi received a B.A. in Economics from Knox College and a master's degree in International Management from the American Graduate School of International Management.

     Russell R. Harris has served as NetDynamics' Vice President, Operations of NetDynamics since May 1996. Prior to joining NetDynamics, Mr. Harris held operations positions for Silicon Graphics, Unisys, and Convergent Technologies. Mr. Harris received a B.S. and an M.S. in Industrial Engineering from Stanford University.

     Olivia V. Dillan has served as Vice President, Engineering of NetDynamics since March 1998. Prior to joining NetDynamics, Ms. Dillan served as Vice President, Product Development for Pretty Good Privacy. Previously, Ms. Dillan served as Vice President, Product Development for Internet Profiles, Vice President of the New Media Tools and Applications Division at Oracle, Vice President, Engineering for RadioMail and Vice President, Core Product Development for Ingres. Ms. Dillan received a B.A. in Computer Science from Hunter College.

     Doron Sherman has served as Chief Scientist of NetDynamics since its inception in May 1995. Prior to co-founding NetDynamics, Mr. Sherman has held various engineering and science positions in the Israel Defense Forces Intelligence, EFI and Hewlett Packard. Mr. Sherman received a B.S. in Mathematics and Physics and a B.S. and an M.S. in Computer Science from the Hebrew University in Jerusalem.

     Mark Gorenberg has served as a Director of NetDynamics since July 1995. Mr. Gorenberg is currently a partner of Hummer Winblad Equity Partners II, L.P., the general partner of Hummer Winblad Venture Partners II, L.P. Prior to joining Hummer Winblad Equity Partners II, L.P., Mr. Gorenberg was a Senior Software Manager for Advanced Product Development at Sun Microsystems. Mr. Gorenberg received a B.S.E.E. from the Massachusetts Institute of Technology, an M.S.E.E. from the University of Minnesota and an M.S. in Engineering Management from Stanford University.

     James A. Dorrian has served as a Director of NetDynamics since June 1996. Mr. Dorrian co-founded Arbor Software and was previously its President and Chief Executive Officer. Prior to co-founding Arbor, Mr. Dorrian was president of Solutions Technology, Inc. Previously, he was Western States director at Thorn EMI Computer Software. Mr. Dorrian holds a B.S. in Economics from Indiana University.

     Marc A. Friend has served as a Director of NetDynamics since May 1998. Mr. Friend is currently a general partner of Presidio Management Group IV, L.P., the general partner of U.S. Venture Partners IV, L.P. and USVP Entrepreneur Partners II, L.P. Prior to joining U.S. Venture Partners, Mr. Friend held product management positions at Microsoft and Channel Computing and was a research associate at Charles River Ventures. Mr. Friend received a B.S. and an M.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

     Ronald A. Abelmann has served as a Director of NetDynamics since May 1998. Mr. Abelmann is currently the President and Chief Executive Officer of Wind River Systems. Prior to joining Wind River Systems in 1994, Mr. Abelmann was the founding Chief Executive Officer at Vantage Analysis Systems. Prior thereto, Mr. Abelmann was Group Vice President and General Manager for the Instrument Division of Varian Associates. Prior thereto, Mr. Abelmann was President of the Conrac division of Conrac Corporation. Mr. Abelmann received a B.S. and an M.S. degree in applied physics from the University of California at Los Angeles and an M.B.A. from Stanford University.

                         NETDYNAMICS STOCK INFORMATION

NETDYNAMICS PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of NetDynamics Capital Stock as of June 30, 1998, as to (i) each person who is known by NetDynamics to own beneficially more than 5% of the outstanding shares of NetDynamics Common Stock or more than 5% of the NetDynamics Preferred Stock on an as-converted basis, (ii) each director of NetDynamics, (iii) the Chief Executive Officer of NetDynamics, (iv) the four other most highly compensated officers whose salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000, and (v) all directors and executive officers as a group.

                                                    COMMON STOCK                       PREFERRED STOCK
                                         ----------------------------------   ----------------------------------
                                              NUMBER OF          PERCENT           NUMBER OF          PERCENT
                                         SHARES BENEFICIALLY   BENEFICIALLY   SHARES BENEFICIALLY   BENEFICIALLY
             SHAREHOLDERS                     OWNED(1)         OWNED(1)(2)         OWNED(1)         OWNED(1)(2)
             ------------                -------------------   ------------   -------------------   ------------
Hummer Winblad Venture Partners
  II(3)................................              --              --            3,019,900            55.2%
2 South Park
Second Floor
San Francisco, CA 94107
U.S. Venture Partners IV, L.P.(4)......              --              --            1,192,492            21.8%
U.S. Venture Partners
2180 Sand Hill Road, Suite 300
Menlo Park, CA 94025
Doron Sherman(5).......................         630,200            11.6%                                  --
3994 Sutherland Drive
Palo Alto, CA 94303
Ben-Shachar Family 1998 Trust(6).......       2,520,200            46.3%                                  --
3245 Bryant Street
Palo Alto, CA 94306
Zah Rinat(7)...........................       1,350,200            24.8%
3119 Stockton Place
Palo Alto, CA 94303
Catherine L. Cullen(8).................         156,000             2.8%
Russell R. Harris(9)...................         127,700             2.3%
Stephen Zocchi(10).....................         127,700             2.3%
Victor Morris(11)......................         105,200             1.9%
Mark Gorenberg(12).....................              --              --            3,034,900            55.5%
James A. Dorrian(13)...................          70,983             1.3%              22,500             0.4%
Marc A. Friend(14).....................              --              --            1,192,492            21.8%
Ronald A. Abelmann(15).................          70,983             1.3%                  --              --
All directors and executive officers as
  a group (12 persons)(16).............       3,016,366            49.5%           4,249,892            77.7%

---------------
 (1) Except as indicated in the other footnotes to this table, based on information provided by such persons to NetDynamics. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of NetDynamics Capital Stock shown as beneficially owned by them. The number of shares of NetDynamics Preferred Stock beneficially owned is presented as the number of shares of NetDynamics Common Stock issuable upon conversion of such preferred stock. Each share of NetDynamics Series A and Series B Preferred Stock is convertible into one and one-half (1.5) shares of NetDynamics Common Stock and each share of NetDynamics Series C Preferred Stock is convertible into one (1) share of NetDynamics Common Stock.

 (2) Percentage ownership is based on 5,445,771 shares of NetDynamics Common Stock, and 5,467,366 shares of Preferred Stock on an as-converted basis, outstanding on June 30, 1998. The number of shares of NetDynamics Common Stock and Preferred Stock beneficially owned includes the shares issuable pursuant to stock options and warrants that are exercisable within 60 days of June 30, 1998 (including options that will accelerate at the Effective Time). Shares of NetDynamics Common Stock issuable upon the conversion of NetDynamics Preferred Stock issuable upon exercise of warrants to purchase NetDynamics Preferred Stock are not treated as exercisable within 60 day period. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

 (3) Consists of shares held by Hummer Winblad Venture Partners II, L.P. and Hummer Winblad Technology Fund II, L.P. Mr. Gorenberg, a Director of NetDynamics, is a general partner of Hummer Winblad Equity Partners II, L.P., the general partner of Hummer Winblad Venture Partners II, L.P. and Hummer Winblad Technology Fund II. Mr. Gorenberg disclaims beneficial ownership of the shares held by and Hummer Winblad Venture Partners II, L.P. and Hummer Winblad Technology Fund II, L.P. except to the extent of his pecuniary interests therein from his membership interest in Hummer Winblad Venture Partners II, L.P. and Hummer Winblad Technology Fund II, L.P.

 (4) Consists of shares held by U.S. Venture Partners IV, L.P. and USVP Entrepreneur Partners II, L.P., 2180 Associates Fund and Second Ventures II, L.P. Mr. Friend, a Director of NetDynamics, is a general partner of Presidio Management Group IV, L.P., the general partner of U.S. Venture Partners IV, L.P. and USVP Entrepreneur Partners II, L.P. Mr. Friend disclaims beneficial ownership of the shares held by U.S. Venture Partners IV, L.P. and USVP Entrepreneur Partners II, L.P., except to the extent of his pecuniary interests therein from his membership interest in U.S. Venture Partners IV, L.P. and USVP Entrepreneur Partners II, L.P.

 (5) Includes 200,000 shares held by Sherman Investment, L.P., of which Mr. Sherman is a general partner. Also includes 430,200 shares held directly by Mr. Sherman which includes options to purchase 200 shares of Common Stock that is immediately exercisable.

 (6) Includes 500,000 shares held by DTB Investment, LLC, of which Mr. Ben-Shachar is the managing partner. Also includes 2,020,200 shares held by the Ben-Shachar Family 1998 Trust, of which Mr. Ben-Shachar is the trustee, and includes options to purchase 200 shares that are immediately exercisable.

 (7) Includes an option to purchase 200 shares that is immediately exercisable.

 (8) Includes an option to purchase 126,000 shares that is exercisable within 60 days of June 30, 1998.

 (9) Includes an option to purchase 77,700 shares that is exercisable within 60 days of June 30, 1998.

(10) Includes an option to purchase 45,200 shares that is exercisable within 60 days of June 30, 1998.

(11) Consists of an option to purchase 105,200 shares that is exercisable within 60 days of June 30, 1998.

(12) Consists of all shares held by Hummer Winblad Venture Partners II and Hummer Winblad Technology Fund II. See Note (3). Also includes 15,000 shares of NetDynamics Preferred Stock directly held by Mr. Gorenberg.

(13) Includes an option to purchase 70,983 shares of Common Stock that are exercisable within 60 days of June 30, 1998.

(14) Consists of shares held by U.S. Venture Partners IV, L.P., USVP Entrepreneur Partners IV, L.P., 2180 Associates Fund and Second Ventures II, L.P. See note (4).

(15) Consists of an option to purchase 70,983 shares that is exercisable within 60 days of June 30, 1998.

(16) Includes options to purchase 649,666 shares that are exercisable within 60 days of June 30, 1998.

NETDYNAMICS STOCK PRICE AND DIVIDEND INFORMATION

     There is no established public trading market for NetDynamics Capital Stock. NetDynamics has not declared or paid any cash dividends on its Common Stock. NetDynamics presently intends to retain earnings for use in its business on a stand-alone basis and therefore does not anticipate paying cash dividends in the foreseeable future. In addition the terms of NetDynamics' Articles of Incorporation and the terms of NetDynamics' credit line restrict the payment of dividends by NetDynamics.

 COMPARISON OF RIGHTS OF HOLDERS OF SUN COMMON STOCK AND HOLDERS OF NETDYNAMICS
                                 CAPITAL STOCK

     The rights of Sun stockholders are governed by Sun's Certificate of Incorporation, as amended (the "Sun Certificate"), its Bylaws (the "Sun Bylaws") and the DGCL. The rights of NetDynamics shareholders are currently governed by NetDynamics' Articles of Incorporation, as amended (the "NetDynamics Articles"), its Bylaws (the "NetDynamics Bylaws") and the CGCL. Upon consummation of the Merger, NetDynamics shareholders will become stockholders of Sun with their rights as stockholders governed by the DGCL, the Sun Certificate and the Sun Bylaws.

     The following is a summary of certain similarities and differences between the rights of Sun stockholders and NetDynamics shareholders under the foregoing governing documents and applicable law. This summary does not purport to be a complete statement of such similarities and differences. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. Such similarities and differences can be examined in full by reference to the DGCL, the CGCL and the respective corporate documents of Sun and NetDynamics.

     Capital Stock. The authorized capital stock of Sun consists of 940,000,000 shares of Sun Common Stock, $.00067 par value, of which 376,708,341 shares were issued and outstanding as of June 20, 1998, and 10,000,000 shares of Preferred Stock, issuable in such series and with such rights, powers and privileges as the Sun Board shall determine. Sun currently has no shares of Preferred Stock outstanding. The authorized capital stock of NetDynamics consists of 13,500,000 shares of Common Stock, no par value, of which -- shares were issued and outstanding on the NetDynamics Record Date, 1,906,371 shares of NetDynamics Series A Preferred Stock, no par value, of which 1,891,371 shares were issued and outstanding on the NetDynamics Record Date, 940,206 shares of NetDynamics Series B Preferred Stock, no par value, all of which were issued and outstanding on the NetDynamics Record Date, and 1,220,000 shares of NetDynamics Series C Preferred Stock, no par value, all of which were issued and outstanding on the NetDynamics Record Date.

     Amendment of Bylaws. Under the DGCL, bylaws may be amended by stockholders entitled to vote; however, a corporation may confer the power to amend bylaws upon the directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of their power to amend the bylaws. The Sun Certificate states that the Sun Bylaws may be amended by the Sun Board, and the Sun Bylaws state that the Sun Bylaws may be amended by the Sun Board or, except as otherwise required by law, by the affirmative vote of the holders of seventy-five percent (75%) of the shares entitled to vote in the election of directors. Under the CGCL and the NetDynamics Bylaws, the NetDynamics Bylaws may be amended or repealed either by the NetDynamics Board or by the holders of a majority in interest of the outstanding shares of NetDynamics Capital Stock, except that a change in the authorized number of directors may only be effected by a vote of the majority of the outstanding stock entitled to vote thereon; however, under the CGCL, an amendment reducing the minimum number of directors to less than five cannot be adopted if votes cast against its adoption are equal to or more than 16 2/3% of the outstanding shares entitled to vote thereon. Also, the NetDynamics Articles provide that, in certain circumstances, amendment of the NetDynamics Bylaws requires approval of holders of 66% of any series of NetDynamics Preferred Stock for any amendment that would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such series of NetDynamics Preferred Stock.

     Amendment of Sun Certificate and NetDynamics Articles. The DGCL provides that approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation. The Sun Certificate provides that an amendment of certain provisions must be approved by the affirmative vote of at least 75% of all of the outstanding stock entitled to vote thereon. Under the CGCL, a corporation's articles of incorporation may be amended by the approval of a majority of the outstanding shares of each class.

     Protective Provisions of NetDynamics Articles of Incorporation. The NetDynamics Articles provide that, in certain circumstances, the approval of holders of 66% of the outstanding shares of a particular series of NetDynamics Preferred Stock shall be required to: (i) amend or repeal the NetDynamics Articles or NetDynamics Bylaws if such action would alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of such series of NetDynamics Preferred Stock, (ii) authorize, create or issue any class or series of stock with rights senior to such series of NetDynamics Preferred Stock, (iii) increase or decrease the number of authorized shares of NetDynamics Preferred Stock, (iv) enter into certain material agreements or enter into certain material transactions with any officer, director or five percent (5%) holder of NetDynamics Capital Stock, or (v) amend such provisions of the NetDynamics Articles Furthermore, the NetDynamics Articles provide that the approval of holders of a majority of the total number of shares of NetDynamics Preferred Stock then outstanding, voting as a single class, shall be required to: (i) enter into transactions not in the ordinary course of business relating to the sale or licensing of NetDynamics' technology, (ii) distribution of its capital stock pursuant to Section 305 of the Code, (iii) consummate a sale of all or substantially all of the assets of NetDynamics in any transaction which would result in holders of NetDynamics Capital Stock prior to such transaction holding less than fifty percent (50%) of the voting power of the surviving entity, or
(iv) amend such provisions of the NetDynamics Articles.

     Special Meetings of Stockholders and Shareholders. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Sun Bylaws permit a special meeting to be called for any purpose or purposes by (i) the Chairman of the Sun Board, (ii) any executive officer of Sun, (iii) the Sun Board or (iv) by the holders of the shares entitled to cast not less than 10% of the votes at the meeting.

     Under the CGCL and the NetDynamics Bylaws, a special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, the president, a vice president, the secretary or by one or more of the holders of shares entitled to cast not less than 10% of the votes of such meetings.

     Actions by Written Consent of Stockholders or Shareholders. Under the DGCL, unless otherwise provided in the Sun Certificate, any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stock entitled to vote thereon were present and voted.

     Under the CGCL, shareholders may execute an action by written consent in lieu of a shareholder meeting. The NetDynamics Bylaws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Size of the Board of Directors. The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more members. The number of directors may be fixed by, or in the manner provided in, the corporation's bylaws unless the certificate of incorporation fixes the number of directors. The Sun Certificate states that the number of directors shall be fixed by the Sun Bylaws. The number of directors may be changed by an amendment to the Sun Bylaws approved by the Board of Directors or by the affirmative vote of 75% of all the outstanding stock entitled to vote thereon; provided that an amendment reducing the number of directors to less than five cannot be adopted if the votes cast against such an Amendment exceed 16 2/3% of the outstanding shares and no amendment may increase the maximum number of authorized directors to a number greater than two times the stated number of directors minus one. The number of directors of Sun is currently fixed at seven.

     The CGCL allows the number of persons constituting the board of directors to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. The CGCL further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The NetDynamics Bylaws currently provide that the number of directors authorized is five.

     Classification of Board of Directors. The DGCL permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The CGCL generally requires that directors be elected annually but does permit a "classified" board of directors if the corporation is "listed." A listed corporation is defined under the CGCL as one which (i) is listed on the NYSE or American Stock Exchange or (ii) with a class of securities designated as a national market system security on and by the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities. If eligible for the classes, the CGCL permits corporations to provide for a board of directors divided into as many as three classes by adopting an amendment to their articles of incorporation or bylaws, which amendment must be approved by the shareholders. The size of the classes must be as even as possible, and any change in number of classes must be approved by the shareholders. Neither the Sun Bylaws nor the NetDynamics Bylaws provide for a classified board.

     Cumulative Voting. Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. The Sun Certificate provides for cumulative voting. Under the CGCL, cumulative voting in the election of directors is mandatory upon notice given by a shareholder at a shareholders' meeting at which directors are to be elected. To cumulate votes, a shareholder must give notice at the meeting, prior to the voting, of the shareholder's intention to vote cumulatively. If any one shareholder gives such a notice, all shareholders may cumulate their votes. The CGCL permits a company, by amending its articles of incorporation or bylaws, to eliminate cumulative voting when such company is "listed" (as defined above in the section entitled "Classification of Board of Directors"). The NetDynamics Bylaws permit any person entitled to vote at an election for directors to cumulate the votes to which such person is entitled; provided, however, that no shareholder shall be entitled to cumulate such shareholder's votes unless the candidates for which such shareholder is voting have been placed in nomination prior to the voting and a shareholder has given notice at the meeting, prior to the vote, of an intention to cumulate votes.

     Removal of Directors. Under the DGCL, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. The Sun Bylaws provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of the majority of the outstanding stock entitled to vote at an election of directors; provided that as long as stockholders are entitled to cumulative voting no director may be removed if the votes cast against such removal would be sufficient to elect such director if voted cumulatively at an election of the entire board of directors.

     Under the CGCL, a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares, provided that the shares voted against removal would not be sufficient to elect the director by cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series.

     Filling Vacancies in the Board of Directors. Under the DGCL, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The DGCL further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior of any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent (10%) of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board to fill such vacancies. The Sun Bylaws provide that any vacancies on the Sun Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of the majority of the directors then in office, even though less than a quorum of the Board of Directors.

     Under the CGCL, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a properly noticed meeting or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by a corporation's shareholders. Furthermore, if, after the filling of any vacancy by the directors of a corporation, the directors then in office who have been elected by the corporation's shareholders constitute less than a majority of the directors then in office, then: (i) any holder of more than 5% of the corporation's voting stock may call a special meeting of shareholders, or (ii) the superior court of the appropriate county may order a special meeting of the shareholders to elect the entire board of directors of the corporation. The NetDynamics Bylaws provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal requires the consent of all of the outstanding shares entitled to vote.

     Payment of Dividends. The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The Sun Bylaws provide for the declaration and payment of dividends in accordance with the DGCL. Under the CGCL, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of (i) retained earnings or (ii) an amount which would leave the corporation with assets (excluding certain intangible assets) equal to at least 125% of its liabilities (excluding certain deferred items) and current assets equal to at least 100% (or, in certain circumstances, 125%) of its current liabilities.

     Appraisal Rights. Under both the DGCL and the CGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters') rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

     In connection with the Merger, holders of NetDynamics Capital Stock may, by complying with Chapter 13 of the CGCL, be entitled to dissenters' rights as set forth therein, and the shares of NetDynamics Capital Stock held by such persons will be deemed to be dissenting shares. A copy of Chapter 13 of the CGCL is attached as Annex D to this Proxy Statement/Prospectus. For a more complete description of such rights, see "Approval of the Merger and Related
Transactions -- California Appraisal Rights."

     Inspection of Books and Records. Under the DGCL, any stockholder may inspect, for any proper purpose, a company's stock ledger, a list of its stockholders and any other books and records. Under the

CGCL, a shareholder or shareholders holding at least 5% in aggregate of the outstanding voting shares of a corporation or who hold at least 1% of those voting shares and have filed a Schedule 14A with the Exchange Commission, shall have the absolute right to do either or both of the following: (i) inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours upon five days' prior written demand upon the corporation, or (ii) obtain from the transfer agent for the corporation, upon written demand and upon tender of its usual charges for such a list, a list of shareholders' names and addresses, who are entitled to vote for election of directors and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand.

     Limitation of Liability of Directors. The laws of both Delaware and California permit corporations to adopt a provision in their certificate of incorporation or articles of incorporation, respectively, eliminating, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. Under the DGCL, Sun may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. The Sun Certificate eliminates the liability of the Sun Board to the fullest extent permissible under the DGCL.

     The CGCL does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of any improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk of serious injury to the corporation or its shareholders;
(e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director, in which a director has a material financial interest; or (g) liability for improper distributions, loans or guarantees. The NetDynamics Articles eliminate the liability of the NetDynamics Board to the fullest extent permissible under the CGCL.

     Indemnification. The DGCL generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to the CGCL) not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. The Sun Bylaws provide that Sun will indemnify its directors and executive officers and may indemnify other offices to the fullest extent permitted by law. Under the Sun Bylaws, indemnified parties are entitled to indemnification of negligence, gross negligence and otherwise to the fullest extent permitted by law. The Sun Bylaws also require Sun to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Sun also has indemnification agreements with certain of its executive officers and directors.

     In addition, under the Reorganization Agreement, Sun has agreed that, from and after the consummation of the Merger, it will fulfill and honor in all material respects the obligations of NetDynamics pursuant to (i) each indemnification agreement in effect at such time between NetDynamics and each person who is or was a director or officer of NetDynamics at or prior to the Effective Time and (ii) any indemnification provisions under NetDynamics' Articles or NetDynamics Bylaws. Pursuant to the Reorganization Agreement,

Sun has also agreed that the Surviving Corporation's charter documents will continue to contain the provisions with respect to indemnification and exculpation from liability set forth in such documents as of the date of the Reorganization Agreement and such provisions will not be amended, repealed or otherwise modified for a period of three years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

     The CGCL permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of an action or expenses incurred in defending an action which is settled or otherwise disposed of without court approval.

     Indemnification is permitted by the CGCL only for acts taken by the person seeking indemnification in good faith and believed to be in the best interests of the corporation and its shareholders and with respect to a criminal proceeding, which such person had no reasonable cause to believe his conduct was unlawful, as determined by a majority vote of a quorum of disinterested directors, independent legal counsel (if a quorum of disinterested directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. The CGCL requires indemnification when the individual has successfully defended the action on the merits. California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate actions beyond that specifically authorized by law. The NetDynamics Bylaws include a provision that provides NetDynamics with the authority to indemnify its agents to the fullest extent permitted by the CGCL.

     Stockholder Approval of Certain Business Combinations. Section 203 of the DGCL prohibits a corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions of the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.
Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under Section 203 of the proposed transaction which (i) constitutes certain (a) mergers or consolidations, (b) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, or (c) proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock; (ii) is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and (iii) is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

     Under California law, there is no equivalent provision to Section 203 of the DGCL. Under Section 1203 of the CGCL, certain business combinations with certain interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders. The CGCL requires that holders of a California corporation's common stock receive nonredeemable common stock in a merger of the corporation with the holder (or an affiliate of the holder) of more than 50% but less than 90% of its common stock, unless all of the holders of its common stock consent to the transaction.

     Stockholder Voting on Mergers and Similar Transactions. The laws of both California and Delaware generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation,
(b) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The CGCL contains a similar exception to its voting requirements for reorganization where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting of more than five-sixths of the voting power (assuming the conversion of convertible equity securities) of the surviving or acquiring corporation or its parent entity.

     The laws of both California and Delaware also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     With certain exceptions, the CGCL also requires that mergers, reorganizations, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, the DGCL generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares. See "NetDynamics Special Meeting -- Vote Required; Quorum" for the vote of NetDynamics shareholders to approve the Merger and the Merger Agreement.

     Loans to Directors, Officers and Employees. The DGCL permits Sun to make loans to, guarantee the obligations of, or otherwise assists its officers or other employees when such action, in the judgment of the directors, may reasonably be expected to benefit Sun. Under the CGCL, any loan to or guaranty for the benefit of a director or officer, including pursuant to an employee benefit plan, of the corporation requires approval of holders of a majority of the outstanding shares of the corporation. However, the CGCL provides that if NetDynamics has 100 or more shareholders of record and has adopted a bylaw allowing the NetDynamics Board to do so, the NetDynamics Board alone may approve loans to or guaranties on behalf of an officer (whether or not such officer is a director) or adopt an employee benefit plan authorizing such loans or guarantees, by a vote sufficient without counting the vote of any interested director or directors, if the

NetDynamics Board determines that any such loan, guaranty or plan may reasonably be expected to benefit the corporation.

     Interested Director Transactions. Under the laws of both California and Delaware, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under the CGCL and the DGCL. Under the CGCL and the DGCL, either (a) the shareholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts (and, in the case of board approval other than for a common directorship, the CGCL requires that the contract or transaction must also be "just and reasonable" to the corporation), or (b) the contract or transaction must have been "fair" (in Delaware) or, in the case of a common directorship (in California), "just and reasonable" as to the corporation at the time it was approved. The CGCL explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director.

     Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

     Stockholder Derivative Suit. Under the DGCL, a person may only bring a derivative action on behalf of the corporation if the person was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. The CGCL also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

     Dissolution. Under the DGCL, if the dissolution is initiated by the board of directors it may be approved by the holders of a majority of the corporation's shares. If the board of directors does not approve the proposal to dissolve, it must be consented to in writing by all stockholders entitled to vote thereon. Under the CGCL, shareholders holding fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors. The board may cause the corporation to dissolve if (a) an order for relief under Chapter 7 of the Federal bankruptcy law has been entered, (b) no shares have been issued or
(c) the corporation has disposed of all of its assets and has not conducted any business for a period of five years preceding the adopting of a resolution to dissolve.

     Rights Plans. On April 26, 1989, the Sun Board adopted and approved a stockholder rights plan (the "Sun Rights Plan") and declared a dividend of one right (each a "Right") for each share of Sun Common Stock outstanding on May 26, 1989. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all Sun stockholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire Sun on terms not approved by the Sun Board, but they will not interfere with any negotiated merger or other business combination.

     In the event that any person or group acquires beneficial ownership of ten percent (10%) or more of the outstanding shares of Sun Common Stock other than pursuant to a "qualifying offer" as defined in the Sun Rights Plan, each holder of a Right, other than a Right beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of shares of Sun Common Stock having a market value of two times the exercise price of the Right. In addition, if at any time following such acquisition of ten percent (10%) or more of the outstanding Sun Common Stock, Sun is acquired in a merger or other business combination or transaction of fifty percent (50%) or more of its consolidated assets or earning power are sold, other than resulting from a qualifying offer, each holder of a Right will receive, upon exercise of that Right at the prevailing exercise price of the Right, that number of shares of common stock of the acquiring company which, at the time of such transaction, will have a market value of two times the exercise price of the Right.

     NetDynamics has not adopted a rights plan.

                                    EXPERTS

     The consolidated financial statements of NetDynamics as of December 31, 1996 and 1997, and for the period from May 30, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and 1997 included in this Proxy Statement/Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Sun incorporated by reference in Sun's Annual Report (Form 10-K, as amended on Form 10-K/A) for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Sun Common Stock issuable pursuant to the Merger will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is acting as counsel for NetDynamics in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                               NETDYNAMICS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Financial Statements:
  Report of Independent Accountants.........................  F-2
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statements of Shareholders' Deficit..........  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to Consolidated Financial Statements................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NetDynamics, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of NetDynamics, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 and the period from May 30, 1995 (Inception) to December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
March 25, 1998, except for Note 10
which is as of July 6, 1998

                               NETDYNAMICS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                           DECEMBER 31,
                                                    ---------------------------     MARCH 31,
                                                       1996            1997            1998
                                                    -----------    ------------    ------------
                                                                                   (UNAUDITED)
Current Assets:
  Cash and cash equivalents.......................  $ 1,725,000    $  3,777,000    $  4,320,000
  Accounts receivable, net of allowances of
     $87,000, $473,000 and $472,000 (unaudited)...    1,213,000       4,431,000       3,358,000
  Prepaid expenses and other current assets.......       44,000         511,000         771,000
                                                    -----------    ------------    ------------
          Total current assets....................    2,982,000       8,719,000       8,449,000
Property and equipment, net.......................      780,000       1,868,000       1,916,000
Other assets......................................       36,000          58,000          36,000
Restricted cash...................................      334,000         522,000         522,000
                                                    -----------    ------------    ------------
                                                    $ 4,132,000    $ 11,167,000    $ 10,923,000
                                                    ===========    ============    ============

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND SHAREHOLDERS' DEFICIT

Current Liabilities:
  Line of credit..................................  $   329,000    $  1,000,000    $  3,000,000
  Accounts payable................................      372,000         693,000         652,000
  Accrued liabilities.............................    1,788,000       3,134,000       2,762,000
  Deferred revenue................................      381,000       1,804,000       1,907,000
  Current portion of notes payable to a bank......      100,000         515,000         637,000
                                                    -----------    ------------    ------------
          Total current liabilities...............    2,970,000       7,146,000       8,958,000
Notes payable to a bank, net of current portion...      625,000       1,059,000       1,401,000
                                                    -----------    ------------    ------------
Mandatorily redeemable convertible preferred stock
  (Note 6)........................................    6,893,000      15,400,000      15,403,000
                                                    -----------    ------------    ------------
Commitments (Note 7)
Shareholders' Deficit:
  Common stock, no par value; 13,500,000 shares
     authorized; 4,522,500, 5,234,759 and
     5,332,086 (unaudited) shares issued and
     outstanding..................................        2,000         182,000         218,000
  Accumulated deficit.............................   (6,358,000)    (12,620,000)    (15,057,000)
                                                    -----------    ------------    ------------
          Total shareholders' deficit.............   (6,356,000)    (12,438,000)    (14,839,000)
                                                    -----------    ------------    ------------
                                                    $ 4,132,000    $ 11,167,000    $ 10,923,000
                                                    ===========    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               NETDYNAMICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  MAY 30, 1995
                                  (INCEPTION)
                                    THROUGH       YEAR ENDED DECEMBER 31,    THREE MONTHS ENDED MARCH 31,
                                  DECEMBER 31,   -------------------------   -----------------------------
                                      1995          1996          1997           1997            1998
                                  ------------   -----------   -----------   -------------   -------------
                                                                                      (UNAUDITED)
Revenues:
  Licenses......................   $   86,000    $ 2,059,000   $ 9,535,000    $ 1,278,000     $ 1,997,000
  Services......................       16,000        641,000     3,765,000        522,000       1,803,000
                                   ----------    -----------   -----------    -----------     -----------
          Total revenues........      102,000      2,700,000    13,300,000      1,800,000       3,800,000
                                   ----------    -----------   -----------    -----------     -----------
Cost of revenues:
  Licenses......................           --         91,000       357,000         65,000          80,000
  Services......................           --        786,000     3,598,000        552,000       1,301,000
                                   ----------    -----------   -----------    -----------     -----------
          Total cost of
            revenues............           --        877,000     3,955,000        617,000       1,381,000
                                   ----------    -----------   -----------    -----------     -----------
Gross profit....................      102,000      1,823,000     9,345,000      1,183,000       2,419,000
                                   ----------    -----------   -----------    -----------     -----------
Operating expenses:
  Research and development......      453,000      2,469,000     3,613,000        670,000       1,180,000
  Sales and marketing...........      278,000      3,923,000    10,068,000      1,855,000       3,026,000
  General and administrative....      312,000        931,000     1,864,000        358,000         613,000
                                   ----------    -----------   -----------    -----------     -----------
          Total operating
            expenses............    1,043,000      7,323,000    15,545,000      2,883,000       4,819,000
                                   ----------    -----------   -----------    -----------     -----------
Loss from operations............     (941,000)    (5,500,000)   (6,200,000)    (1,700,000)     (2,400,000)
Interest and other income
  (expense), net................       27,000         62,000       (52,000)       (12,000)        (34,000)
                                   ----------    -----------   -----------    -----------     -----------
          Net loss..............     (914,000)    (5,438,000)   (6,252,000)    (1,712,000)     (2,434,000)
Accretion of mandatorily
  redeemable convertible
  preferred stock...............           --         (6,000)      (10,000)        (3,000)         (3,000)
                                   ----------    -----------   -----------    -----------     -----------
Net loss attributable to common
  stock.........................   $ (914,000)   $(5,444,000)  $(6,262,000)   $(1,715,000)    $(2,437,000)
                                   ==========    ===========   ===========    ===========     ===========
Net loss per share:
  Basic and diluted.............   $     (.73)   $     (2.54)  $     (1.79)   $      (.60)    $      (.54)
                                   ==========    ===========   ===========    ===========     ===========
  Shares used to compute net
     loss per share.............    1,252,206      2,141,189     3,502,534      2,881,678       4,492,155
                                   ==========    ===========   ===========    ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               NETDYNAMICS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                   COMMON STOCK
                                              -----------------------   ACCUMULATED
                                                 SHARES       AMOUNT      DEFICIT         TOTAL
                                              ------------   --------   ------------   ------------
Issuance of Common Stock in connection with
  the formation of the Company..............   4,500,000     $     --   $         --   $         --
Net loss....................................          --           --       (914,000)      (914,000)
                                               ---------     --------   ------------   ------------
Balance at December 31, 1995................   4,500,000           --       (914,000)      (914,000)
Exercise of common stock options............      22,500        2,000             --          2,000
Accretion of mandatorily redeemable
  convertible preferred stock...............          --           --         (6,000)        (6,000)
Net loss....................................          --           --     (5,438,000)    (5,438,000)
                                               ---------     --------   ------------   ------------
Balance at December 31, 1996................   4,522,500        2,000     (6,358,000)    (6,356,000)
Exercise of common stock options............     712,259      180,000             --        180,000
Accretion of mandatorily redeemable
  convertible preferred stock...............          --           --        (10,000)       (10,000)
Net loss....................................          --           --     (6,252,000)    (6,252,000)
                                               ---------     --------   ------------   ------------
Balance at December 31, 1997................   5,234,759      182,000    (12,620,000)   (12,438,000)
Exercise of common stock options
  (unaudited)...............................      97,327       36,000             --         36,000
Accretion of mandatorily redeemable
  convertible preferred stock (unaudited)...          --           --         (3,000)        (3,000)
Net loss (unaudited)........................          --           --     (2,434,000)    (2,434,000)
                                               ---------     --------   ------------   ------------
Balance at March 31, 1998 (unaudited).......   5,332,086     $218,000   $(15,057,000)  $(14,839,000)
                                               =========     ========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               NETDYNAMICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            MAY 30, 1995
                                            (INCEPTION)                                   THREE MONTHS ENDED
                                              THROUGH       YEAR ENDED DECEMBER 31,            MARCH 31,
                                            DECEMBER 31,   -------------------------   -------------------------
                                                1995          1996          1997          1997          1998
                                            ------------   -----------   -----------   -----------   -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss................................   $ (914,000)   $(5,438,000)  $(6,252,000)  $(1,712,000)  $(2,434,000)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation.........................       28,000        183,000       525,000        75,000       204,000
     Changes in assets and liabilities:
       Accounts receivable................      (75,000)    (1,138,000)   (3,218,000)     (382,000)    1,073,000
       Prepaid expenses and other
          assets..........................      (64,000)       (16,000)     (489,000)     (124,000)     (238,000)
       Restricted cash....................           --       (334,000)     (188,000)           --            --
       Accounts payable...................       68,000        304,000       321,000       132,000       (41,000)
       Accrued liabilities................      132,000      1,656,000     1,346,000       460,000      (372,000)
       Deferred revenue...................       20,000        361,000     1,423,000       196,000       103,000
                                             ----------    -----------   -----------   -----------   -----------
          Net cash used in operating
            activities....................     (805,000)    (4,422,000)   (6,532,000)   (1,355,000)   (1,705,000)
                                             ----------    -----------   -----------   -----------   -----------
Cash flows used in investing activities:
     Purchases of property and
       equipment..........................     (280,000)      (711,000)   (1,613,000)     (233,000)     (252,000)
                                             ----------    -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from sale of mandatorily
     redeemable convertible preferred
     stock, net...........................    1,836,000      5,051,000     8,497,000            --            --
  Proceeds from issuance of common
     stock................................           --          2,000       180,000        84,000        36,000
  Proceeds from issuance of notes payable
     to a bank............................      251,000        549,000     1,574,000       205,000       561,000
  Repayment of notes payable to a bank....           --        (75,000)     (725,000)      (46,000)      (97,000)
  Net borrowings from line of credit......           --        329,000       671,000       503,000     2,000,000
                                             ----------    -----------   -----------   -----------   -----------
          Net cash provided by financing
            activities....................    2,087,000      5,856,000    10,197,000       746,000     2,500,000
                                             ----------    -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.............................    1,002,000        723,000     2,052,000      (842,000)      543,000
Cash and cash equivalents at beginning of
  period..................................           --      1,002,000     1,725,000     1,725,000     3,777,000
                                             ----------    -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  period..................................   $1,002,000    $ 1,725,000   $ 3,777,000   $   883,000   $ 4,320,000
                                             ==========    ===========   ===========   ===========   ===========
Supplemental cash flow disclosure:
  Cash paid for interest..................   $    2,000    $    56,000   $   124,000   $    28,000   $    54,000
                                             ==========    ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               NETDYNAMICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

  The Company

     NetDynamics, Inc. (the "Company") was incorporated in California on May 30, 1995. The Company designs, develops and markets high-end enterprise network application software. On June 30, 1998, the Company entered into an agreement to merge with Sun Microsystems, Inc. ("Sun"), as discussed in Note 10.

     The Company has funded its operating losses since inception through the sale of equity securities and the issuance of debt. The Company's existing debt agreements require compliance with certain covenants including financial ratios and profitability levels. Management believes additional financing will be required to enable the Company to continue operations through December 31, 1998 There can be no assurance that additional financing will be available at all or that, if available, such financing will be on terms favorable to the Company. The Company's ability to raise sufficient capital and comply with its debt covenants could impact the Company's ability to continue as a going concern. Concurrent with the agreement to merge with Sun, the Company entered into a financing arrangement with Sun, as discussed in Note 10.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue recognition

     The Company's revenues are derived from software license sales and support and consulting services. Annual support services are charged separately from software licenses.

     License revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection of the resulting receivable is probable. In instances where a significant vendor obligation exists, revenue recognition is delayed until the obligation has been satisfied.

     Annual support revenues consist of ongoing support and product updates and are recognized ratably over the term of the related contract. Payments received in advance of revenue recognition are recorded as deferred revenue. Training and consulting service revenue is recognized as the services are performed.

     The Company's license agreements typically require the payment of a nonrefundable, one-time license fee for a license of a specified term, which may be perpetual. Customers can terminate the license at any time but do not have a right of refund for the license fees. The Company can terminate the license agreement only upon a material breach by the other party, provided that the breach is not cured within a specified period.

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," which the Company has adopted for transactions entered into during the fiscal year beginning January 1, 1998. SOP 97-2 provides guidance on recognizing revenue on software transactions and supersedes SOP 91-1, "Software Revenue Recognition." In March 1998, the AICPA issued Statement of Position No. 98-4 ("SOP 98-4"), "Deferral of the Effective Date of Provision of SOP 97-2, Software Revenue Recognition." SOP 98-4 defers, for one year, the application of certain passages in SOP 97-2 which limit what is considered vendor-specific objective evidence necessary to recognize revenue for software licenses in multiple-element arrangements when undelivered elements exist. Additional guidance is expected to be provided prior to adoption of the deferred provision of SOP 97-2. The Company will determine the impact, if any, the additional guidance will have on current revenue recognition practices when issued. Adoption of the remaining provisions of SOP 97-2 did not have a material impact on revenue recognition during the three months ended March 31, 1998.

                               NETDYNAMICS, INC.

     During the first quarter of fiscal 1998, the Company adopted SOP 97-2. The provisions of SOP 97-2 have been applied to transactions entered into beginning January 1, 1998. SOP 97-2 generally requires revenue earned on software licenses involving multiple elements to be allocated to each element based on the relative fair values of the elements using vendor specific objective evidence of such value. The revenue allocated to software licenses generally is recognized upon delivery of the products. The revenue allocated to support is recognized ratably over the term of the support and revenue allocated to service elements is recognized as the services are performed. In connection with the adoption of SOP 97-2, the Company analyzed all of the elements included in its multiple-element arrangements and determined that the Company has sufficient evidence to allocate revenue to the license and support components of certain of its licenses.

  Recent accounting pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No.14 and requires segment information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments in quarterly and annual reports. SFAS No. 131 is effective for annual reports for fiscal years beginning after December 15, 1997, and is applicable to interim financial statements beginning with the second year of application. The Company has not yet determined the effect, if any, of adoption of this new standard on its financial statements.

  Cash equivalents

     All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. Cash equivalents consist primarily of certificates of deposits and money-market accounts and United States treasury bills that are stated at cost, which approximates fair value.

  Restricted cash

     Long term restricted cash consists of certificates of deposits for $522,000 pledged as collateral on the Company's Corporate office leases in the US and UK.

  Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the remaining term of the lease or the estimated useful life of the asset.

  Software development costs

     Software development costs are classified as research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86, "Computer Software Costs", ("SFAS 86") requires the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life, or based on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

                               NETDYNAMICS, INC.

  Significant customers and concentration of credit risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company deposits substantially all of its cash in a single financial institution. The Company's cash equivalents consist primarily of money market accounts and U.S. government agency securities with maturities of less than three months at date of purchase and are recorded at cost which approximates market. The Company sells its products directly to corporate end-users and through distributors and value added resellers. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. The Company generally does not require collateral for its accounts receivable and maintains reserves for potential credit losses.

     Sales to four customers accounted for approximately 17%, 17%, 10% and 10% of revenues for the period ended December 31, 1995. At December 31, 1996, approximately 60% of trade accounts receivable represented amounts due from eight customers. Sales to one of the Company's customers accounted for 12% of revenues for the year ended December 31, 1996. At December 31, 1997, approximately 43% of trade accounts receivable represented amounts due from three customers. Sales to one of the Company's customers accounted for 10% of revenues for the year ended December 31, 1997.

  Income taxes

     The Company provides for income taxes using an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax bases of the Company's assets and liabilities.

  Foreign currency translation

     The functional currency of the United Kingdom subsidiary is the local currency. Assets and liabilities are translated at year-end exchange rates, except for non-current assets and liabilities, which are translated at historical rates. Revenues, costs and expenses are translated into United States dollars at average rates for the periods. Gains and losses resulting from translation are accumulated as a component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during any of the periods presented.

  Net loss per share

     Basic net loss per share is computed by dividing net loss available to Common Shareholders, including the accretion of preferred stock redemption value, by the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated using the weighted average number of outstanding shares of Common Stock plus dilutive Common Stock equivalents. For all periods presented, Common Stock equivalents, consisting of Preferred Stock, unvested Common Stock subject to repurchase, Common Stock options and warrants using the treasury stock method based on the average stock price for the period, were antidilutive.

     During 1995, 1996, 1997 and the three months ended March 31, 1997 and 1998, antidilutive Common Stock equivalents aggregating 5,724,557, 7,798,611, 8,533,860, 8,573,799 (unaudited) and 8,436,176 (unaudited) shares, respectively, were excluded from the dilutive net loss per share calculations.

  Comprehensive income (loss)

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a company from transactions, other events and circumstances excluding transactions resulting from

                               NETDYNAMICS, INC.

investments by owners and distributions to owners. The difference between net loss and comprehensive loss for the Company for all periods presented is de minimus.

  Interim financial information

     The accompanying financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of the management, these interim statements have been prepared on the same basis as the annual financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in these notes to the financial statements for these periods are also unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

  Fair value of financial instruments

     For certain of the Company's financial instruments, including cash and cash equivalents, trade accounts receivable and accounts payable, the carrying amounts approximate fair value due to the relatively short maturity of these instruments. The carrying amount of the line of credit, term loan and restricted cash approximates fair value based on rates available to the Company for similar maturities.

  Stock-based compensation

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock-based compensation plans, as permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument and encourages, but does not require, entities to adopt that method of accounting for their employee stock compensation plans. The Company has adopted, as required, the disclosure provisions of SFAS 123. The pro forma disclosures of the difference between compensation cost included in net loss under APB 25 and the related cost measured by the fair value method of SFAS 123 are presented in Note 8.

  Use of estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

                               NETDYNAMICS, INC.

NOTE 2 -- BALANCE SHEET COMPONENTS:

                                         YEAR ENDED DECEMBER 31,
                                         ------------------------     MARCH 31,
                                            1996          1997          1998
                                         ----------    ----------    -----------
                                                                     (UNAUDITED)
Property and equipment:
  Computer equipment and software......  $  771,000    $1,879,000    $2,066,000
  Furniture, fixtures and leasehold
     improvements......................     220,000       725,000       790,000
                                         ----------    ----------    ----------
                                            991,000     2,604,000     2,856,000
  Less accumulated depreciation........    (211,000)     (736,000)     (940,000)
                                         ----------    ----------    ----------
                                         $  780,000    $1,868,000    $1,916,000
                                         ==========    ==========    ==========
Accrued liabilities:
  Accrued compensation.................  $  332,000    $  633,000    $  828,000
  Accrued consulting fees..............     224,000        79,000       155,000
  Other accrued expenses...............   1,232,000     2,422,000     1,779,000
                                         ----------    ----------    ----------
                                         $1,788,000    $3,134,000    $2,762,000
                                         ==========    ==========    ==========

NOTE 3 -- INCOME TAXES:

     No provision for federal or state income taxes has been recorded for any periods presented, respectively, due to net operating losses through December 1997. At December 31, 1997, the Company has net operating loss carryforwards and research and development credit carryforwards of approximately $10,500,000 and $750,000, respectively. The net operating loss carryforwards are available to reduce future taxable income and begin to expire in the years 2011 and 2003 for federal and state tax purposes, respectively. The research and development credit carryforwards will begin to expire in the year 2000.

     Under the Tax Reform Act of 1986, certain substantial changes in the Company's ownership may result in an annual limitation on the amount of net operating loss carryforwards which can be utilized. Such a change in ownership occurred in June 1997, however, the cumulative losses incurred as of that date are less than the amount of the annual limitation. Accordingly, there is no effect on the Company's ability to utilize these losses.

     Deferred tax assets are summarized as follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
Net operating loss carryforwards.........................  $ 2,100    $ 4,300
Research and development credit carryforwards............      100        300
Reserves and allowances..................................      100        400
                                                           -------    -------
          Total deferred tax assets......................    2,300      5,000
Deferred tax asset valuation allowance...................   (2,300)    (5,000)
                                                           -------    -------
                                                           $    --    $    --
                                                           =======    =======

     The Company has incurred losses from inception though 1997. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 1996 and 1997.

                               NETDYNAMICS, INC.

NOTE 4 -- DEBT:

  Line of Credit

     In March 1997, the Company entered into a line of credit agreement which provided for borrowings up to the lesser of $2,000,000 or an amount equal to 80% of "Eligible Accounts Receivable," as defined by the line of credit agreement. The line of credit bore interest at the bank's prime rate plus 0.25% (8.75% at December 31, 1997). Amounts borrowed under the line of credit together with all accrued interest were due at March 9, 1998. The line of credit required the Company to meet certain financial covenants including minimum quick and liquidity ratios and profitability requirements. As of December 31, 1997, the Company was not in compliance with certain of the covenants. In March 1998, the Company entered into a new line of credit agreement (see Note 10).

  Notes Payable

     At December 31, 1996, the Company had $725,000 outstanding under two note payable agreements with a bank. The first note bore interest at 10.6% and was payable in equal monthly installments through December 1998. The second note bore interest at the bank's prime rate plus 1.5% and was payable in equal monthly installments through December 1999.

     In connection with the first note, the Company granted the bank 15,000 warrants to purchase shares of Series A Mandatorily Redeemable Convertible Preferred Stock ("Series A") for $1.25 per share. The warrants expire in 2000 and had a nominal value at the grant date.

  Term Loan

     In March 1997, the Company entered into a term loan with another bank and with funds borrowed under this term loan, the Company paid off the two outstanding notes payable. Additionally, the term loan provided for two six-month draw periods during which the Company could finance $1,800,000 of certain capital expenditures. The term loan bears interest at the bank's prime rate plus 0.5% (9.00% at December 31, 1997). During the two six month draw periods, only interest was payable. Following each draw period, the outstanding balance, with interest, is due in 36 equal monthly installments. The term loan is secured by all of the Company's tangible assets and requires the Company to meet certain financial covenants including minimum quick and liquidity ratios and profitability requirements. As of December 31, 1997, the Company was not in compliance with certain of the covenants. In March 1998, the Company entered into an additional term loan (see Note 10).

     Future minimum payments under the term loan as of December 31, 1997 are as follows:

     YEAR ENDING DECEMBER 31,

  1998......................................................  $  515,000
  1999......................................................     557,000
  2000......................................................     460,000
  2001......................................................      42,000
                                                              ----------
                                                              $1,574,000
                                                              ==========

     Interest expense pursuant to the debt agreements for the period from inception through December 31, 1995 and for the years ended December 31, 1996 and 1997 totaled $2,000, $56,000 and $124,000, respectively.

                               NETDYNAMICS, INC.

NOTE 5 -- COMMON STOCK:

     In June 1995, the Company issued 4,500,000 shares of common stock to its founders upon formation of the Company. Under the terms of the stock purchase agreements, the Company has the right to repurchase up to 3,543,750 shares of such stock at the original issue price upon the founders' termination. The repurchase rights expire ratably over periods varying from 36 months to 42 months with 637,500 shares of common stock being subject to the repurchase right at December 31, 1997.

NOTE 6 -- MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     The following table sets forth the activity with respect to the Company's Mandatorily Redeemable Convertible Preferred Stock:

                                                                         MANDATORILY
                                           MANDATORILY REDEEMABLE         REDEEMABLE         MANDATORILY REDEEMABLE
                                           CONVERTIBLE PREFERRED    CONVERTIBLE PREFERRED    CONVERTIBLE PREFERRED
                                                   STOCK                    STOCK                    STOCK
                                                  SERIES A                 SERIES B                 SERIES C
                                           ----------------------   ----------------------   ----------------------
                                            SHARES       AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT        TOTAL
                                           ---------   ----------   --------   -----------   ---------   ----------   -----------
Issuance of Series A for cash, net of
  issuance costs of $27,000..............  1,891,371   $1,836,000        --    $       --           --   $       --   $ 1,836,000
                                           ---------   ----------   -------    ----------    ---------   ----------   -----------
Balance at December 31, 1995.............  1,891,371    1,836,000        --            --           --           --     1,836,000
Issuance of Series B for cash, net of
  issuance costs of $31,000..............         --           --   940,206     5,051,000           --           --     5,051,000
Accretion of mandatorily redeemable
  convertible preferred stock............         --        3,000        --         3,000           --           --         6,000
                                           ---------   ----------   -------    ----------    ---------   ----------   -----------
Balance at December 31, 1996.............  1,891,371    1,839,000   940,206     5,054,000           --           --     6,893,000
Issuance of Series C for cash, net of
  issuance costs of $43,000..............         --           --        --            --    1,220,000    8,497,000     8,497,000
Accretion of mandatorily redeemable
  convertible preferred stock............         --        3,000        --         4,000           --        3,000        10,000
                                           ---------   ----------   -------    ----------    ---------   ----------   -----------
Balance at December 31, 1997.............  1,891,371    1,842,000   940,206     5,058,000    1,220,000    8,500,000    15,400,000
Accretion of mandatorily redeemable
  convertible preferred stock
  (unaudited)............................         --        1,000        --         1,000           --        1,000         3,000
                                           ---------   ----------   -------    ----------    ---------   ----------   -----------
Balance at March 31, 1998 (unaudited)....  1,891,371   $1,843,000   940,206    $5,059,000    1,220,000   $8,501,000   $15,403,000
                                           =========   ==========   =======    ==========    =========   ==========   ===========

     At December 31, 1997, the Company has authorized 4,066,577 shares of Preferred Stock, 1,906,371 of which has been designated Series A, 940,206 has been designated Series B Mandatorily Redeemable Convertible Preferred Stock ("Series B"), and 1,220,000 has been designated Series C Mandatorily Redeemable Convertible Preferred Stock ("Series C").

     At December 31, 1997, the Company had reserved approximately 5,467,366 shares of its common stock for future issuance upon conversion of outstanding mandatorily redeemable preferred stock.

     The holders of Series A, Series B and Series C, have certain rights as follows:

  Voting

     Each share of Series A and Series B has voting rights equal to 1.5 shares of common stock on an "as-if" converted basis. Each share of Series C has voting rights equal to one share of common stock, on an "as-if" converted basis.

  Liquidation

     In the event of any liquidation or winding up of the Company (which includes an acquisition or merger of the Company in which a change in controlling ownership occurs), the holders of Series A, Series B and Series C are entitled to receive a liquidation preference of $0.985, $5.4042, and $7.00 per share, respectively, plus all declared but unpaid dividends. Any amounts remaining after such distribution will be distributed among the holders of Series A, Series B and common stock on an as-converted and pro-rata basis. Provided, however, that the holders of Series A and Series B will be entitled to total distributions of no more than $3.94

                               NETDYNAMICS, INC.

and $21.6168 per share, respectively. Thereafter, all remaining amounts will be distributed to the holders of the common stock on a pro rata basis.

  Dividends

     Holders of the Series A, Series B and Series C are entitled to receive annual dividends of $0.05, $0.54 and $0.70 per share, respectively, when and if declared by the Company's Board of Directors. Such dividends are not cumulative. No dividends have been declared from inception through December 31, 1997.

  Conversion

     Each share of Series A and Series B is convertible at any time into 1.5 shares of common stock and Series C is convertible into one share of common stock at any time, subject to adjustment for antidilution. Each share of Series A and Series B will be automatically converted into 1.5 shares of common stock and Series C will be converted into one share of common stock at the closing of an initial public offering with net proceeds of more than $15,000,000 and a price per share of not less than $12.00. The Company has reserved sufficient shares of common stock for issuance upon conversion of the Series A, Series B and Series C.

  Redemption

     Holders of two-thirds of Series A, Series B and Series C (voting together as a single class) may require the Company to redeem the Series A, Series B and Series C in three equal annual installments beginning in June 2004. The redemption price for Series A, Series B and Series C will be $0.985, $5.4042 and $7.00 per share, respectively, plus any declared but unpaid dividends.

NOTE 7 -- COMMITMENTS:

  Operating leases

     The Company leases its facilities under noncancelable operating lease agreements. In August 1996, the Company entered into a sublease agreement for a portion of its primary office facility with a third party which was terminated in July 1997.

     Future minimum commitments under the Company's noncancelable operating leases are as follows:

                                                           OPERATING
                                                             LEASE
                YEAR ENDING DECEMBER 31,                   ----------
  1998...................................................  $  693,000
  1999...................................................     620,000
  2000...................................................     590,000
  2001...................................................     358,000
  2002...................................................      60,000
                                                           ----------
                                                           $2,321,000
                                                           ==========

     Rent expense for the period ended 1995 and years ended December 31, 1996, 1997 were $24,000, $142,000, and $701,000, respectively. Rent expense for 1996 and 1997 includes reductions of $69,000 and $98,000, respectively, received under the sublease agreement.

NOTE 8 -- EMPLOYEE STOCK OPTION PLAN:

     In February 1996, the Company adopted a stock option plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). Incentive stock options

                               NETDYNAMICS, INC.

may be granted only to employees (including officers and directors who are also employees) of the Company. Nonqualified stock options may be granted to employees and consultants of the Company. At December 31, 1997, a total of 3,510,134 shares of common stock have been reserved for issuance under the Plan.

     Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO shall not be less than 100% of the estimated fair value of the shares on the date of grant and (ii) the exercise price of an ISO granted to a 10% or greater shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant and are for periods not to exceed five years. Options become exercisable at such times and under such conditions as determined by the Board of Directors. The options generally vest over four years. The Plan provides that certain options may be exercised prior to the options becoming vested. If the optionee's employment is terminated for any reason, the Company has the right to repurchase any unvested shares at their original purchase price.

     Plan activity is as follows:

                                                           OPTIONS OUTSTANDING
                                                          ---------------------
                                                                       WEIGHTED
                                             OPTIONS                   AVERAGE
                                            AVAILABLE     NUMBER OF    EXERCISE
                                            FOR GRANT      OPTIONS      PRICE
                                            ----------    ---------    --------
Shares authorized.........................   2,475,000           --     $  --
Options granted...........................  (1,920,370)   1,920,370      0.19
Options canceled..........................     124,125     (124,125)     0.10
Options exercised.........................          --      (22,500)     0.07
                                            ----------    ---------

Balance at December 31, 1996..............     678,755    1,773,745      0.20

Shares authorized.........................   1,035,134           --        --
Options granted...........................  (1,408,668)   1,408,668      2.78
Options canceled..........................     331,528     (331,528)     0.62
Options exercised.........................          --     (712,259)     0.24
                                            ----------    ---------

Balance at December 31, 1997..............     636,749    2,138,626      1.70

Shares authorized (unaudited).............          --           --        --
Options granted (unaudited)...............    (414,150)     414,150      5.50
Options canceled (unaudited)..............     192,212     (192,212)     1.30
Options exercised (unaudited).............          --      (97,327)      .47
                                            ----------    ---------

Balance at March 31, 1998 (unaudited).....     414,811    2,263,237      2.60
                                            ==========    =========

     At December 31, 1997, options to purchase 540,917 shares were vested and exercisable, and 299,314 shares were subject to repurchase. At March 31, 1998, options to purchase 514,475 (unaudited) shares were vested and exercisable, and 198,832 (unaudited) shares were subject to repurchase.

                               NETDYNAMICS, INC.

     The following table summarizes information about employee and consultant stock options outstanding at December 31, 1997:

                                                            OPTIONS
                              OPTIONS OUTSTANDING         EXERCISABLE
                         -----------------------------    ------------
                                            WEIGHTED
                             NUMBER          AVERAGE         NUMBER
                         OUTSTANDING AT     REMAINING     EXERCISABLE
                          DECEMBER 31,     CONTRACTUAL    DECEMBER 31,
   EXERCISE PRICES            1997            LIFE            1997
   ---------------       --------------    -----------    ------------
$       0.07                 601,163          8.26          294,624
        0.36                 562,450          8.94          135,252
        0.67                  52,125          8.17           52,125
        1.00                     200          9.25              100
        1.20                 175,125          9.33            3,125
        1.80                 126,225          9.43           35,898
        3.50                  56,688          9.50            4,688
        5.00                 334,650          9.75           15,105
        5.50                 230,000          9.90               --
                           ---------                        -------
                           2,138,626          9.03          540,917
                           =========                        =======

  Pro forma disclosures

     Had compensation cost for the Plan been determined based on the fair value of each stock option grant on its grant date, as prescribed in SFAS 123, the Company's net loss and net loss per common share would have been as follows:

                                      PERIOD FROM
                                       INCEPTION
                                       (MAY 1995)
                                           TO          YEARS ENDED DECEMBER 31,
                                      DECEMBER 31,    --------------------------
                                          1995           1996           1997
                                      ------------    -----------    -----------
Net loss attributable to common
  stock:
  As reported.......................   $(914,000)     $(5,444,000)   $(6,262,000)
  Pro forma.........................    (914,000)      (5,452,000)    (6,343,000)
  Net loss per common share -- as
     reported.......................        (.73)           (2.54)         (1.79)
  Net loss per common share -- pro
     forma..........................        (.73)           (2.55)         (1.81)

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the respective years:

                                                              1996    1997
                                                              ----    ----
Expected life (in years)....................................     4       4
Risk-free interest rate.....................................  6.04%   6.16%
Volatility..................................................     0%      0%
Dividend yield..............................................     0%      0%

     The weighted average fair value of options granted was $0.04 and $0.60 per share for the years ended December 31, 1996 and 1997, respectively.

                               NETDYNAMICS, INC.

     Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of the pro forma effects on option grants on reported net income for future years.

NOTE 9 -- EXPORT SALES:

     The Company's areas of operation outside of the United States principally include Europe and the Pacific Rim. Revenue generated from export sales was less than 10% of total revenues in 1995 and 1996. In 1997 and the quarter ending March 31, 1998, the Company had revenues from export sales of $1,450,000 and $764,000, respectively, principally from Europe and the Pacific Rim.

NOTE 10 -- SUBSEQUENT EVENTS:

  Financing Agreement

     On March 25, 1998, the Company entered into a financing agreement (the "Agreement") with its existing bank which replaced its line of credit facility executed in March 1997 and provides for an additional term loan.

     Line of credit -- The line of credit facility provides for borrowings of up to $5,000,000 through June 30, 1998, and thereafter through its March 24, 1999 maturity date provides for borrowings up to the lesser of $5,000,000 or an amount equal to 80% of "Eligible Accounts Receivable" as defined by the Agreement. The line of credit bears interest at the bank's prime rate plus 0.25% (8.75% at March 25, 1998). The outstanding principal balance of the line of credit at March 31, 1998 was $3,000,000.

     Term loan -- The term loan provides two six month draw periods during which the Company can finance an additional $2,200,000 of capital expenditures. The term loan bears interest at the bank's prime rate plus 0.5% (9.0% at March 25, 1998). During the two six month draw periods, concluding in September 1998 and March 1999, respectively, only interest is payable. Following each draw period, the outstanding balance, with interest, is due in 36 equal monthly installments. The outstanding principal balance of the term loans at March 31, 1998 was $2,038,000.

     In connection with the Agreement, the Company issued the bank warrants to purchase 3,000 shares of Series C. The warrants have an exercise price of $7.00 and expire in March 2003. The warrants had a nominal value at the grant date.

     The line of credit facility and term loan requires the Company to meet certain financial covenants including quick, liquidity, debt service and, debt to tangible net worth ratios, and tangible net worth and profitability requirements. The Agreement provides for certain negative covenants, including mergers exceeding a value of $500,000. At March 31, 1998, the Company was in compliance with the covenants. On July 6, 1998, the bank amended the Agreement to modify certain covenant requirements, which would have been in effect as of June 30, 1998, to become effective August 31, 1998.

  Merger with Sun Microsystems, Inc.

     On June 30, 1998, the Company entered into an Agreement and Plan of Reorganization ("Merger Agreement") with Sun. Upon the effectiveness of the Merger Agreement, the Company's shareholders will exchange all of their shares of common stock and preferred stock for shares of common stock of Sun in a business combination intended to be accounted for as a purchase. Options under the Plan will be assumed by Sun and will become options to acquire Sun common stock.

     Concurrent with the execution of the Merger Agreement, the Company executed a promissory note (the "Note") evidencing a loan of $10.0 million by Sun to the Company. The Note bears interest, payable upon default or maturity of the Note, at a rate of 10% per annum. The principal amount of the Note, together with all accrued interest, shall be due and payable 180 days after certain events of termination under the Merger Agreement. In the event of such a termination of the Merger Agreement, the Company may within 180 days after the date of such termination, either (i) pay the unpaid principal and accrued interest due and owing on

                               NETDYNAMICS, INC.

the Note or (ii) convert such unpaid principal and accrued interest into stock of the Company. However, upon the occurrence of certain events of default, including termination of the Merger Agreement as a result of the Company's failure to deliver to Sun proxies representing a majority of both the Company's common stock and the Company's preferred stock upon the earlier to occur of (i) ten days after the mailing of the Proxy Statement/Prospectus to shareholders of the Company and (ii) twenty days after the effectiveness of the registration statement, the unpaid principal and accrued interest then owing on the Note shall be immediately due and payable. The Note is convertible into shares of the series of the Company's capital stock which are the most favorable of: (i) that series of preferred stock of the Company outstanding on the date of such conversion having the most favorable terms with respect to dividends, liquidation preference, anti-dilution protection, conversion ratio, voting rights, redemption and all other rights, privileges and preferences or (ii) such other capital stock being offered to investors by the Company on the date of such conversion. The number of shares into which the Note shall convert is determined by dividing (a) the unpaid aggregate principal amount plus accrued interest by (b) the quotient of (x) $160.0 million and (y) the total number of outstanding shares of capital stock of the Company, treating all preferred stock, options, warrants and other rights on an as-converted, fully-diluted basis.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            SUN MICROSYSTEMS, INC.,

                           APOLLO ACQUISITION CORP.,

                               NETDYNAMICS, INC.

                                      AND

                         THE SHAREHOLDERS NAMED HEREIN

                           DATED AS OF JUNE 30, 1998

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
 ARTICLE I --  THE MERGER..................................................   A-1
          1.1  The Merger..................................................   A-1
          1.2  Effective Time..............................................   A-1
          1.3  Effect of the Merger........................................   A-2
          1.4  Articles of Incorporation; Bylaws...........................   A-2
          1.5  Directors and Officers......................................   A-2
          1.6  Effect of Merger on the Capital Stock of the Constituent       A-2
               Corporations................................................
          1.7  Dissenting Shares...........................................   A-6
          1.8  Surrender of Certificates...................................   A-6
          1.9  No Further Ownership Rights in Company Capital Stock........   A-7
         1.10  Lost, Stolen or Destroyed Certificates......................   A-8
         1.11  Taking of Necessary Action; Further Action..................   A-8
         1.12  Tax Consequences............................................   A-8
ARTICLE II --  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE          A-8
               FOUNDERS....................................................
          2.1  Organization of the Company.................................   A-8
          2.2  Subsidiaries................................................   A-8
          2.3  Company Capital Structure...................................   A-9
          2.4  Authority...................................................  A-10
          2.5  No Conflict.................................................  A-10
          2.6  Consents....................................................  A-10
          2.7  Company Financial Statements................................  A-10
          2.8  No Undisclosed Liabilities..................................  A-11
          2.9  No Changes..................................................  A-11
         2.10  Tax Matters.................................................  A-12
         2.11  Restrictions on Business Activities.........................  A-14
         2.12  Title of Properties; Absence of Liens and Encumbrances;       A-14
               Condition of Equipment......................................
         2.13  Intellectual Property.......................................  A-15
         2.14  Agreements, Contracts and Commitments.......................  A-18
         2.15  Interested Party Transactions...............................  A-19
         2.16  Governmental Authorization..................................  A-19
         2.17  Litigation..................................................  A-19
         2.18  Accounts Receivable; Inventory..............................  A-19
         2.19  Minute Books................................................  A-19
         2.20  Environmental Matters.......................................  A-20
         2.21  Brokers' and Finders' Fees; Third Party Expenses............  A-20
         2.22  Employee Benefit Plans and Compensation.....................  A-21
         2.23  Insurance...................................................  A-23
         2.24  Compliance with Laws........................................  A-23
         2.25  Warranties; Indemnities.....................................  A-23
         2.26  Complete Copies of Materials................................  A-23
         2.27  Statements; Proxy Statement.................................  A-23
         2.28  Representations Complete....................................  A-24

                                                                             PAGE
                                                                             ----
      ARTICLE  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............  A-24
       III --
          3.1  Organization, Standing and Power............................  A-24
          3.2  Authority...................................................  A-24
          3.3  No Conflict.................................................  A-24
          3.4  Consents....................................................  A-25
          3.5  Capital Structure...........................................  A-25
          3.6  SEC Documents; Parent Financial Statements..................  A-25
          3.7  Litigation..................................................  A-26
          3.8  Brokers' and Finders' Fees..................................  A-26
          3.9  Statements; Proxy Statement.................................  A-26
ARTICLE IV --  CONDUCT PRIOR TO THE EFFECTIVE TIME.........................  A-26
          4.1  Conduct of Business of the Company..........................  A-26
          4.2  No Solicitation.............................................  A-28
 ARTICLE V --  ADDITIONAL AGREEMENTS.......................................  A-29
          5.1  Registration Statement; Shareholder Approval................  A-29
          5.2  Access to Information.......................................  A-29
          5.3  Confidentiality.............................................  A-30
          5.4  Expenses....................................................  A-30
          5.5  Public Disclosure...........................................  A-30
          5.6  Consents....................................................  A-30
          5.7  FIRPTA Compliance...........................................  A-30
          5.8  Reasonable Efforts..........................................  A-30
          5.9  Notification of Certain Matters; Financial Statements.......  A-31
         5.10  Additional Documents and Further Assurances.................  A-31
         5.11  Employee Plans..............................................  A-31
         5.12  Employee Compensation.......................................  A-31
         5.13  Rule 145 Affiliate Agreements...............................  A-32
         5.14  No Actions Inconsistent With Tax-Free Reorganization........  A-32
         5.15  Nasdaq Listing..............................................  A-32
         5.16  Form S-8....................................................  A-32
         5.17  Termination of Obligations..................................  A-32
         5.18  Directors' and Officers' Indemnification....................  A-32
         5.19  Restricted Stock Purchase Agreement.........................  A-33
ARTICLE VI --  CONDITIONS TO THE MERGER....................................  A-33
          6.1  Conditions to Obligations of Each Party to Effect the         A-33
               Merger......................................................
          6.2  Conditions to Obligations of Company and the Founders.......  A-33
          6.3  Conditions to the Obligations of Parent and Sub.............  A-34
ARTICLE VII--  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;                   A-35
               INDEMNIFICATION.............................................
          7.1  Survival of Representations and Warranties..................  A-35
          7.2  Indemnification.............................................  A-35
          7.3  Escrow Arrangements.........................................  A-36
          7.4  Maximum Payments; Remedy....................................  A-41

                                                                             PAGE
                                                                             ----
      ARTICLE  TERMINATION, AMENDMENT AND WAIVER...........................  A-41
      VIII --
          8.1  Termination.................................................  A-41
          8.2  Effect of Termination.......................................  A-42
          8.3  Amendment...................................................  A-42
          8.4  Extension; Waiver...........................................  A-42
ARTICLE IX --  GENERAL PROVISIONS..........................................  A-43
          9.1  Notices.....................................................  A-43
          9.2  Interpretation..............................................  A-44
          9.3  Counterparts................................................  A-44
          9.4  Entire Agreement; Assignment................................  A-44
          9.5  Severability................................................  A-44
          9.6  Other Remedies..............................................  A-44
          9.7  Governing Law...............................................  A-44
          9.8  Rules of Construction.......................................  A-44
          9.9  Attorneys Fees..............................................  A-44

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 30, 1998 among Sun Microsystems, Inc., a Delaware corporation ("Parent"), Apollo Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Sub"), NetDynamics, Inc., a California corporation (the "Company"), Ofer Ben-Shachar, Zah Rinat, A. Brooke Seawell, and Doron Sherman (collectively the "Founders") and, as to Article VII hereof, John Hummer, as Securityholder Agent, and U.S. Bank Trust, N.A., as Escrow Agent.

                                    RECITALS

     A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, all of the issued and outstanding securities of the Company shall be converted into the right to receive Parent Common Stock (as defined herein). Parent will assume all outstanding stock options of the Company, and all outstanding warrants of the Company that are not exercised on or prior to the Closing Date shall be terminated.

     C. The Company and the Founders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     E. Concurrent with the execution of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Founders as well as USVP Entrepreneur Partners II, L.P., U.S. Venture Partners IV, L.P., Second Ventures Limited Partnership and 2180 Associates Fund are entering into Voting Agreements in the form of Exhibit A hereto with Parent (the "Voting Agreements"), and the Founders and Key Employees (as defined in Section 1.6(a)) are entering into agreements not to compete with Parent (the "Noncompetition Agreements") in the form of Exhibit D hereto.

     F. Concurrent with the execution of this Agreement, as a material inducement to the Company to enter into this Agreement, Parent shall extend to the Company a loan of $10,000,000 and the Company shall execute a Convertible Promissory Note (the "Note"), dated as of the date of such Note, in the form of Exhibit G hereto.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code ("California Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) in the form attached hereto as Exhibit B with the Secretary of State of the State of California (the "Merger Agreement"), in accordance with the applicable provisions of California Law (the time of acceptance by the Secretary of State of the State of California of such filing being referred to herein as the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Section I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is NetDynamics, Inc."

          (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Sub immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of California Law and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

     1.6  Effect of Merger on the Capital Stock of the Constituent Corporations.

          (a) Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

             "Company Capital Stock" shall mean shares of Company Common Stock, Company Series A Preferred, Company Series B Preferred, Company Series C Preferred and shares of any other capital stock of the Company.

             "Company Common Stock" shall mean shares of common stock of the Company.

             "Company Preferred Stock" shall mean, collectively, shares of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred.

             "Company Series A Preferred" shall mean shares of Series A Preferred Stock of the Company.

             "Company Series B Preferred" shall mean shares of Series B Preferred Stock of the Company.

             "Company Series C Preferred" shall mean shares of Series C Preferred Stock of the Company.

             "Estimated Third Party Expenses" shall mean Third Party Expenses (as defined in Section 5.4) of the Company on the Closing Date as estimated by the Company and the Founders in good faith and based on reasonable assumptions.

             "Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (i) the Common Participating Consideration (as defined below) by (ii) the Total Outstanding Shares.

             "GAAP" shall mean U.S. generally accepted accounting principles.

             "Key Employees" shall mean those employees of the Company identified as such in Section 1.6(a) of the Disclosure Schedule.

             "Knowledge" shall mean what would be within the actual knowledge of a prudent person; provided, however, that Knowledge with respect to the Company shall mean the actual knowledge of the Company's Chief Executive Officer, Chief Financial Officer and any Vice-President.

             "Merger Shares" shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Total Consideration by the Trading Price.

             "Parent Common Stock" shall mean shares of the common stock, par value $.00067, of Parent.

             "SEC" shall mean the Securities and Exchange Commission.

             "Shareholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

             "Total Consideration" shall mean an amount equal to $160,000,000 minus the amount by which Estimated Third Party Expenses exceed $2,500,000.

             "Total Outstanding Shares" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the aggregate number of shares of Company Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon exercise or conversion of all options, warrants and other rights (other than the Company Preferred Stock) to acquire or receive shares of Company Common Stock outstanding immediately prior to the Effective Time.

             "Total Participating Shares" shall mean the number equal to the Total Outstanding Shares plus the total number of shares of Company Common Stock issuable upon conversion of the shares of Company Series A Preferred and Company Series B Preferred issued and outstanding immediately prior to the Effective Time pursuant to the Articles of Incorporation of the Company as then in effect minus the total number of
        Section 1.6(b)(ii)(C) Shares (as defined below) on an as converted basis into Company Common Stock.

             "Trading Price" shall mean the average closing sales price of the Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the Closing Date.

          (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any shares of the Company Capital Stock, each share of Company Common Stock, Company Series A Preferred, Company Series B Preferred and Company Series C Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Article 1.7) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock, Company Series A Preferred, Company Series B Preferred or Company Series C Preferred and upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, Sections 1.6(e) and (f) hereof and the escrow provisions set forth in Article VII and/or described in Section 1.8(b) hereof, as follows:

             (i) Preferred Stock Consideration. Prior and in preference to any delivery of Parent Common Stock to holders of Company Common Stock, the holders of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred will be entitled to receive the following; provided that, if the Total Consideration is insufficient to permit the receipt of such Parent Common Stock, then holders of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred will be entitled to their pro rata share of the Parent Common Stock

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        available in proportion to the respective amounts which would be received by them if the respective amounts were paid in full:

                (A) Each share of Company Series C Preferred issued and outstanding immediately prior to the Effective Time, shall be entitled to receive that number of shares of Parent Common Stock equal to $7.00 divided by the Trading Price. Such number ($7.00 divided by the Trading Price) multiplied by the number of shares of Company Series C Preferred issued and outstanding immediately prior to the Effective Time is herein referred to as the "Series C Consideration".

                (B) Each share of Company Series B Preferred issued and outstanding immediately prior to the Effective Time, shall be entitled to receive that number of Shares of Parent Common Stock equal to $5.4042 divided by the Trading Price. Such number ($5.4042 divided by the Trading Price) multiplied by the number of shares of Company Series B Preferred issued and outstanding immediately prior to the Effective Time is herein referred to as the "Series B Consideration".

                (C) Each share of Company Series A Preferred issued and outstanding immediately prior to the Effective Time, shall be entitled to receive that number of Shares of Parent Common Stock equal to $0.985 divided by the Trading Price. Such number ($0.985 divided by the Trading Price) multiplied by the number of shares of Company Series A Preferred issued and outstanding immediately prior to the Effective Time is herein referred to as "Series A Consideration," and collectively with the Series B Consideration and the Series C Consideration, the "Preferred Stock Consideration."

             (ii) Participating Consideration. After payment of amounts pursuant to Section 1.6(b)(i), the remaining shares of Parent Common Stock shall be distributed as follows:

                (A) Each holder of shares of Company Common Stock, issued and outstanding immediately prior to the Effective Time, shall be entitled to receive the number of shares of Parent Common Stock equal to (x) the Merger Shares minus the Preferred Stock Consideration minus the Section 1.6(b)(ii)(C) Consideration multiplied by (y) a fraction, the numerator of which shall be the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, and the denominator of which shall be the Total Participating Shares, rounded to the nearest whole number. Such number of shares of Parent Common Stock per share of Company Common Stock multiplied by the Total Outstanding Shares is herein referred to as the "Common Participating Consideration".

                (B) Subject to the limitations in Section 1.6(b)(ii)(C), each holder of shares of Company Series A Preferred and Company Series B Preferred, issued and outstanding immediately prior to the Effective Time shall be entitled to receive the number of shares of Parent Common Stock equal to the Merger Shares minus the Preferred Stock Consideration minus the Section 1.6(b)(ii)(C) Consideration multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock issuable upon conversion of the shares of Company Series A Preferred and Company Series B Preferred held by such holder immediately prior to the Effective Time pursuant to the Articles of Incorporation of the Company as then in effect, and the denominator of which shall be the Total Participating Shares, rounded to the nearest whole number.

                (C) Notwithstanding anything to the contrary contained in
           Section 1.6(b)(ii)(B), and in accordance with the Articles of Incorporation of the Company, (1) under no circumstances shall the holder of any share of Company Series A Preferred be entitled pursuant to this Section 1.6(b)(ii) to receive a number of shares of Parent Common Stock equal to a value in excess of $2.955 divided by the Trading Price in respect of any such share, and (2) under no circumstances shall the holder of any share of Company Series B Preferred be entitled pursuant to this Section 1.6(b)(ii) to receive a number of shares of Parent Common Stock equal to a

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

           value in excess of $16.2126 divided by the Trading Price in respect of any such share. Any shares of Company Series A Preferred and Company Series B Preferred held by a holder who, pursuant to this
           Section 1.6(b)(ii)(C) becomes entitled to a lesser share of the Total Consideration than such holder would otherwise be entitled are referred to herein as "Section 1.6(b)(ii)(C) Shares", and the number of the Merger Shares paid in respect of Section 1.6(b)(ii)(C) Shares pursuant to Section 1.6(b)(ii), subject to this Section 1.6(b)(ii)(C), is referred to herein as the "Section 1.6(b)(ii)(C) Consideration".

          (c) Company Stock Options and Warrants to Purchase Company Capital Stock.

             (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock issued pursuant to the Company's 1995 Stock Option Plan (the "Stock Option Plan") or otherwise (each a "Company Option"), whether or not exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions governing such Company Option immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that Company Options assumed by Parent following the Closing will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent Company Options qualified as incentive stock options immediately prior to the Closing. After the Effective Time, Parent will issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options.

             (ii) At the Effective Time, each outstanding warrant to purchase Company Capital Stock (a "Company Warrant") shall not be assumed by Parent and shall be canceled and extinguished.

             (iii) Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Option agreements and any outstanding Company Warrants and any other plan or arrangement of the Company.

          (d) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Withholding Taxes. Any number of shares of Parent Common Stock issuable pursuant to Section 1.6(b) and any cash amount payable to any Shareholder pursuant to Section 1.6(g) shall be subject to, and reduced by, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of such Shareholder or the Company) in connection with the acquisition of Company Capital Stock upon the exercise of Company Options or Company Warrants, any Company Capital Stock that had its vesting accelerated or the payment of a bonus in the form of Company Capital Stock, if any, by such Shareholder.

          (f) Shareholder Loans. In the event that any Shareholder has outstanding loans from the Company as of the Effective Time, the number of shares of Parent Common Stock issuable pursuant to Section 1.6(b) and any cash amounts payable to such person pursuant to Section 1.6(g) shall be reduced

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

     by an amount equal to the outstanding principal plus accrued interest of such Shareholder's loans as of the Effective Time.

          (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock (including Company Capital Stock issuable upon exercise of outstanding Company Options or Company Warrants at the Effective Time) who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Trading Price.

     1.7  Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Closing Date pursuant to the applicable provisions of California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of
     Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares.

     1.8  Surrender of Certificates.

          (a) Exchange Agent. The Corporate Secretary of Parent or an institution selected by Parent and reasonably satisfactory to the Company shall serve as exchange agent (the "Exchange Agent") in the Merger.

          (b) Parent to Provide Shares and Cash. Within ten (10) days after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, Certificates representing the shares of Parent Common Stock and the cash issuable pursuant to Section 1.6(g) and any dividends or distributions to which Shareholders may be entitled pursuant to Section 1.8(d) in exchange for all of the outstanding shares of Company Capital Stock provided, however, that on behalf of the Shareholders, pursuant to Section 7.3 hereof, Parent shall deposit into an escrow account ten percent (10%) of the Merger Shares issued in respect of outstanding Company Capital Stock pursuant to Section 1.6(b) on behalf of the Shareholders (the "Escrow Amount"). The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate number of Merger Shares which such Shareholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock.

          (c) Exchange Procedures. Within ten (10) days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of

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

     Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions payable pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions payable pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
     Section 1.6(g) and any dividends or distributions payable pursuant to
     Section 1.8(d).

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) No Liability. Notwithstanding anything to the contrary in this
     Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Company Capital Stock. All consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and other amounts, if any, as may be required pursuant to Section 1.6(g) and Section 1.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     1.12 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS

     The Company and each of the Founders hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Section and paragraph numbers) separately supplied by the Company and the Founders to Parent (the "Disclosure Schedule"), that on the date hereof and as of the Effective Time as though made at the Effective Time; provided that, the representations and warranties as of a specified date will be true and correct as of such date, as follows:

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Company Material Adverse Effect. For all purposes of this Agreement, the term "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of the Company. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

     2.2 Subsidiaries. Except for NetDynamics Europe Limited, a corporation organized under the laws of the United Kingdom and NetDynamics International, Inc., a California corporation, (each a "Subsidiary"), the Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity. Section 2.2 of the Disclosure Schedule sets forth the capitalization of each Subsidiary. The Company is the record and beneficial owner of all the outstanding capital stock of each Subsidiary. Section 2.2 of the Disclosure Schedule also sets forth the names of the directors and officers of each Subsidiary, and each jurisdiction where each Subsidiary is qualified to do business. The Company has provided Parent complete and correct copies of each Subsidiary's Articles of Incorporation, Bylaws or other applicable charter documents. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which either the Company or any Subsidiary is a party or by which it is bound obligating any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of any Subsidiary or obligating any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary.

     2.3  Company Capital Structure.

          (a) The authorized Company Capital Stock consists of Thirteen Million, Five Hundred Thousand (13,500,000) shares of authorized Company Common
     Stock of which         shares are issued and outstanding as of the date
     hereof, and Four Million, Sixty-Six Thousand, Five Hundred Seventy-Seven (4,066,577) shares of Preferred Stock, of which 1,906,371 shares are designated Series A Preferred Stock of which 1,891,371 are issued and outstanding as of the date hereof, 940,206 shares are designated Series B Preferred Stock, all of which are issued and outstanding as of the date hereof, and 1,220,000 shares are designated Series C Preferred Stock, all of which are issued and outstanding as of the date hereof. The Company Capital Stock is held by the persons, with the domicile addresses and in the amounts set forth in Section 2.3(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

          (b) Except for the Stock Option Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 3,510,134 shares of Company Common Stock for issuance to employees and consultants pursuant to
     the Stock Option Plan, and                shares are subject to outstanding
     unexercised options as of the date hereof. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting. Section 2.3(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name and the domicile address of the holder, the number of shares of Company Common Stock subject to such Company Option, the exercise price of such Company Option, the vesting schedule of such Company Option including the extent to which such Company Option has vested to the date hereof and whether the vesting of such Company Option will be accelerated by reason of the transactions contemplated by this Agreement, and whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Other than as specifically noted in
     Section 2.3(b) of the Disclosure Schedule with respect to the four individuals named therein, each holder of a Company Option or Company Common Stock subject to vesting (which vesting is subject to acceleration upon the occurrence of certain events) has entered into an agreement with Parent in the form included in Section 2.3(b) of the Disclosure Schedule limiting the circumstances under which the vesting of such employees' outstanding options or outstanding common stock will accelerate. Section 2.3(b) of the Disclosure Schedule also sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested to date. Section 2.3(b) of the Disclosure Schedule sets forth for each outstanding Company Warrant, the name and the domicile address of the holder, the number of shares of Company Capital Stock subject to such Company Warrant, the exercise price of such Company Warrant, the vesting schedule of such Company Warrant, if any, including the extent to which such Company Warrant has vested to the date hereof and whether the vesting of such Company Warrant will be accelerated by reason of the transactions \contemplated by this Agreement. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

     There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the sole record and beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

     2.4 Authority. Each of the Company and the Founders has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company or the Founders to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject in each case only to the approval of this Agreement by the Shareholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and any Related Agreements to which the Company or the Founders is a party have been duly executed and delivered by the Company or the Founders, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company and the Founders, as the case may be, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean the Noncompetition Agreements, the Rule 145 Affiliate Agreements (as defined in Section 5.13), the Note and the Voting Agreements.

     2.5 No Conflict. The execution and delivery of this Agreement and any Related Agreements to which the Company or the Founders are a party by either the Company or the Founders do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation and Bylaws of the Company or any Subsidiary, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company, any Subsidiary or the Founders or any of their respective properties or assets (including intangible assets) are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Subsidiary or the Founders or their respective properties or assets.

     2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company or any Subsidiary (so as not to trigger any Conflict), is required by or with respect to the Company, any Subsidiary or the Founders in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company, any Subsidiary or the Founders is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (ii) the filing of the Merger Agreement with the Secretary of State of the State of California.

     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company's audited consolidated balance sheets as of December 31, 1997 and December 31, 1996 and the related audited consolidated statements of income and cash flow for the twelve-month periods ended December 31, 1997 and December 31, 1996 (the "Year-End Financials") and the Company's unaudited balance sheets as of March 31, 1998 and May 31, 1998, and the related unaudited statement of income for the three months ended March 31, 1998 and the two months ended May 31, 1998 (the "Interim Financials"). The Year-End Financials and the Interim Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain the footnotes required by GAAP). The Year-End Financials and Interim Financials present fairly the consolidated financial condition and consolidated operating results of the Company and any consolidated subsidiaries as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which will not be material in amount or significance. The Company's unaudited Balance Sheet as of May 31, 1998 shall be hereinafter referred to as the "Current Balance Sheet."

     2.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $100,000 individually or in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet or the Year-End Financials or (ii) has not arisen in the ordinary course of business consistent with past practices since December 31, 1997.

     2.9 No Changes. Between May 31, 1998 and the date hereof, there has not been, occurred or arisen any:

          (a) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

          (b) other than payments under leases disclosed in the Company's Year-End Financials or Section 2.9(b) of the Disclosure Schedule, capital expenditures or capital commitments by the Company, exceeding $25,000 individually or $100,000 in the aggregate;

          (c) destruction of, damage to or loss of any material assets, business or customer of the Company or any Subsidiary (whether or not covered by insurance);

          (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Subsidiary;

          (f) revaluation by the Company or any Subsidiary of any of its assets;

          (g) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any Subsidiary, or any split, combination or reclassification with respect to the capital stock of the Company or any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any Subsidiary or any direct or indirect redemption, repurchase or other acquisition by the Company or any Subsidiary of its capital stock (or options, warrants or other rights exercisable therefor);

          (h) except as set forth in Section 2.9(h) of the Disclosure Schedule, increase in the salary or other compensation payable or to become payable by the Company or any Subsidiary to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any Subsidiary of a bonus or other additional salary or compensation to any such person;

          (i) other than non-exclusive licenses pursuant to the Company's standard end-user and distribution agreements in substantially the form included in Section 2.13(g) of the Disclosure Schedule, agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any Subsidiary is a party or by which they or any of its assets (including intangible assets) are bound or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any Subsidiary is a party or by which it or any of its assets are bound;

          (j) other than non-exclusive licenses pursuant to the Company's standard end-user and distribution agreements in substantially the form included in Section 2.13(g) of the Disclosure Schedule, sale, lease, license or other disposition of any of the assets or properties of the Company or any Subsidiary or any creation of any security interest in such assets or properties;

          (k) loan by the Company or any Subsidiary to any person or entity, incurring by the Company or any Subsidiary of any indebtedness, guaranteeing by the Company or any Subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

          (l) except as set forth in Section 2.9(l) of the Disclosure Schedule, waiver or release of any right or claim of the Company or any Subsidiary including any write-off or other compromise of any account receivable of the Company or any Subsidiary;

          (m) the commencement or notice or threat or reasonable basis therefor of any lawsuit or, to the Company's or the Founders' Knowledge, proceeding or investigation against the Company or its affairs;

          (n) Knowledge of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) or of infringement by the Company or any Subsidiary of any other person's Intellectual Property (as defined in Section 2.13);

          (o) (i) other than non-exclusive licenses pursuant to the Company's standard end-user and distribution agreements in substantially the form included in Section 2.13(g) of the Disclosure Schedule, sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity or (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity or (iii) entering into any agreement with respect to development of any Intellectual Property with a third party or (iv) change in pricing or royalties set forth in the Company's current price list and associated discount schedules included in the Disclosure Schedule as Appendix 2.9(o) or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

          (p) event or condition of any character that has had or would have a Company Material Adverse Effect as of the date hereof;

          (q) other than a transaction of the types described in Sections 2.9(a) through (p) above, transaction by the Company or any Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices; or

          (r) agreement by the Company or any Subsidiary or any officer or employee thereof, in his or her capacity as such, to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.10  Tax Matters.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause
     (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits.

             (i) As of the Effective Time, each of the Company and each Subsidiary will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

             (ii) As of the Effective Time, each of the Company and each Subsidiary (A) will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Current Balance Sheet and ending immediately prior to the Effective Time other than in the ordinary course of business.

             (iii) Neither the Company nor any Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

             (iv) No audit or other examination of any Return of the Company or any Subsidiary is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

             (v) Neither the Company nor any Subsidiary has liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Current Balance Sheet and set forth in Section 2.10(b)(v) of the Disclosure Schedule, whether asserted or unasserted, contingent or otherwise except for liabilities incurred since the Current Balance Sheet in the ordinary course of business.

             (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company and each Subsidiary filed for all periods since its inception.

             (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company or any Subsidiary relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

             (viii) Assuming that all Taxes due after the Effective Time are paid when due and that all Taxes accrued or reserved on the Current Balance Sheet will be paid when due, neither the Company nor the Founders has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any Subsidiary.

             (ix) None of the Company's or any Subsidiary's assets are treated as "tax-exempt use property", within the meaning of Section 168(h) of the Code.

             (x) Neither the Company nor any Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any Subsidiary.

             (xi) Other than in the case of the Company as required by law with respect to its Subsidiaries, neither the Company nor any Subsidiary is a party to any tax sharing, indemnification or allocation agreement nor does the Company or any Subsidiary owe any amount under any such agreement, other than this Agreement.

             (xii) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

             (xiii) Neither the Company nor any Subsidiary is and neither has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

             (xiv) No adjustment relating to any Return filed by the Company has been proposed formally or, to the knowledge of the Company or the Founders, informally by any tax authority to the Company or any representative thereof.

          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company, individually or collectively, that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

     2.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Subsidiary is a party or which is otherwise binding upon the Company or any Subsidiary which has or may have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary (as presently conducted by the Company or any Subsidiary or as currently contemplated by the Company to be conducted), any acquisition of property (tangible or intangible) by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary (as presently conducted by the Company or any Subsidiary or as currently contemplated by the Company to be conducted). Without limiting the foregoing, neither the Company nor any Subsidiary has entered into any agreement under which either of them is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

          (a) Neither the Company nor any Subsidiary owns any real property, nor has either ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company and any Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payment payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) Each of the Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

          (c) Section 2.12(c) of the Disclosure Schedule lists all material items or classes of items of equipment (the "Equipment") owned or leased by the Company or any Subsidiary and such Equipment is, (i) adequate for the conduct of the business of the Company and each Subsidiary as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

          (d) Except as otherwise described in Section 2.12(d) of the Disclosure Schedule, each of the Company and each Subsidiary has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the Company's current and former customers (the "Customer Informa-tion"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

     2.13  Intellectual Property.

          (a) For the purposes of this Agreement, the following terms have the following definitions:

             "Intellectual Property" shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

             "Intellectual Property Rights" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications,
        (ii) copyrights, copyrights registrations and copyrights applications and "moral" rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

             "Company Intellectual Property" shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company or any Subsidiary.

             "Registered Intellectual Property Rights" shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority.

          (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company or any Subsidiary (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

          (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company or any Subsidiary, is free and clear of any Liens against the Company's rights or interests or other encumbrances, except that, with respect to Intellectual Property or Intellectual Property Rights licensed to the Company that such Intellectual Property or Intellectual Property Rights are subject to the terms of the licenses of such Intellectual Property or Intellectual Property Rights listed in Section 2.13(g) of the Disclosure Schedule or not required to be listed in Section 2.13(g) of the Disclosure Schedule. The Company or a Subsidiary is the exclusive owner or exclusive licensee of all Company Intellectual Property.

          (d) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company or any Subsidiary for which the Company or any Subsidiary has, directly paid the cost and expense of development, either the Company or such Subsidiary has a written agreement with such person with respect thereto, and the Company or such Subsidiary thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights therein by operation of law or by valid assignment to the extent legally permissible.

          (e) Neither the Company nor any Subsidiary has transferred ownership of or granted any exclusive license of or exclusive right to use or authorized the retention of any exclusive rights to use or joint ownership in any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

          (f) Other than Intellectual Property Rights acquired pursuant to "shrink-wrap" and similar widely available commercial end-user licenses (in each case which is not included in the Company's products or technology including products and technology currently available or under development), the Company has listed all Intellectual Property and Intellectual Property Rights which are not Company Intellectual Property or Intellectual Property Rights of the Company used in and necessary to the conduct of the business of the Company or each Subsidiary as it currently is conducted or used in and/or believed to be necessary to the conduct of the business of the Company and each Subsidiary as currently proposed by the Company to be conducted, including, in each case, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

          (g) Other than (i) "shrink-wrap" and similar widely available commercial end-user licenses and (ii) other licenses and related agreements with respect thereto of the Company's products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that (A) do not materially differ in substance from the Company's standard forms of end-user license including attachments (which are included in Section 2.13(g) of the Disclosure Schedule) and (B) do not involve payments to the Company in excess of $50,000, the contracts, licenses and agreements listed in Section 2.13(g) of the Disclosure
     Schedule include all contracts, licenses and agreements to which the Company or any Subsidiary is a party with respect to any Intellectual Property and Intellectual Property Rights. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company or any Subsidiary has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

          (h) Other than (i) "shrink-wrap" and similar widely available commercial end-user licenses and (ii) other licenses and related agreements with respect thereto of the Company's products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that (A) do not materially differ in substance from the Company's standard forms of end-user license including attachments (which are included in Section 2.13(g) of the Disclosure Schedule) and (B) do not involve payments to the Company in excess of $50,000, Section 2.13(h) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any Subsidiary and any other person wherein or whereby the Company or any Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any Subsidiary or such other person of the Intellectual Property Rights of any person other than the Company or any Subsidiary.

          (i) The operation of the business of the Company and each Subsidiary as it currently is conducted or is currently contemplated by the Company to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company or any Subsidiary, does not and there is no reason to know that it will infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any Subsidiary has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company or the Founders aware of any reasonable basis therefor).

          (j) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all reasonably necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the

     Company or any Subsidiary within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. In each case in which the Company or any Subsidiary has acquired any Intellectual Property rights from any person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

          (k) There are no contracts, licenses or agreements between the Company or any Subsidiary and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company or the Founders regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

          (l) To the Knowledge of the Company and the Founders, no person is infringing or misappropriating any Company Intellectual Property.

          (m) Each of the Company and each Subsidiary has taken all steps that are reasonably required to protect the Company's and each Subsidiary's rights in confidential information and trade secrets of the Company and each Subsidiary or provided by any other person to the Company. Without limiting the foregoing, each of the Company and each Subsidiary has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and, except as noted in
     Section 2.13(m) of the Disclosure Schedule, all current and former employees, consultants and contractors of the Company and each Subsidiary have executed such an agreement in substantially the Company's standard form.

          (n) No Company Intellectual Property or any Subsidiary is subject to any proceeding or outstanding decree, order, judgment or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary or may affect the validity, use or enforceability of such Company Intellectual Property.

          (o) To the Company's Knowledge, no (i) product, technology, service or publication of the Company or any Subsidiary, (ii) material published or distributed by the Company or any Subsidiary or (iii) conduct or statement of Company or any Subsidiary constitutes obscene material or a defamatory statement or material.

          (p) All of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000 in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999 (collectively, "Year 2000 Complaint"). All of the Company's products will lose no functionality with respect to the introduction of records solely because they contain properly formatted dates falling on or after January 1, 2000. All of the Company's products which are interoperable with products used and distributed by Parent (so long as such products of Parent are Year 2000 Compliant) and such compliance is achieved in a manner compatible with the Company's products. All of the Company's internal computer and technology products and systems are Year 2000 Compliant. The Company hereby reaffirms the accuracy of the representations and warranties of the Company made in the document referenced in Section 2.13(p) of the Disclosure Schedule as if such representations and warranties were set forth in this Section 2.13(p).

     2.14  Agreements, Contracts and Commitments.

          (a) Except as set forth in or excepted from (by virtue the specific exclusions contained in Sections 2.13(g) or 2.13(h) hereof) Sections 2.13(g), and 2.13(h) of the Disclosure Schedule or as set forth in 2.14(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to nor is either bound by:

             (i) other than contracts for administrative services involving annual payments of less than $100,000 and which are terminable within sixty (60) days without penalty, any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

             (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

             (iii) any fidelity or surety bond or completion bond,

             (iv) any lease of personal property having an annual rental rate individually in excess of $50,000 or $200,000 in the aggregate,

             (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any person,

             (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $200,000 in the aggregate,

             (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

             (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

             (ix) any purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $200,000 in the aggregate,

             (x) any construction contracts,

             (xi) any dealer, distribution, joint marketing or development agreement,

             (xii) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services, or

             (xiii) any other agreement, contract or commitment that involves a current or future obligation of $50,000 individually or $200,000 in the aggregate or more and is not cancelable without penalty within sixty
        (60) days.

          (b) Each of the Company and each Subsidiary is in compliance with and neither has breached, violated or defaulted under, or received notice that either of them has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which either of them is a party or by which either of them is bound (collectively a "Contract"), nor is the Company or the Founders aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company or any Subsidiary pursuant thereto. Each of the Company and each Subsidiary has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing. Following the Effective Time, each of the Company and each Subsidiary will be permitted to exercise all of their rights under the Contracts without the payment of any additional amounts or consideration other than amounts or consideration which the Company and each Subsidiary would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

     2.15 Interested Party Transactions. No officer, director or, to the Knowledge of the Company or any Founder, Shareholder who holds greater than five percent (5%) of the Company Capital Stock has or has had, directly or indirectly, (i) any material interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any Subsidiary any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

     2.16 Governmental Authorization. "Company Authorizations" means each consent, license, permit, grant or other authorization (i) issued to the Company or any Subsidiary by a Governmental Entity pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their properties or (ii) of a Governmental Entity which is required for the operation of its business of the Company or any of the Subsidiaries or the holding by any such entity of any such interest. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company or any Subsidiary to operate or conduct its business or hold any interest in its properties or assets.

     2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or, to the Company's or the Founders' Knowledge, threatened, against the Company or any Subsidiary, their properties (tangible or intangible) or any of their officers or directors, nor, to the Knowledge of the Company or the Founders, is there any reasonable basis therefor. To the Company's or the Founders' Knowledge, there is no investigation pending or threatened against the Company or any Subsidiary, their properties or any of their officers or directors (nor, to the best Knowledge of the Company or the Founders, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct its operations as presently or previously conducted.

     2.18  Accounts Receivable; Inventory.

          (a) The Company has made available to Parent a list of all accounts receivable (or classes of accounts receivable) of the Company and any Subsidiary as of May 31, 1998 along with a range of days elapsed since invoice.

          (b) All accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, including the amount of the reserves therefor set forth in Section 2.18(b) of the Disclosure Schedule. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

          (c) All of the inventories of the Company or any Subsidiary reflected on the Company Financials and the Company's books and records were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. The presentation of inventory on the Company Financials conforms to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

     2.19 Minute Books. The minutes of the Company and each Subsidiary made available to counsel for Parent are the only minutes of the Company and each Subsidiary and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and each Subsidiary and their respective shareholders or actions by written consent since the time of incorporation of the Company or each Subsidiary.

     2.20  Environmental Matters.

          (a) Hazardous Material. Neither the Company nor any Subsidiary has:
     (i) operated any underground storage tanks at any property that the Company or any Subsidiary has at any time owned, operated, occupied or leased; or
     (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company or any Subsidiary or, to the Company's or the Founders' Knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Neither the Company nor any Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has either of them disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. The Company and each Subsidiary currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's and each Subsidiary's Hazardous Material Activities, respectively, and other businesses of the Company and each Subsidiary's as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's or the Founders' Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any Subsidiary. Neither the Company nor the Founders has Knowledge of any fact or circumstance which is more likely than not to involve the Company or any Subsidiary in any environmental litigation or impose upon the Company or any Subsidiary any environmental liability.

     2.21 Brokers' and Finders' Fees; Third Party Expenses. Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.
Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section
2.21 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. The Company's Third Party Expenses shall not exceed the greater of (i) $2,250,000, or $2,500,000 if prior to the Effective Time, Parent shall have agreed pursuant to Section 5.4 to increase the amount of Third Party Expenses it shall assume from $2,250,000 to $2,500,000, and (ii) Estimated Third Party Expenses.

     2.22  Employee Benefit Plans and Compensation.

          (a) The following terms shall have the meanings set forth below:

             (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

             (ii) "Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

             (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

             (iv) "DOL" shall mean the Department of Labor;

             (v) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

             (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

             (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

             (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

             (ix) "IRS" shall mean the Internal Revenue Service;

             (x) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

             (xi) "Pension Plan" shall mean each Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Schedule 2.22(b) contains an accurate and complete list of each Employee Plan and each Employee Agreement. Neither the Company or any Subsidiary has any plan or commitment to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement.

          (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (v) all material written agreements and contracts relating to each Employee Plan, including, but not limited to, administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any Subsidiary; (vii) all correspondence to or from any governmental agency relating to any Employee Plan; (viii) all COBRA forms and related notices;
     (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (x) all discrimination tests for each Employee Plan for the most recent plan year; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

          (d) Employee Plan Compliance. (i) Each of the Company and each Subsidiary has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company or the Founders, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (iv) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses); (v) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or the Founders or any Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) No Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan.

          (f) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (g) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (i) Employment Matters. Each of the Company and each Subsidiary: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company or the Founders, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

          (j) Labor. No work stoppage or labor strike against the Company or any Subsidiary is pending, or to the knowledge of the Company or the Founders, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company or the Founders, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Subsidiary is presently, nor has either been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          (k) No Interference or Conflict. To the Knowledge of the Company and the Founders, no shareholder, officer, employee or consultant of the Company or any Subsidiary is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or any Subsidiary or that would interfere with the Company's or any Subsidiary's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's or any Subsidiary's business as presently conducted or presently proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's or any Subsidiary's business as presently conducted or presently proposed to be conducted by the Company, will, to the Company's and the Founders' knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

     2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or each Subsidiary. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and each Subsidiary are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor the Founders has Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     2.24 Compliance with Laws. Each of the Company and each Subsidiary has complied with, is not in violation of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

     2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in (i) those contracts and agreements set forth in Section 2.13(g) of the Disclosure Schedule and (ii) the Company's shrink wrap license agreements substantially in the form set forth in Section 2.13(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.

     2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

     2.27 Statements; Proxy Statement. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 5.1(a)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement (as defined in Section 5.1(a)) to be sent to the

Shareholders shall not, on the date the Proxy Statement is first mailed to the Shareholders and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for approval of the this Agreement which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.28 Representations Complete. None of the representations or warranties made by the Company or the Founders (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company or the Founders pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Merger Sub represent and warrant to the Company that on the date hereof, and as of the Effective Time as though made on the date hereof, as follows:

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby. Parent has made available a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Sub, as amended to date, to counsel for the Company. For all purposes of this Agreement, the term "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Parent and its subsidiaries taken as a whole.

     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub (including any necessary stockholder approval), and no further action is required on the part of Parent or Sub to authorize this Agreement, any Related Agreement to which it is a party or the transactions contemplated hereby and thereby. This Agreement and the Merger have been unanimously approved by the Boards of Directors of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 No Conflict. The execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party do not, and, the consummation of the transactions contemplated hereby will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the Certificate of Incorporation, as amended, and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act or the Securities and Exchange Act of 1934, as amended (the "Exchange Act") or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except in each case where such Conflict will not have a Parent Material Adverse Effect.

     3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect,
(ii) the filing of the Merger Agreement with the Secretary of State of the State of California, (iii) the filing of the Registration Statement (as defined in Section 5.1) with the SEC, and (iv) the filing of an application to list the shares of Parent Common Stock issued in connection with the Merger with the Nasdaq National Market.

     3.5  Capital Structure.

          (a) The authorized stock of Parent consists of 940,000,000 shares of Common Stock, $.00067 par value, of which 376,708,341 shares were issued and outstanding as of June 20, 1998, and 10,000,000 shares of undesignated Preferred Stock, $.001 par value. No shares of Preferred Stock are issued or outstanding. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $.001 par value, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares of Parent and Sub have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, are not subject to preemptive rights created by statute, the charter documents or Bylaws of Parent as currently in effect or any agreement to which Parent is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. Parent has reserved 290,935,298 shares of Common Stock for issuance pursuant to its employee and director stock and option plans. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Parent or Sub or any agreement to which Parent or Sub is a party or is bound and will be issued in compliance with federal and state securities laws.

     3.6 SEC Documents; Parent Financial Statements. Parent has furnished to the Company a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) and definitive proxy statement filed by Parent with the SEC since July 1, 1997 (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary

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to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments). There has been no change in Parent's accounting policies or estimates, except as described in the notes to the Parent Financial Statements or as required by GAAP. Since the date of the most recent balance sheet included in a Parent SEC Document to the date hereof, there has been no Parent Material Adverse Effect.

     3.7 Litigation. There is no action, suit, claim or proceeding of any nature pending, nor, to Parent's knowledge, threatened against Parent or any of its subsidiaries, their properties (tangible or intangible) or any of their officers or directors, which would have a Parent Material Adverse Effect, nor, to Parent's Knowledge, is there any reasonable basis therefor.

     3.8 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.9 Statements; Proxy Statement. The information supplied by Parent for inclusion in the Registration Statement (as defined in Section 5.1(a)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement (as defined in Section 5.1(a)) to be sent to the Shareholders shall not, on the date the Proxy Statement is first mailed to the Shareholders and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for approval of the this Agreement which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of the Company and the Founders agree (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's and each Subsidiary's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and each Subsidiary when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use their reasonable best efforts consistent with past practice and policies to preserve intact the Company's and each Subsidiary's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's and each Subsidiary's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's and each Subsidiary's goodwill and ongoing businesses at the Effective Time. The

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Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and each Subsidiary and any material event involving the Company or each Subsidiary. Except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, without the prior written consent of Parent:

          (a) Except as contemplated by this Agreement, make any expenditures or enter into any commitment or transaction exceeding $50,000 individually or $200,000 in the aggregate;

          (b) (i) Sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity other than non-exclusive licenses pursuant to the Company's standard end-user and distribution agreements in substantially the form included in Section 2.13(g) of the Disclosure Schedule, (ii) other than Intellectual Property Rights acquired pursuant to "shrink-wrap" and similar widely available commercial end-user licenses (in each case which is not included in the Company's products or technology including products and technology currently available or under development), buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to development of any Intellectual Property with a third party or
     (iv) change the pricing or royalties set forth in the Company's current price list and associated discount schedules included in the Disclosure Schedule as Appendix 2.9(o) or charged by the Company to its customers or licensees or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

          (c) Enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

          (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

          (e) Commence or settle any litigation;

          (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company (or options, warrants or other rights exercisable therefor);

          (g) Other than in the ordinary course and, in the case of options to acquire Company Capital Stock, in the ordinary course with an exercise price equal to the fair market value of such Company Capital Stock as of the date of grant, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities.

          (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

          (j) Other than non-exclusive licenses of the Company's products in accordance with Section 4.1(b)(i), sell, lease, license or otherwise dispose of any of its properties or assets;

          (k) Other than pursuant to the Note, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (l) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

          (m) Grant any severance or termination pay (i) to any director or officer of the Company or any Subsidiary or (ii) to any other employee of the Company or any Subsidiary except payments made pursuant to standard written agreements outstanding on the date hereof or as disclosed in the Disclosure Schedule;

          (n) Adopt any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (p) Pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $200,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

          (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (r) Enter into any strategic alliance or joint marketing arrangement or agreement;

          (s) Other than as specifically requested in writing by Parent or as contemplated by this Agreement, accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

          (t) Hire or terminate employees or encourage employees to resign; or

          (u) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (t) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither the Company nor any of the Founders (nor will the Company nor any of the Founders permit any of its officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, initiate or participate in any negotiations or discussions or enter into any agreement with respect to, any offer or proposal to acquire all, substantially all or a significant portion of the Company's business, properties or technologies or any portion of the Company's capital stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties or afford to any person or entity access to its properties, technologies, books or records or (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company's capital stock or assets. In addition to the foregoing, if the Company or any of the Founders receives, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request relating to any of the above, the Company or the Founders, as applicable, shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Registration Statement; Shareholder Approval. (a) Within fifteen (15) days after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, a proxy statement (the "Proxy Statement"), and Parent will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement and the Registration Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond to any comments of the SEC and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will cause the Proxy Statement to be mailed to the Shareholders, at the earliest practicable time and in no event later than 10 days after the Registration Statement is declared effective by the SEC, subject to Parent approval, which approval shall not be unreasonably withheld; provided that Parent shall not be required to give such approval prior to Parent's issuance of its earnings release for the fourth quarter of Parent's current fiscal year which issuance is currently anticipated to be made on or prior to July 23, 1998. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Shareholders, such amendment or supplement.

          (b) Promptly after the date hereof, the Company will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene a special meeting of its shareholders to be held on the twenty-first business day after the mailing of the Proxy Statement to the Shareholders for the purpose of voting upon this Agreement and the Merger. The Company will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by California Law to obtain such approvals. The materials submitted to the Company's Shareholders shall have been subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

     5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request and (c) all key employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including by returns and supporting documentation) promptly upon request. Parent shall provide the Company with copies of such publicly available information about Parent as the

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

Company may request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement effective as of on or about February 10, 1998 between the Company and Parent.

     5.4  Expenses.

          (a) Except as set forth in Section 5.4(b), whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

          (b) In the event that the Merger is consummated, Parent agrees to pay up to $2,250,000 of those Third Party Expenses incurred by the Company; provided that Parent may, in its reasonable discretion, elect to pay up to $2,500,000 of such Third Party Expenses, and the Company and the Founders agree that Parent shall have full recourse to the Escrow Fund (as defined herein) for payment of all Third Party Expenses of the Company that exceed the greater of Estimated Third Party Expenses, $2,250,000 and such larger amount as Parent reasonably elects, not to exceed $2,500,000. Parent shall pay all Third Party Expenses required to be paid by it within thirty (30) days of Parent's receipt of an invoice therefor.

     5.5 Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) shall be made by any party hereto regarding the subject matter of this Agreement unless approved by Parent prior to release. Any public announcement by Parent regarding the subject matter of this Agreement shall be delivered to the Company prior to release.

     5.6 Consents. The Company and Parent shall use commercially reasonable efforts to obtain the consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger so as to preserve all rights of, and benefits to, the Company thereunder.

     5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

     5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably

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

may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.9  Notification of Certain Matters; Financial Statements.

          (a) The Company and the Founders shall give prompt notice to Parent of
     (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or the Founders, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or the Founders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in each case such that the conditions contained in Section 6.3(a) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice or (y) constitute an acknowledgment or admission of a breach of this Agreement by the Company or the Founders. No disclosure by the Company or the Founders pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

          (b) The Company shall deliver to Parent as soon as practicable but in any event within fifteen (15) calendar days after the end of each monthly accounting period beginning with the month ended June 30, 1998 and ending with the monthly accounting period occurring before the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, an unaudited consolidated balance sheet and a statement of operations for the Company, which financial statements shall be prepared in the ordinary course of business, in accordance with the Company's books and records and GAAP (except that such financial statements need not contain the footnotes required by GAAP) and shall fairly present the consolidated financial position of the Company as of their respective dates and the results of the Company's operations for the periods then ended.

     5.10 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.11 Employee Plans. The Company shall cause its 401(k) plan to terminate effective as of the day immediately preceding the Closing Date.

     5.12 Employee Compensation. Except as set forth in Section 5.15(a) of the Disclosure Schedule, each person who was an employee of the Company immediately prior to the Effective Time, shall be, at the Effective Time, upon proof of the right to work in the United States (or such other country in which such employee's principal place of employment is located), an at-will employee of Parent or the Surviving Corporation. Parent shall notify all employees of the Company of the terms of their employment with Parent or the Surviving Corporation within thirty (30) days after the Closing Date which such descriptions shall (i) not provide for a reduction in annual salary and total on target bonus cash compensation from that applicable to any such employee of the Company as set forth in Section 5.12(b) of the Disclosure Schedule with such changes as Parent shall approve in writing, (ii) in the case of sales representatives and sales engineers, shall specify the sales compensation plan and (iii) in the case of engineers, describe project bonus opportunities, in each case, consistent with Parent's existing human resources policies. Each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Effective Time shall be eligible, upon completion of Parent's standard employee background and reference check, to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) consistent with Parent's standard human resource policies and shall receive credit under such policies for prior service at the Company. Any employee of the Company who remains an employee of Parent or the Surviving Corporation after the Effective Time who is terminated without cause within twelve (12) months after the Closing Date shall be entitled to receive, upon execution of a severance release in Parent's standard form, notification and severance benefits in an amount provided for by Parent's standard notification and severance policies plus an additional amount (if applicable) by which Parent's standard notification and severance policies provide, in the

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

aggregate, for less than six month's base salary from the date of notification (plus any other benefits and transition assistance provided for in Parent's standard severance policies). For purposes of this Section 5.12, the term "terminated without cause" shall include voluntary termination following the assignment of such employee to a principal place of employment with Parent or the Surviving Corporation greater than fifty (50) miles from such employee's principal place of employment with the Company prior to the Effective Time and "constructive termination" as such term is defined in Parent's standard policy effective as of July 1, 1998.

     5.13 Rule 145 Affiliate Agreements. Schedule 5.13 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person a "Rule 145 Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Effective Time) from each of the Rule 145 Affiliates of the Company, an executed agreement ("Rule 145 Affiliate Agreement") in the form attached hereto as Exhibit E. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who own greater than 1% of the outstanding Parent Common Stock after the Effective Time, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Rule 145 Affiliate Agreements.

     5.14 No Actions Inconsistent With Tax-Free Reorganization. Parent and Merger Sub shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the Capital Stock, assets or liabilities of the Company that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

     5.15 Nasdaq Listing. Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.16 Form S-8. Parent shall file a registration statement on Form S-8 to register shares of Parent Common Stock issuable upon exercise of assumed Company Options within forty-five (45) days after the Closing Date.

     5.17 Termination of Obligations. Prior to the Effective Time, the Company shall use such portion of the Principal Amount (as defined in the Note), so long as such amount is sufficient for such purpose, necessary to satisfy all outstanding obligations of indebtedness of the Company at or prior to the Effective Time and shall maintain sufficient cash reserves from the Principal Amount equal to the amount of any guaranties granted by the Company with respect to any indebtedness of third parties.

     5.18  Directors' and Officers' Indemnification.

          (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers existing prior to the date hereof.

          (b) The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions set forth in Article Fifth of the Company's Articles of Incorporation, as currently in effect, and Article Sixth of the Bylaws of the Company, as currently in effect, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (c) Parent shall (i) assume, as of the Effective time, all obligations of the Company under Article Fifth of the Company's Articles of Incorporation, as currently in effect, and Article Sixth of the Bylaws of the Company, as currently in effect, and (ii) to pay all amounts that become due and payable under such provisions.

          (d) This Section 5.18 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Company and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

          (e) Notwithstanding anything to the contrary in this Section 5.18, Parent and the Surviving Corporation shall not be liable for any amounts payable resulting from any claim or action brought by any officer or director of the Company or any of their affiliates.

          (f) Parent shall have full recourse to the Escrow Fund (during the Escrow Period) to recover any amounts payable by Parent or the Surviving Corporation pursuant to this Section 5.18.

     5.19 Restricted Stock Purchase Agreement. Prior to the Closing Date, Parent shall execute and deliver Restricted Stock Purchase Agreements, each in the form attached hereto as Exhibit F, to allocate a number of shares of restricted stock of Parent equal to $1,800,000 divided by the Trading Price to such employees of the Company chosen by Parent in its sole discretion with the input of the Company's president.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (b) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (c) Tax Opinions. The Company and Parent shall each have received written opinions from their respective counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian and Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to either the Company or Parent does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that Parent, Sub and the Company have used reasonable efforts to remove such injunction, order, restraint or prohibition; nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     6.2 Conditions to Obligations of Company and the Founders. The obligations of the Company and the Founders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject

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to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which will be true and correct as of such date) shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except where any inaccuracies or breaches in any such representations and warranties have not, individually or in the aggregate, had and would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which will be true and correct as of such date) are true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except where any inaccuracies or breaches in any such representations and warranties has not, individually or in the aggregate, had and would not, individually or in the aggregate, have a Company Material Adverse Effect; and

             (ii) all covenants and obligations of this Agreement to be performed by Parent on or before such date have been so performed in all material respects.

     6.3 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Founders in this Agreement (other than those contained in Section 2.18 and other than the representations and warranties of the Company and the Founders as of a specified date, which will be true and correct as of such date) shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time, except where any inaccuracies or breaches in any such representations and warranties has not, individually or in the aggregate, had and would not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) each of the Company and the Founders shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

          (b) Third Party Consents. The consents, waivers, assignments and approvals listed in Section 6.3 of the Disclosure Schedule shall have been obtained.

          (c) Legal Opinion. Parent shall have received a legal opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, legal counsel to the Company, substantially in the form of Exhibit C hereto.

          (d) Company Employees. No more than (i) thirty (30) employees (excluding interns) of the Company or any of its Subsidiaries listed on
     Section 5.12(b) of the Disclosure Schedule nor (ii) fifteen (15) of the employees listed in Section 6.3(d) of the Disclosure Schedule shall have voluntarily or involuntarily (without, for purposes of clauses (i) and (ii), the consent of Parent, which consent was not unreasonably withheld) terminated their employment with the Company or any of its Subsidiaries since the date of this Agreement, and each of the Key Employees shall be employed by the Company immediately prior to the Effective Time.

          (e) Shareholder Approval; Dissenters. Shareholders holding at least ninety percent (90%) of the Company's Capital Stock, including not less than a majority of the outstanding Company Common Stock and a majority of the outstanding Company Preferred Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby. Shareholders holding no more than (10%) shall have exercised or given notice of their intent to exercise appraisal rights in accordance with California Law. Shareholders shall have approved by the requisite vote any payments of cash in exchange for Company Capital Stock that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code, such that all such payments, sales and purchases resulting from the transactions contemplated hereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section.

          (f) Release of Liens. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the release of the Liens listed in Section 6.3(f) of the Disclosure Schedule.

          (g) Resignation of Directors. Each director of the Company and each director of each Subsidiary shall have resigned from such position effective as of the Effective Time.

          (h) Certificate of the Company and Founders. Parent shall have been provided with a certificate executed by the Founders and executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by the Company and the Founders in this Agreement (other than those contained in Section 2.18 and other than the representations and warranties of the Company and the Founders as of a specified date, which will be true and correct as of such date) are true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except where any inaccuracies or breaches in any such representations and warranties has not, individually or in the aggregate, had and would not, individually or in the aggregate, have a Company Material Adverse Effect;

             (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects; and

             (iii) the provisions set forth in Sections 6.3(b), (d), (e) and (f) have been satisfied.

                                  ARTICLE VII

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     7.1 Survival of Representations and Warranties. The Company's and each of the Founders' representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the first anniversary of the Closing Date. All of Parent's and Sub's representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     7.2 Indemnification. The Company and the Shareholders, including the Founders, agree to indemnify and hold Parent and its officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or the Founders contained in this Agreement, (ii) any failure by the Company or the Founders to perform or comply with any covenant contained in this Agreement or (iii) Parent's or the Surviving Corporation's obligations pursuant to Section 5.18. The Shareholders shall not have any right of contribution from the Company with respect to any Loss claimed by an Indemnified Party after the Effective Time.

     7.3  Escrow Arrangements.

          (a) Escrow Fund. As security for the indemnity provided for in Section
     7.2 hereof and by virtue of this Agreement and the Merger Agreement, the Company and the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (as defined below) (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of the Company or any Shareholders. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Shareholders, will be deposited with U.S. Bank Trust, N.A. (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.3(g) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such latter execution shall not affect the binding nature of this Agreement as of the date hereof among the signatories hereto. Nothing herein shall limit the liability of Parent or the Company for any breach of any representation, warranty, or covenant contained in this Agreement if the Merger does not close. If the Merger does not close, no Founder shall have any liability under this Agreement except for breaches of covenants of such Founder contained in this Agreement and in any Related Agreement to which the Founder is a party. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d)(i) below) identifying Losses, in excess of $500,000 (the "Basket Amount") have been delivered to the Escrow Agent as provided in paragraph (d) below, in which case Parent shall be entitled to recover all Losses including the Basket Amount; provided, however, with respect to (i) Third Party Expenses in excess of the greater of (A) Estimated Third Party Expenses or (B) $2,250,000 (or such greater amount not to exceed $2,500,000 approved by Parent pursuant to Section 5.4 hereof), (ii) any amounts in excess of Total Consideration required to be paid to holders of Company Capital Stock in respect of their exercise of appraisal rights, and (iii) any amounts required to be paid by Parent or the Surviving Corporation pursuant to Section 5.18, the aforementioned $500,000 Basket Amount shall not be applicable for purposes of claims of Losses against the Escrow Amount; provided, further, that, in no event shall the Company or the Shareholders be liable to Parent for any individual Loss of less than $50,000 incurred or suffered by Parent unless and until the aggregate amount of all individual Losses less than $50,000 exceeds $500,000 in which case the Shareholders shall be liable for all amounts in excess of $500,000.

          (b) Escrow Period; Distribution upon Termination of Escrow
     Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., P.S.T., on the 30th day following the one-year anniversary of the Closing Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such remaining portion of the Escrow Fund (or some portion thereof) that in the reasonable judgement of Parent, subject to the objection of the Securityholder Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, is necessary to satisfy (x) any then pending unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period and (y) any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved and all Third Party Expenses have been paid pursuant to Section 5.4 hereof, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims and Third Party Expenses and Net Liabilities. Deliveries of Escrow Amounts to the Shareholders pursuant to this Section 7.3(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

          (c) Protection of Escrow Fund.

             (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the

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

        property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

             (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

             (iii) Each Shareholder shall have voting rights and the right to distributions of dividends with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Shareholders (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Shareholders. Parent shall show the Parent Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

          (d) Claims Upon Escrow Fund.

             (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty or covenant to which such items is related, the Escrow Agent shall, subject to the provisions of Section 7.3(e), deliver to Parent out of the Escrow Fund as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

             (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.3(b) and 7.3(d)(i) hereof, the shares of Parent Common Stock shall be valued at the average closing sales price of Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days before such shares of Parent Common Stock are delivered to Parent.

          (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.3(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.3(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (f) Resolution of Conflicts; Arbitration.

             (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

             (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Securityholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Securityholder Representative cannot mutually agree on one arbitrator, Parent and the Securityholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

             (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

          (g) Securityholder Agent of the Shareholders; Power of Attorney.

             (i) In the event that the Merger is approved, effective upon such vote, and without further act of any Shareholders, John Hummer shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each Shareholder of the Company, for and on behalf of Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a majority interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Shareholders.

             (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The

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

        Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

          (h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

          (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent and the Shareholders of the Company shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

          (j) Escrow Agent's Duties.

             (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

             (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

             (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

             (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

             (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act

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

        made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

             (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages.

             Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

             (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

             (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Securityholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

     7.4 Maximum Payments; Remedy. If the Merger closes, the Escrow Fund shall be the exclusive remedy of Parent for breaches or inaccuracies of the representations and warranties or breaches of covenants of the Company or the Founders contained in this Agreement, except to the extent set forth in this
Section 7.4 with respect to any such breach or inaccuracy of such representations and warranties and any such breach of such covenants resulting from fraud by a Founder or the Company (a "Fraudulent Breach"). Each Founder hereby agrees to indemnify each Indemnified Party for Losses suffered by such Indemnified Party resulting from a Fraudulent Breach by such Founder; provided that (i) no Founder shall be required to indemnify an Indemnified Party with respect to Losses resulting from a Fraudulent Breach by any other Founder unless such Founder also committed such Fraudulent Breach and (ii) the maximum amount that a Founder shall be required to indemnify for Losses resulting from a Fraudulent Breach by such Founder shall not exceed that portion of the Total Consideration, valued as of the Effective Time, received by such Founder pursuant to Section 1.6(b) of this Agreement (less the amount of such consideration received by Founder and deposited in the Escrow Fund pursuant to such Section 1.8(b)) assuming for purposes of calculating the portion of the Total Consideration so received by each such Founder that the number and type of shares of Company Capital Stock with respect to which each such Founder receives shares of Parent Common Stock pursuant to Section 1.6(b) of this Agreement is the number and type of shares of Company Capital Stock indicated as beneficially owned by such Founder and/or an entity related to such Founder on the signature page of the respective Voting Agreement, dated as of the date hereof, executed and delivered by each such Founder or an entity related to such Founder to Parent as of the date hereof, in each case, as listed in Section 7.4 of the Disclosure Schedule. For purposes of this Agreement and this Section 7.4, a Founder shall not be deemed to have Knowledge of the existence or the nonexistence of any facts or circumstances with respect to a representation or warranty set forth in Article II and not expressly qualified as to Knowledge which is subsequently determined to be untrue or otherwise breached solely by virtue of having made such a representation or warranty set forth in Article II without qualification as to Knowledge.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred by November 30, 1998, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of a material portion of the business of the Company, (ii) compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or (iii) compel Parent to dispose or hold separate all or a portion of the business or assets of Parent;

          (d) by Parent if it is not in material breach of its obligations under this Agreement, upon a breach of any representation, warranty, covenant or agreement of the Company or the Founders contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; or

          (e) by the Company if neither it nor any Founder is in material breach of their respective obligations under this Agreement, upon a breach of any representation, warranty, covenant or agreement of Parent or Sub contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within thirty
     (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

          (f) by Parent, if on or prior to the earlier to occur of ten (10) days after the mailing of the Proxy Statement to the Shareholders, or twenty
     (20) days after the Registration Statement is declared effective by the SEC, the Company has not delivered to Parent irrevocable proxies authorizing Parent (or such person or persons designated by Parent prior to the mailing of the Proxy Statement) to vote such number of shares of Company Capital Stock in favor of the adoption and approval of this Agreement, the approval of the Merger and such other matters as are included in the Voting Agreements such that the number of shares subject to such proxies when added to the number of shares which parties to the Voting Agreements have agreed to vote equal a majority of the outstanding Company Common Stock and a majority of the outstanding Company Preferred Stock eligible to vote on such matters.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors or Shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.3, 5.4(a) and 5.5, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Sub, the Company and the Founders.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company and the Founders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

        (a) if to Parent or Sub, to:

          Sun Microsystems, Inc.
          901 San Antonio Road
          Palo Alto, California 94303
          Attention: General Counsel
          Telephone No.: (650) 960-1300
          Facsimile No.: (650) 336-0530

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304
          Attention: David J. Segre, Esq.
                    Daniel R. Mitz, Esq.
          Telephone No.: (650) 493-9300
          Facsimile No.: (650) 493-6811

        (b) if to the Company, to

          NetDynamics, Inc.
          185 Constitution Avenue
          Menlo Park, California 94025
          Attention: Zah Rinat
          Telephone No.: (650) 462-7620
          Facsimile No.: (650) 463-2853

          with a copy to:

          Gunderson Dettmer Stough Villeneuve Franklin & Hachigian 155 Constitution Drive
          Menlo Park, California 94025
          Attention: Robert V. Gunderson, Jr., Esq.
          Telephone No.: (650) 321-2400
          Facsimile No.: (650) 321-2800

        (c) if to the Founders, to:

          NetDynamics, Inc.
          185 Constitution Avenue
          Menlo Park, California 94025
          Attention: Zah Rinat
          Telephone No.: (650) 462-7620
          Facsimile No.: (650) 463-2853

        (d) If to the Escrow Agent, to:

            U.S. Bank Trust, N.A.
          One California Street, 4th Floor
          San Francisco, California 94111
          Telephone No.: (415) 273-4532
          Facsimile No.: (415) 273-4593
          Attention: Barbara Wise

     9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Confidential Disclosure Agreement, dated February 10, 1998, between the Company and Parent and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 Attorneys Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     IN WITNESS WHEREOF, Parent, Sub, the Company and the Founders have caused this Agreement to be signed, all as of the date first written above.

SUN MICROSYSTEMS, INC.                             NETDYNAMICS, INC.

By: /s/  ALAN E. BARATZ                            By: /s/  ZACK RINAT
Name: Alan E. Baratz                               Name: Zack Rinat
Title: Authorized Officer                          Title: President and Chief Executive Officer

APOLLO ACQUISITION CORP.                           FOUNDERS:

By: /s/  MICHAEL LEHMAN                            /s/  OFER BEN-SHACHAR
Name: Michael Lehman                               Ofer Ben-Shachar
Title: President
                                                   /s/  ZACK RINAT
                                                   Zack Rinat

ESCROW AGENT:                                      /s/  A. BROOKE SEAWELL
                                                   A. Brooke Seawell
U.S. Bank Trust, N.A.
                                                   /s/  DORON SHERMAN
                                                   Doron Sherman

By: /s/  BARBARA WISE
Name: Barbara Wise
Title: Vice President

SECURITYHOLDER REPRESENTATIVE:

By: /s/  JOHN R. HUMMER
Name: John R. Hummer

                  [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

                                                                         ANNEX B
                                    FORM OF
                                VOTING AGREEMENT

     This Voting Agreement (the "Agreement") is made and entered into as of June 30, 1998 by and among Sun Microsystems, Inc., a Delaware corporation ("Parent"), NetDynamics, Inc., a California corporation (the "Company"), and
                    , the undersigned shareholder (the "Shareholder") of the Company.

     WHEREAS, concurrently with the execution of this Agreement, Parent, Apollo Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Sub"), the Company and certain shareholders of the Company have entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into the Company;

     WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive shares of common stock of Parent pursuant to the terms of the Merger Agreement;

     WHEREAS, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the number of shares of outstanding capital stock of the Company set forth on the signature page of this Agreement (collectively, the "Shares"); and

     WHEREAS, in consideration of the execution of the Merger Agreement by Parent, Shareholder desires to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Shareholder hereafter and prior to the Expiration Date (as defined in Section
1.1 below), and desires to vote the Shares and any other such shares of capital stock of the Company so as to facilitate consummation of the Merger.

     NOW, THEREFORE, the parties agree as follows:

     1. Agreement to Retain Shares.

        1.1 Transfer and Encumbrance. Shareholder agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer") any of the Shares or any New Shares (as defined in Section 1.2 below) or to discuss, negotiate, or make any offer or agreement relating thereto other than to or with Parent. Shareholder acknowledges that the intent of the foregoing sentence is to ensure that Parent retains the right under the Proxy (as defined in Section 3 below) to vote the Shares and any New Shares in accordance with the terms of the Proxy. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the termination of the Merger Agreement in accordance with its terms.

        1.2 New Shares. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. At every meeting of shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, Shareholder shall vote the Shares and any New Shares:

        (i) in favor of approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

        (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger and the Merger Agreement;

        (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, merger or recapitalization of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any of its subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries, (D) any material change in the capitalization of the Company or the Company's corporate structure, or
(E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement;

        (iv) in favor of approval of John Hummer as Shareholder Representative for and on behalf of Shareholder purposes of Article VII of the Merger Agreement; and

        (v) in favor of approval of any payments or purchases, sales or accelerations of capital stock of the Company in connection with the Merger that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, such that all such payments or purchases, sales or accelerations resulting from transactions contemplated by the Merger shall not be deemed to be "parachute payments" pursuant to such
Section 280G.

     Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section.

     3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent an irrevocable proxy in the form attached as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by law, covering the total number of Shares and New Shares of capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Shareholder set forth therein.

     4. Appointment of Securityholder Agent. Shareholder agrees to appoint John Hummer as agent and attorney-in-fact for and on behalf of Shareholder for purposes of Article VII of the Merger Agreement. Shareholder further agrees to any decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of Shareholder for the purposes of Article VII and that such decision, act, consent or instruction shall be final, binding and conclusive upon Shareholder.

     5. Representations, Warranties and Covenants of Shareholder. Shareholder represents, warrants and covenants to Parent as follows: Shareholder: (i) is the sole beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of capital stock of the Company other than the Shares, and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy, the Merger Agreement and any Related Agreements (as defined in the Merger Agreement) to which Shareholder is a party.

     6. Additional Documents. Shareholder and the Company hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

     7. Consents and Waivers. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Shareholder is a party or pursuant to any rights Shareholder may have.

     8. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect on the Expiration Date.

     9. Legending of Shares. If so requested by Parent, Shareholder agrees that the Shares and any New Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Shareholder agrees that he shall not Transfer the Shares or any New Shares without first having the aforementioned legend affixed to the certificates representing the Shares or any New Shares.

     10. Miscellaneous.

        10.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        10.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

        10.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

        10.4 Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Voting Agreement shall be effective unless in writing.

        10.5 Specific Performance; Injunctive Relief. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

        10.6 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

           If to Parent, to:
                    Sun Microsystems, Inc.
               901 San Antonio Road
               Palo Alto, CA 94303
               Attn: General Counsel
               Telephone No.: (650) 960-1300
               Facsimile No.: (650) 336-0530

           With a copy to:
                    Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California 94304
               Attn: David J. Segre, Esq.
               Attn: Daniel R. Mitz, Esq.
               Telephone No.: (650) 493-9300
               Facsimile No.: (650) 493-6811

           If to Shareholder:
                    To the address for notice set forth on the signature page hereof.

        10.7 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        10.8 Attorneys' Fees and Expenses. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by either party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        10.9 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

        10.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        10.11 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


SUN MICROSYSTEMS, INC.                             SHAREHOLDER
--------------------------------------------       --------------------------------------------
Signature of Authorized Signatory                  Signature
--------------------------------------------       --------------------------------------------
Print Name and Title                               Print Name
NETDYNAMICS, INC.                                  --------------------------------------------
--------------------------------------------       --------------------------------------------
Signature of Authorized Signatory                  Print Address
--------------------------------------------       Shares beneficially owned:
Print Name and Title                               --------- shares of the Company Capital
                                                   Stock, including:
                                                   --------- shares of Series A Preferred Stock
                                                   --------- shares of Series B Preferred Stock
                                                   --------- shares of Series C Preferred Stock
                                                   --------- shares of the Company Capital
                                                   Stock
                                                            issuable upon exercise of
                                                   outstanding options

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                               IRREVOCABLE PROXY

                         , the undersigned shareholder (the "Shareholder") of
Net Dynamics, Inc., a California corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints Michael Lehman and Michael Morris, each officers of Sun Microsystems, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy, along with the number(s) of the share certificate(s) which represent such Shares. Upon the undersigned's execution of this Proxy, any and all prior proxies given by each undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting
Agreement dated as of June   , 1998 by and among Parent, the Company and the
Shareholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization dated as of June
  , 1998 (the "Merger Agreement"), among Parent, Apollo Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Sub"), the Company and certain shareholders of the Company. The Merger Agreement provides for the merger of Sub with and into the Company in accordance with its terms (the "Merger") and Shareholder is receiving a portion of the proceeds of the Merger. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the termination of the Merger Agreement in accordance with its terms.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of shareholders of the Company and in every written consent in lieu of such meeting:

          (i) in favor of approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

          (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger and the Merger Agreement;

          (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party,
     (B) any sale, lease or transfer of any significant part of the assets of the Company or any of its subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries, (D) any material change in the capitalization of the Company or the Company's corporate structure, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement;

          (iv) in favor of approval of John Hummer as Shareholder Representative for and on behalf of Shareholder purposes of Article VII of the Merger Agreement; and

          (v) in favor of approval of any payments or purchases, sales or accelerations of capital stock of the Company in connection with the Merger that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, such that all such payments or purchases, sales or accelerations resulting from transactions contemplated by the Merger shall not be deemed to be "parachute payments" pursuant to such Section 280G.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii), (iii), (iv) or (v) above. The Shareholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date (as defined in the Voting Agreement).

Dated:
------------------, 1998        Signature of Shareholder:

                                Print Name of Shareholder:

                                Shares beneficially owned:

                                ----------------------------------------- shares
                                                                          of the
                                                                         Company
                                                                         Capital
                                                                          Stock,
                                      including:

                                ----------------------------------------- shares
                                                                          of
                                                                          Series
                                                                          A
                                                                       Preferred
                                                                          Stock

                                ----------------------------------------- shares
                                                                          of
                                                                          Series
                                                                          B
                                                                       Preferred
                                                                          Stock

                                ----------------------------------------- shares
                                                                          of
                                                                          Series
                                                                          C
                                                                       Preferred
                                                                          Stock

                                ----------------------------------------- shares
                                                                          of the
                                                                         Company
                                                                         Capital
                                                                          Stock
                                                                        issuable
                                                                          upon
                                                                        exercise
                                                                          of
                                                                     outstanding
                                                                         options

                           [SIGNATURE PAGE TO PROXY]

                                                                         ANNEX C
                                    FORM OF
                          CONVERTIBLE PROMISSORY NOTE
                                    ("NOTE")

U.S. $10,000,000.00                                                June 30, 1998
                                                          Menlo Park, California

     FOR VALUE RECEIVED, NetDynamics, Inc., a California corporation ("Company"), promises to pay to Sun Microsystems, Inc., a Delaware corporation ("Holder"), its successors and assigns, in lawful money of the United States of America, the principal sum of Ten Million Dollars ($10,000,000.00) (the "Principal Amount"), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid Principal Amount, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable (i) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof or (ii) the Maturity Date (as defined below). Any accrued interest not paid when due shall bear interest at the same rate as the Principal Amount hereunder.

     The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

     1. DEFINITIONS. As used in this Note, the following capitalized terms have the following meanings:

          (a) "End Date" shall mean the date the Merger Agreement is terminated pursuant to Section 8.1(a), 8.1(b), 8.1(c), 8.1(d) or 8.1(e) thereof.

       (b) "Event of Default" has the meaning given in Section 4 hereof.

          (c) "Holder" shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

          (d) "Indebtedness" shall mean and include the aggregate amount of, without duplication (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with generally accepted accounting principles), (d) all obligations with respect to capital leases,
     (e) all guaranty obligations, (f) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person and (g) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

          (e) "Maturity Date" shall mean the earlier to occur of (i) one hundred eighty (180) days following the termination of the Merger Agreement pursuant to Section 8.1(a), 8.1(b), 8.1(c), 8.1(d) or 8.1(e) thereof and
     (ii) November 30, 1999.

          (f) "Merger Agreement" shall mean that certain Agreement and Plan of Reorganization dated of even date herewith among Company, Holder, Apollo Acquisition Corp., a California corporation and a wholly-owned subsidiary of Holder, and certain shareholders of Company named therein.

          (g) "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Company hereunder, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C.

     Section 101 et seq.), as amended from time to time (including post-petition interest), and whether or not allowed or allowable as a claim in any such proceeding.

          (h) "Total Outstanding Shares" shall be an amount equal to the total number of outstanding shares of capital stock of Company (on an as-converted into common stock basis), plus the total number of shares of capital stock of Company (on an as-converted into common stock basis) issuable upon conversion of all outstanding options, warrants and other rights, plus the total number of shares of capital stock of Company (on an as-converted into common stock basis) issuable upon the exercise or conversion of all outstanding convertible Indebtedness (other than this Note).

     2. INTEREST. Accrued interest on this Note shall be payable as provided herein.

     3. PREPAYMENT. Upon two (2) days prior written notice to Holder, Company may prepay this Note in whole or in part; provided that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of Principal Amount.

     4. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

          (a) Failure to Pay. Company shall fail to pay when due (i) any payment of Principal Amount on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due; or

          (b) Termination of Merger Agreement by Holder. Holder terminates the Merger Agreement pursuant to Section 8.1(f) thereof; or

          (c) Voluntary Bankruptcy or Insolvency Proceedings. Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property,
     (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

          (d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

          5. RIGHTS OF HOLDER UPON DEFAULT. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 4(c) and 4(d)) and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 4(c) and 4(d), immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by the Merger Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

     6. REPAYMENT AND CONVERSION.

        (a) Voluntary Conversion. After the End Date and prior to the Maturity Date, Company shall have the right, in its option, to convert this Note (including all accrued and unpaid interest), in accordance with the provisions of this Section 6 hereof, in whole or in part, into fully paid and nonassessable shares of capital stock of Company (the "Conversion Stock") on the same terms and conditions as (A) the most favorable series of preferred stock of Company outstanding on the date of such conversion in terms of dividends, liquidation preference, anti-dilution protection, conversion ratio, voting rights, redemption and all other rights, privileges and preferences or (B) that being offered to new investors as of the date of such conversion, whichever of (A) or
(B) has terms and conditions most favorable to Holder in terms of dividends, liquidation preference, anti-dilution protection, conversion ratio, voting rights, redemption and all other rights, privileges and preferences; provided, however, that the aggregate liquidation preference of such shares of Conversion Stock (prior to participation with the Company Common Stock in payments upon a liquidation) shall not exceed the amount of Principal Amount of this Note converted into such Conversion Stock; provided, further, that the per share price for purposes of dividends, liquidation preference and anti-dilution protection of such Conversion Stock into which this Note is converted shall be based on the greater of (1) the Conversion Price (as defined below) and (2) the per share price for purposes of dividends, liquidation preferences, anti-dilution protection and conversion ratio of the more favorable of (A) or
(B). The number of shares of Conversion Stock into which this Note shall be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount plus any accrued and unpaid interest by the Conversion Price (as defined below); provided that such number of shares of Conversion Stock shall be proportionately adjusted to the extent that the Conversion Stock (as of the date of conversion of this Note into such Conversion Stock) converts into Company Common Stock at a ratio other than 1:1. The term "Conversion Price" shall be the quotient obtained by dividing (x) $160,000,000 by (y) the Total Outstanding Shares.

        (b) Conversion Procedure.

           (i) Conversion Pursuant to Section 6(a). Upon exercise of Company's option to convert this Note into Conversion Stock, Company shall give written notice by registered or certified mail, postage prepaid, to Holder at its principal corporate office of such election and shall state therein the amount of the unpaid Principal Amount of this Note to be converted. Company shall, as soon as practicable thereafter and in no event later than ten (10) days thereafter, issue and deliver at such office to Holder of this Note a certificate or certificates for the number of shares of fully paid and non-assessable Conversion Stock to which Holder shall be entitled upon conversion (bearing such legends as are required by applicable state and federal securities laws) and any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as described in Section 6(e).

        (c) Repayment Obligation upon Partial Conversion. In the event that Company elects to convert less than the full principal amount plus any accrued and unpaid interest, such remaining unconverted amount of principal and interest shall automatically become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

        (d) Repayment Obligation if No Conversion. In the event that (i) Company has not elected to convert this Note prior to the Maturity Date or (ii) Company elects to repay to the Holder the outstanding Principal Amount and all accrued and unpaid interest prior to the Maturity Date, all outstanding Obligations payable hereunder shall automatically become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

        (e) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of Company issuing any fractional shares to Holder upon the conversion of this

Note, Company shall pay to Holder an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this Section 6(e), Company shall be forever released from all its obligations and liabilities under this Note.

     7. SUCCESSORS AND ASSIGNS. Subject to the restrictions on transfer described in Sections 10 and 11 below, the rights and obligations of Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     8. WAIVER AND AMENDMENT. Any provision of this Note may be amended, waived or modified only upon the written consent of Company and Holder.

     9. REGISTRATION RIGHTS. The Conversion Stock issuable upon conversion of this Note shall be entitled to (i) the registration rights set forth in that certain Second Amended and Restated Investors' Rights Agreement dated June 6, 1997 between Company and the investors named therein (the "Rights Agreement") or
(ii) such registration rights as are being offered to new investors as of the date of conversion of this Note, whichever rights are most favorable to Holder. Holder and Company hereby agree to be bound by all provisions of the Rights Agreement which relate to registration rights, as if Holder were a "Holder" of "Registrable Securities" as those terms are defined in the Rights Agreement.

     10. TRANSFER OF THIS NOTE OR SECURITIES ISSUABLE ON CONVERSION HEREOF. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Holder will give written notice to Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder's counsel to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to Company. If a determination has been made pursuant to this Section 9 that the opinion of counsel for Holder is not reasonably satisfactory to Company, Company shall so notify Holder promptly after such determination has been made. The Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for Company such legend is not required in order to ensure compliance with the Act. Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of Company. Prior to presentation of this Note for registration of transfer, Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and Company shall not be affected by notice to the contrary.

     11. ASSIGNMENT BY COMPANY. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder.

     12. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Merger Agreement or on the register maintained by Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

     13. USURY. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

     14. EXPENSES; WAIVERS. If action is instituted to collect this Note, Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

     15. GOVERNING LAW. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

                                          NETDYNAMICS, INC.
                                          a California corporation

                                          By:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                [SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]

                                                                         ANNEX D

                         CHAPTER 13. DISSENTERS' RIGHTS

     1300 RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DENIED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301 DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302 ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303 AGREED PRICE -- TIME OF PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304 DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305 APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306 DISSENTING SHAREHOLDERS' STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307 DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308 CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309 TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     1311  EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 11 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

         EXHIBIT                            DESCRIPTION
         -------                            -----------
         2.1        Agreement and Plan of Merger dated as of June 30, 1998,
                    among the Registrant, Apollo Acquisition Corp. and
                    NetDynamics, Inc. ("NetDynamics"), as amended (included as
                    Annex I to the Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4).
         3.1(24)    Registrant's Restated Certificate of Incorporation, as
                    amended February 11, 1998.
         3.2(24)    Registrant's Bylaws, as amended February 11, 1998.
         3.3(8)     Certificate of Amendment of the Restated Certificate of
                    Incorporation of Registrant.
         3.3(19)    Registrant's Amended and Restated Certificate of
                    Incorporation (as amended to date).
         4.3(25)    Second Amended and Restated Shares Rights Agreement dated as of February 11, 1998.
         4.4(11)    Amendment dated as of October 28, 1991 to the First Amended and Restated Common Shares Rights Agreement dated December
                    14, 1990.
         4.5(12)    Second Amendment dated as of August 5, 1992 to the First
                    Amended and Restated Common Shares Rights Agreement dated
                    December 14, 1990.
         4.6(17)    Third Amendment dated as of November 2, 1994 to First
                    Amended and Restated Common Shares Rights Agreement dated
                    December 14, 1990.
         4.7(17)    Fourth Amendment dated as of November 1, 1995 to First
                    Amended and Restated Common Shares Rights Agreement dated
                    December 14, 1990.

         EXHIBIT                            DESCRIPTION
         -------                            -----------
         5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation regarding the legality of the securities being issued.
         8.1        Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                    Hachigian regarding certain tax matters.
         8.2        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation regarding certain tax matters.
        10.1(1)     Technology Transfer Agreement dated February 27, 1982, for the purchase by the Registrant of certain technology for
                    cash, and related Assumption Agreement dated February 27,
                    1982.
        10.3(1)     Form of Founders' Restricted Stock Purchase Agreement.
        10.8(1)     Registration Rights Agreement dated as of November 26, 1984.
        10.8A(1)    Amendment to Registration Rights Agreement.
        10.9(3)     Registrant's 1982 Stock Option Plan, as amended, and
                    representative forms of Stock Option Agreement.
        10.10(3)    Registrant's Restricted Stock Plan, as amended, and
                    representative form of Stock Purchase Agreement.
        10.11(10)   Registrant's 1984 Employee Stock Purchase Plan, as amended.
        10.21(1)    License Agreement dated July 26, 1983, by and between
                    Registrant and The Regents of the University of California.
        10.22(1)    Software Agreement effective as of April 1, 1982 by and
                    between Registrant and American Telephone and Telegraph
                    Company, and Supplemental Agreement dated effective as of
                    May 28, 1983.
        10.48(3)    Registrant's 1987 Stock Option Plan and representative form of Stock Option Agreement.
        10.56(4)    Building Loan Agreement dated May 11, 1989, between Sun
                    Microsystems Properties, Inc. and the Toyo Trust and Banking
                    Company Limited, New York Branch and the related Promissory
                    Note; First Deed of Trust, Assignment of Leases, Rents and
                    Other Income and Security Agreement; Guaranty of Payment;
                    Guaranty of Completion (Sun Microsystems Properties, Inc.);
                    Guaranty of Completion (Sun Microsystems, Inc.; Shortfall
                    Agreement and Indemnity.
        10.64(22)   1988 Directors' Stock Option Plan, as amended on August 13,
                    1997.
        10.65(22)   1990 Employee Stock Purchase Plan, as amended on August 13,
                    1997.
        10.64(8)    Registrant's 1988 Directors' Stock Option Plan and
                    representative form of Stock Option Agreement.
        10.65(16)   Registrant's 1990 Employee Stock Purchase Plan, as amended on August 9, 1995.
        10.66(15)   Registrant's 1990 Long-Term Equity Incentive Plan, as
                    amended on August 15, 1996.
        10.66A(10)  Representative form of agreement to Registrant's 1990
                    Long-Term Equity Incentive Plan.
        10.73(10)   Representative form of letter dated June 25, 1991 between
                    the Registrant and the insurance companies who are parties to the Note and Warrant Purchase Agreements dated September
                    16, 1986 and December 15, 1989.
        10.74(10)   Software Distribution Agreement dated January 28, 1991 by
                    and between the Registrant and UNIX Systems Laboratories,
                    Inc.
        10.77(14)   Lease Agreement between BNP Leasing Corporation and
                    Registrant, effective as of September 25, 1992.

         EXHIBIT                            DESCRIPTION
         -------                            -----------
        10.82(20)   Restated Revolving Credit Agreement dated August 27, 1997, between the Registrant; Citicorp USA, Inc.; Bank of America
                    National Trust and Savings Association; ABN AMRO Bank N.V.;
                    The First National Bank of Boston; Barclays Bank PLC; Morgan
                    Guaranty Trust Company of New York; The Fuji Bank Limited,
                    San Francisco Agency: The Toyo Trust and Banking Co. Ltd.:
                    The Sumitomo Bank, Limited; The Sakura Bank Limited, San
                    Francisco Agency; Banque Nationale de Paris; Bayerische
                    Vereinsbank AG, Los Angeles Agency; The Industrial Bank of
                    Japan, Limited, San Francisco Agency; The Bank of New York;
                    Cariplo -- Cassa Di-Risparmio Delle Provincie Lombade SPA;
                    Corestes Bank NA; The Northern Trust Company, Royal Bank Of
                    Canada, Union Bank of California.
        10.84(20)   Registrant's Non-Qualified Deferred Compensation Plan dated
                    July 1, 1995, as amended and restated effective October 1,
                    1997.
        10.85(16)   Registrant's Section 162 (m) Executive Officer
                    Performance-Based Bonus Plan dated August 9, 1995.
        10.86(15)   First Amendment to Lease Agreement between BNP Leasing
                    Corporation and Registrant, effective as of September 23,
                    1994.
        10.87(20)   The Sun Microsystems, Inc. Equity Compensation Acquisition
                    Plan, as amended.
        10.89(18)   Form of Change of Control Agreement executed by each
                    corporate executive officer of Registrant.
        10.90(18)   Form of Change of Control Agreement executed by Chief
                    Executive Officer of Registrant.
        10.91(18)   Form of Vice President Change of Control Severance Plan.
        10.92(18)   Form of Director -- Level Change of Control Severance Plan.
        10.93(21)   Integrity Arts, Inc. 1996 Stock Option Plan.
        10.94(23)   1997 French Stock Option Plan.
        11(20)      Statement of Computation of Earnings per Share.
        13.0(20)    1997 Annual Report to Stockholders (to be deemed filed only to the extent required by the instructions to exhibits for reports on Form 10-K).
        22.0(20)    Subsidiaries of Registrant.
        23.1        Consent of PricewaterhouseCoopers LLP.
        23.2        Consent of Ernst & Young LLP, independent auditors.
        23.3        Consent of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation (included in Exhibit 5.1).
        23.4        Consent of Gunderson Dettmer Stough Franklin Villeneuve &
                    Hachigian (included in Exhibit 8.1).
        23.5        Consent of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation (included in Exhibit 8.2).
        24.1        Power of Attorney (included on the signature page of this
                    Registration Statement).
        99.1        Form of Proxy for Special Meeting of Stockholders of
                    NetDynamics.

---------------
 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-2897), which became effective March 4, 1986.

 (2) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1987.

 (3) Incorporated by reference to Exhibits 19.1, 19.3 or 19.4, filed as Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 25, 1987.

 (4) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1989.

 (5) Not used.

 (6) Not used.

 (7) Not used.

 (8) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1990.

 (9) Not used.

(10) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991.

(11) Incorporated by reference to Exhibit 4.0 filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 27, 1991.

(12) Incorporated by reference to Exhibit 3 filed as an exhibit to the Registrant's Form 8 Amendment No. 3 to Registration Statement on Form 8-A filed on September 16, 1992.

(13) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1992.

(14) Not used.

(15) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

(16) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

(17) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended October 1, 1995.

(18) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 1996.

(19) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1996.

(20) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

(21) Incorporated by reference to Exhibit 4.1 filed as an exhibit to the Registrant's Registration Statement on Form S-8 (file no. 333-38163) filed with the Securities and Exchange Commission on October 17, 1997.

(22) Incorporated by reference to Exhibits 4.2 and 4.1, respectively, filed as exhibits to the Registrant's Registration Statement on Form S-8, file no. 333-40677, filed with the Securities and Exchange Commission on November 20, 1997.

(23) Incorporated by reference to Exhibit 4.1 filed as an exhibit to the Registrant's Registration Statement on Form S-8, file no. 333-40675, filed with the Securities and Exchange Commission on November 20, 1997.

(24) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.

(25) Incorporated herein by reference to the Registrant's Registration Statement on Form 8-A/A Amendment No. 6 filed on February 13, 1998.

     (b) FINANCIAL STATEMENT SCHEDULES

     None

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
     Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (7) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the

     Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospective pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 21st day of July, 1998.

                                          SUN MICROSYSTEMS, INC.

                                          By:     /s/ SCOTT G. MCNEALY
                                            ------------------------------------
                                            Scott G. McNealy
                                            President and Chief Executive
                                              Officer
                                            (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Scott G. McNealy and Michael E. Lehman, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4 (including any post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ SCOTT G. MCNEALY                   Chairman of the Board of           July 21, 1998
-----------------------------------------------------  Directors, President and Chief
                  Scott G. McNealy                     Executive Officer(Principal
                                                       Executive Officer)

                /s/ MICHAEL E. LEHMAN                  Vice President Corporate           July 21, 1998
-----------------------------------------------------  Resources and Chief Financial
                  Michael E. Lehman                    Officer (Principal Financial
                                                       Officer)

                  /s/ GEORGE REYES                     Vice President and Corporate       July 21, 1998
-----------------------------------------------------  Controller (Principal Accounting
                     George Reyes                      Officer)

                                                       Director
-----------------------------------------------------
                    L. John Doerr

                /s/ ROBERT J. FISHER                   Director                           July 21, 1998
-----------------------------------------------------
                  Robert J. Fisher

                /s/ JUDITH L. ESTRIN                   Director                           July 21, 1998
-----------------------------------------------------
                  Judith L. Estrin

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                                                       Director
-----------------------------------------------------
                    Robert L. Long

                /s/ M. KENNETH OSHMAN                  Director                           July 21, 1998
-----------------------------------------------------
                  M. Kenneth Oshman

                /s/ A. MICHAEL SPENCE                  Director                           July 21, 1998
-----------------------------------------------------
                  A. Michael Spence

                                 EXHIBIT INDEX

                                                                                 SEQUENTIALLY
                                                                                   NUMBERED
         EXHIBIT                           DESCRIPTION                              PAGES
         -------                           -----------                           ------------
         2.1       Agreement and Plan of Reorganization dated as of June 30,
                   1998, among the Registrant, Apollo Acquisition Corp. and
                   NetDynamics, Inc. ("NetDynamics"), as amended (included as
                   Annex I to the Proxy Statement/Prospectus which is a part of this Registration Statement on Form S-4)....................
         3.1(24)   Registrant's Restated Certificate of Incorporation, as
                   amended February 11, 1998...................................
         3.2(24)   Registrant's Bylaws, as amended February 11, 1998...........
         3.3(8)    Certificate of Amendment of the Restated Certificate of
                   Incorporation of Registrant.................................
         3.3(19)   Registrant's Amended and Restated Certificate of
                   Incorporation (as amended to date)..........................
         4.3(25)   Second Amended and Restated Shares Rights Agreement dated as of February 11, 1998........................................
         4.4(11)   Amendment dated as of October 28, 1991 to the First Amended and Restated Common Shares Rights Agreement dated December
                   14, 1990....................................................
         4.5(12)   Second Amendment dated as of August 5, 1992 to the First
                   Amended and Restated Common Shares Rights Agreement dated
                   December 14, 1990...........................................
         4.6(17)   Third Amendment dated as of November 2, 1994 to First
                   Amended and Restated Common Shares Rights Agreement dated
                   December 14, 1990...........................................
         4.7(17)   Fourth Amendment dated as of November 1, 1995 to First
                   Amended and Restated Common Shares Rights Agreement dated
                   December 14, 1990...........................................
         5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                   Corporation regarding the legality of the securities being issued......................................................
         8.1       Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                   Hachigian regarding certain tax matters.....................
         8.2       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                   Corporation regarding certain tax matters...................
        10.1(1)    Technology Transfer Agreement dated February 27, 1982, for the purchase by the Registrant of certain technology for
                   cash, and related Assumption Agreement dated February 27,
                   1982........................................................
        10.3(1)    Form of Founders' Restricted Stock Purchase Agreement.......
        10.8(1)    Registration Rights Agreement dated as of November 26,
                   1984........................................................
        10.8A(1)   Amendment to Registration Rights Agreement..................
        10.9(3)    Registrant's 1982 Stock Option Plan, as amended, and
                   representative forms of Stock Option Agreement..............
        10.10(3)   Registrant's Restricted Stock Plan, as amended, and
                   representative form of Stock Purchase Agreement.............
        10.11(10)  Registrant's 1984 Employee Stock Purchase Plan, as
                   amended.....................................................
        10.21(1)   License Agreement dated July 26, 1983, by and between
                   Registrant and The Regents of the University of
                   California..................................................

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
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                                                                                   NUMBERED
         EXHIBIT                           DESCRIPTION                              PAGES
         -------                           -----------                           ------------
        10.22(1)   Software Agreement effective as of April 1, 1982 by and
                   between Registrant and American Telephone and Telegraph
                   Company, and Supplemental Agreement dated effective as of
                   May 28, 1983................................................
        10.48(3)   Registrant's 1987 Stock Option Plan and representative form of Stock Option Agreement...................................
        10.56(4)   Building Loan Agreement dated May 11, 1989, between Sun
                   Microsystems Properties, Inc. and the Toyo Trust and Banking
                   Company Limited, New York Branch and the related Promissory
                   Note; First Deed of Trust, Assignment of Leases, Rents and
                   Other Income and Security Agreement; Guaranty of Payment;
                   Guaranty of Completion (Sun Microsystems Properties, Inc.);
                   Guaranty of Completion (Sun Microsystems, Inc.; Shortfall
                   Agreement and Indemnity.....................................
        10.64(22)  1988 Directors' Stock Option Plan, as amended on August 13,
                   1997........................................................
        10.65(22)  1990 Employee Stock Purchase Plan, as amended on August 13,
                   1997........................................................
        10.64(8)   Registrant's 1988 Directors' Stock Option Plan and
                   representative form of Stock Option Agreement...............
        10.65(16)  Registrant's 1990 Employee Stock Purchase Plan, as amended on August 9, 1995...........................................
        10.66(15)  Registrant's 1990 Long-Term Equity Incentive Plan, as
                   amended on August 15, 1996..................................
        10.66A(10) Representative form of agreement to Registrant's 1990
                   Long-Term Equity Incentive Plan.............................
        10.73(10)  Representative form of letter dated June 25, 1991 between the Registrant and the insurance companies who are parties to the Note and Warrant Purchase Agreements dated September
                   16, 1986 and December 15, 1989..............................
        10.74(10)  Software Distribution Agreement dated January 28, 1991 by and between the Registrant and UNIX Systems Laboratories,
                   Inc. .......................................................
        10.77(14)  Lease Agreement between BNP Leasing Corporation and
                   Registrant, effective as of September 25, 1992..............
        10.82(20)  Restated Revolving Credit Agreement dated August 27, 1997, between the Registrant; Citicorp USA, Inc.; Bank of America
                   National Trust and Savings Association; ABN AMRO Bank N.V.;
                   The First National Bank of Boston; Barclays Bank PLC; Morgan
                   Guaranty Trust Company of New York; The Fuji Bank Limited,
                   San Francisco Agency: The Toyo Trust and Banking Co. Ltd.:
                   The Sumitomo Bank, Limited; The Sakura Bank Limited, San
                   Francisco Agency; Banque Nationale de Paris; Bayerische
                   Vereinsbank AG, Los Angeles Agency; The Industrial Bank of
                   Japan, Limited, San Francisco Agency; The Bank of New York;
                   Cariplo -- Cassa Di-Risparmio Delle Provincie Lombade SPA;
                   Corestes Bank NA; The Northern Trust Company, Royal Bank Of
                   Canada, Union Bank of California............................
        10.84(20)  Registrant's Non-Qualified Deferred Compensation Plan dated
                   July 1, 1995, as amended and restated effective October 1,
                   1997........................................................
        10.85(16)  Registrant's Section 162 (m) Executive Officer
                   Performance-Based Bonus Plan dated August 9, 1995...........

                                                                                 SEQUENTIALLY
                                                                                   NUMBERED
         EXHIBIT                           DESCRIPTION                              PAGES
         -------                           -----------                           ------------
        10.86(15)  First Amendment to Lease Agreement between BNP Leasing
                   Corporation and Registrant, effective as of September 23,
                   1994........................................................
        10.87(20)  The Sun Microsystems, Inc. Equity Compensation Acquisition
                   Plan, as amended............................................
        10.89(18)  Form of Change of Control Agreement executed by each corporate executive officer of Registrant...................
        10.90(18)  Form of Change of Control Agreement executed by Chief
                   Executive Officer of Registrant.............................
        10.91(18)  Form of Vice President Change of Control Severance Plan.....
        10.92(18)  Form of Director -- Level Change of Control Severance
                   Plan........................................................
        10.93(21)  Integrity Arts, Inc. 1996 Stock Option Plan.................
        10.94(23)  1997 French Stock Option Plan...............................
        11(20)     Statement of Computation of Earnings per Share..............
        13.0(20)   1997 Annual Report to Stockholders (to be deemed filed only to the extent required by the instructions to exhibits for reports on
                   Form 10-K)..................................................
        22.0(20)   Subsidiaries of Registrant..................................
        23.1       Consent of PricewaterhouseCoopers LLP.......................
        23.2       Consent of Ernst & Young LLP, independent auditors..........
        23.3       Consent of Wilson Sonsini Goodrich & Rosati, Professional
                   Corporation (included in Exhibit 5.1).......................
        23.4       Consent of Gunderson Dettmer Stough Franklin Villeneuve &
                   Hachigian (included in Exhibit 8.1).........................
        23.5       Consent of Wilson Sonsini Goodrich & Rosati, Professional
                   Corporation (included in Exhibit 8.2).......................
        24.1       Power of Attorney (included on the signature page of this
                   Registration Statement).....................................
        99.1       Form of Proxy for Special Meeting of Stockholders of
                   NetDynamics.................................................

---------------
 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 33-2897), which became effective March 4, 1986.

 (2) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1987.

 (3) Incorporated by reference to Exhibits 19.1, 19.3 or 19.4, filed as Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 25, 1987.

 (4) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1989.

 (5) Not used.

 (6) Not used.

 (7) Not used.

 (8) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1990.

 (9) Not used

(10) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991.

(11) Incorporated by reference to Exhibit 4.0 filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 27, 1991.

(12) Incorporated by reference to Exhibit 3 filed as an exhibit to the Registrant's Form 8 Amendment No. 3 to Registration Statement on Form 8-A filed on September 16, 1992.

(13) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1992.

(14) Not used.

(15) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

(16) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

(17) Incorporated by reference to identically numbered exhibits filed as exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended October 1, 1995.

(18) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 1996.

(19) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1996.

(20) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

(21) Incorporated by reference to Exhibit 4.1 filed as an exhibit to the Registrant's Registration Statement on Form S-8 (file no. 333-38163) filed with the Securities and Exchange Commission on October 17, 1997.

(22) Incorporated by reference to Exhibits 4.2 and 4.1, respectively, filed as exhibits to the Registrant's Registration Statement on Form S-8, file no. 333-40677, filed with the Securities and Exchange Commission on November 20, 1997.

(23) Incorporated by reference to Exhibit 4.1 filed as an exhibit to the Re gistrant's Registration Statement on Form S-8, file no. 333-40675, filed with the Securities and Exchange Commission on November 20, 1997.

(24) Incorporated by reference to identically numbered exhibits filed as exhibits to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.

(25) Incorporated herein by reference to the Registrant's Registration Statement on Form 8-A/A Amendment No. 6 filed on February 13, 1998.